AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2006

REGISTRATION NO. 333-131468

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment

No. 1

on

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRI-S SECURITY CORPORATION

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	7381 (Primary Standard Industrial Classification Code Number)	30-0016962 (I.R.S. Employer Identification Number)

Tri-S Security Corporation

Royal Centre One

11675 Great Oaks Way, Suite 120

Alpharetta, Georgia 30022

(678) 808-1540

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald G. Farrell

Chairman of the Board

and Chief Executive Officer

Royal Centre One

11675 Great Oaks Way, Suite 120

Alpharetta, Georgia 30022

(678) 808-1540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Alan C. Leet, Esq.

Robert C. Hussle, Esq.

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

(404) 522-4700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.001 per share	2,930,184 shares	$4.08	$11,955,150.72	$1,279.20

(1)             This registration statement also covers and indeterminate number of shares of the registrant’s common stock that may be issuable by reason of stock splits, stock dividends or other adjustments under certain conditions in accordance with Rule 416 of the Securities Act of 1933, as amended.

(2)             Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on January 31, 2006, on The Nasdaq SmallCap Market.

(3) Previously paid with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES OFFERED HEREBY UNTIL THE REGISTRATION STATEMENT TRI-S SECURITY CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued February 9, 2006

2,930,184 SHARES

TRI-S SECURITY CORPORATION

COMMON STOCK

This prospectus covers the sale of up to 2,930,184 shares of common stock of Tri-S Security Corporation (“Tri-S”, the “Company” or “we”) by the selling shareholders identified in this prospectus under “Selling Shareholders.”  We will not receive any proceeds from the sale of the shares by any selling shareholder. We agreed to bear all expenses of registration of the common stock offered hereby under Federal and state securities laws.

Our common stock is listed on The Nasdaq SmallCap Market under the symbol “TRIS.” The last reported sale price of the common stock as reported on The Nasdaq SmallCap Market on January 30, 2006 was $4.15 per share.

The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 7 for certain factors relating to an investment in the shares of common stock offered hereby.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [        ], 2006.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. This summary may not contain all the information you should consider before purchasing the shares of common stock offered hereby. We urge you to read this entire prospectus carefully.

About Tri-S Security Corporation

Tri-S is an aggregator of elite guard services companies. Through our two direct, wholly-owned subsidiaries, Paragon Systems, Inc. (“Paragon Systems”), and The Cornwall Group, Inc. (“Cornwall”), we provide security services to government agencies and the private sector. Our services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. Our government customers include local, state and Federal government agencies. Our private sector customers include commercial customers, such as universities, public school systems, corporate complexes and hospitals, and residential customers, such as condominiums, high-end apartments and high-security homes.

We strive to provide cost-effective solutions to ensure the safety and security of the assets and personnel of our customers and to continually improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior security services with the highest degree of integrity and responsiveness.

In addition to our core business of providing security services, we have a non-core business interest of providing logistics services. Through Paragon Systems, we own a 10% equity interest in Army Fleet Support, LLC (“Army Fleet Support” or the “joint venture”), which provides logistics support for U.S. Army aviation training at Fort Rucker, Alabama.

We were incorporated in Georgia in October 2001 under the name “Diversified Security Corporation” and changed our name to “Tri-S Security Corporation” in August 2004. We were formed for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. Our acquisition strategy involves the acquisition and integration of complementary businesses in order to increase our density within certain geographic areas, capture market share in the markets in which we operate and improve our profitability. We intend to pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry. We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

We made our first acquisition on February 27, 2004, when we acquired all of the outstanding capital stock of Paragon Systems, a contract guard services and logistics provider, for a purchase price of approximately $16,000,000 (the “Paragon Acquisition”). See “Business.”

On February 8, 2005, pursuant to an Exchange and Recapitalization Agreement between Tri-S and all the holders of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and all holders of rights to acquire our common stock (the “Exchange and Recapitalization Agreement”), we effected an exchange and recapitalization of our outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to acquire our common stock. Pursuant to the Exchange and Recapitalization Agreement, all of our outstanding

(i) common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was exchanged for an aggregate of 1,200,000 shares of common stock and (ii) rights to acquire our common stock were exchanged for rights to purchase an aggregate of 113,269 shares of common stock (together, the “Exchange and Recapitalization”).

On February 9, 2005, we commenced an underwritten initial public offering of 1,800,000 units (plus an additional 270,000 units upon exercise of the underwriters’ over-allotment option), with each unit consisting of one share of common stock and a warrant to purchase one share of common stock (referred to in this prospectus as a “publicly-traded warrant”), at an initial offering price per unit of $6.00 (the “Initial Public Offering”). In connection with the Initial Public Offering, our units commenced trading on The Nasdaq SmallCap Stock Market under the symbol “TRISU” on February 9, 2005. The Initial Public Offering closed with respect to the initial 1,800,000 units on February 14, 2005 and with respect to the additional 270,000 units on March 17, 2005. The units separated and ceased trading as units on April 9, 2005, and the common stock and publicly-traded warrants commenced trading separately on The Nasdaq SmallCap Market on April 11, 2005 under the symbols “TRIS” and “TRISW,” respectively.

We made our second acquisition on October 18, 2005, when we acquired all of the outstanding capital stock of Cornwall, a provider of security and investigative services, including armed and unarmed uniform guards, video and alarm monitoring, alarm installation, and GPS monitoring, to government and private sector customers in the Miami, Florida area, for a total purchase price of $13.5 million (the “Cornwall Acquisition”). See “Recent Developments” and “Business”.

Our principal executive offices are located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022. Our telephone number at that address is (678) 808-1540. In this prospectus, “we”, “us” and “our” refer to Tri-S Security Corporation and our wholly-owned subsidiaries, and not to the selling shareholders or to any other person.

The Offering and This Prospectus

This prospectus covers the resale of up to 2,93,0184 shares of common stock by the selling shareholders identified in this prospectus under “Selling Shareholders.”  We will not receive any proceeds from the resale of shares by any selling shareholder. See “Use of Proceeds.”  We have agreed to bear all expenses of registration of the common stock offered by this prospectus.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with, or incorporated by reference into, the registration statement. Before making an investment decision with respect to the common stock, you should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with, or incorporated by reference into, the registration statement, and the additional information described under “Where You can Find More Information.”

Risk Factors

See “Risk Factors” beginning on page 7 for a discussion of certain factors that you should consider before you make any investment decision with respect to the common stock.

Recent Developments

Private Placement

In September and October 2005, we issued 10% Callable, Convertible Promissory Notes with an aggregate principal amount of $8,015,000 (the “Notes”) and warrants to purchase 834,890 shares of common stock (the “Investor Warrants”) in a private placement financing (the “Private Placement”). In connection with the Private Placement, we also issued warrants to purchase 250,468 shares of common stock to our placement agent and such agent’s employees (the “Broker Warrants”).

The Notes, Investor Warrants and Broker Warrants were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act. We agreed to register the resale of the shares of common stock issuable upon conversion of the Notes  and exercise of the Investor Warrants and Broker Warrants, and this prospectus forms a part of the registration statement we have filed with the SEC to register such shares, among others. See “Recent Developments—Private Placement.”

Entry into Credit Agreement

On October 18, 2005, we entered into a Credit Agreement with LSQ Funding Group, L.C. (“LSQ”) and BRE LLC, our primary lenders (“BRE” and, together with LSQ, the “Lenders”), which we amended on December 31, 2005 (as so amended, the “Credit Agreement”), pursuant to which we borrowed $1,650,000 under a term loan with a maturity date of October 1, 2007 and $3,500,000 under a term loan with a maturity date of October 1, 2009 (referred to in this prospectus as the “term loans”). Also pursuant to the Credit Agreement, we entered into a Factoring and Security Agreement with the Lenders, under which the Lenders will purchase from us from time to time certain accounts receivable at a discount and provide us with a professional accounts receivable management service for a funds usage fee on the funds advanced on the outstanding accounts receivable purchased (referred to in this prospectus as the “factoring facility”). The factoring facility has a $12,000,000 initial purchase limit and a four-year term which will automatically renew unless we  provide notice of our intent to terminate. Our obligations, indebtedness and liabilities to the Lenders, whether currently existing or subsequently arising, are secured by a lien on substantially all our assets and a lien on all of the outstanding capital stock of Paragon Systems. The lien on the capital stock of Paragon Systems is subject to the prior interest of the former shareholders of Paragon Systems, to whom we have pledged 40% of the outstanding capital stock of Paragon Systems to secure our payment obligations with respect to the Series C Redeemable Preferred Stock.

Pursuant to the Credit Agreement, we must pay the Lenders a fee in the amount of $250,000 no later than April 18, 2006. We may satisfy our obligation to pay the fee to the Lenders by delivering to the Lenders warrants to purchase 175,000 shares of common stock, subject to customary anti-dilution adjustments (the “Lender Warrants”). We agreed to register the resale of the shares of common stock issuable upon exercise of the Lender Warrants, and this prospectus forms a part of the registration statement we have filed with the SEC to register such shares, among others. See “Recent Developments—Entry into Credit Agreement.”

Acquisition of The Cornwall Group, Inc.

On October 18, 2005, we acquired all of the outstanding capital stock of Cornwall from its shareholders, for a purchase price of $13,500,000. Cornwall, through its subsidiaries, is engaged in the business of providing a full range of security and investigative services, including armed and unarmed uniform guards, video and alarm monitoring, alarm installation, and GPS monitoring, to governmental and private sector customers in the Miami, Florida area. See “Recent Developments—Acquisition of The Cornwall, Group, Inc.”

Summary Historical and Pro Forma Financial Information

The following table sets forth our summary historical and unaudited pro forma consolidated financial information for the periods ended and the dates indicated. We derived the summary historical and unaudited pro forma consolidated financial information from our audited financial statements and from information included elsewhere in this prospectus.

The accompanying historical and pro forma financial table presents the (i) historical financial information of Paragon Systems as the “Predecessor Company” for periods prior to the Paragon Acquisition and the financial information of Tri-S as the “Successor Company” for periods prior to the Paragon Acquisition and consolidated with Paragon Systems for the nine months ended September 30, 2004, the year ended December 31, 2004 and the nine months ended September 30, 2005; and (ii) the pro forma information for Tri-S consolidated with Cornwall for the year ended December 31, 2004 and the nine months ended September 30, 2005. The pro forma information is derived from the audited and unaudited financial statements of Tri-S and Cornwall and is determined by (a) the mathematical combination of the results of operations for Tri-S and Cornwall for the relevant periods; and (b) the financing transactions and purchase accounting adjustments related to the Cornwall Acquisition.

The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma tax and pro forma income per share are presented for the periods presented as the Predecessor Company. The necessary adjustments include only taxes at a statutory rate of 38% for each period presented. The pro forma income per share calculation of the Predecessor Company operations is based on the weighted average number of common shares outstanding of Tri-S, which acquired the Predecessor Company in February 2004.

Tri-S was incorporated during the fourth quarter of 2001. For purposes of calculating the weighted average shares outstanding for the pro forma income per share calculation for the year ended December 31, 2001 and prior years, we assumed that Tri-S was incorporated on January 1, 1999. Pro forma income per share information also includes the effects of the Exchange and Recapitalization discussed elsewhere in this prospectus.

The following summary historical and unaudited pro forma consolidated financial information should be read in conjunction with “Selected Consolidated Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Statements” and our historical consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Tri-S Security Corporation Summary Historical and Pro Forma Financial Information

	Predecessor Basis
	Paragon Systems, Inc.
	Year Ended December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Jan. 1, 2004 to Feb. 27, 2004
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$5,691	$7,698	$16,491	$21,364	$29,395	$4,705
Direct labor	2,023	3,076	9,092	11,983	16,070	2,481
% of revenues	35.55%	39.96%	55.13%	56.09%	54.67%	52.73%
Indirect labor and other contract support costs	2,442	3,417	6,000	7,615	11,151	2,113
% of revenues	42.91%	44.39%	36.38%	35.64%	37.94%	44.91%
Selling, general and administrative expenses	588	652	896	1,179	1,466	230
% of revenues	10.33%	8.47%	5.43%	5.52%	4.99%	4.89%
Amortization of intangible assets	—	—	—	—	—	—
Operating income (loss)	638	553	503	587	708	(119)
% of revenues	11.2%	7.2%	3.1%	2.7%	2.4%	(2.5)%
Depreciation and amortization expense	50	62	88	68	175	28
Interest income	—	—	28	23	12	—
Interest expense	(8)	(14)	(11)	(7)	(30)	(11)
Interest on redeemable preferred stock	—	—	—	—	—	—
Income (loss) before taxes	630	539	520	603	690	(130)
Pro forma income tax expense (benefit)	239	205	198	229	262	(49)
Pro forma net (loss) income	391	334	322	374	428	(81)
Pro forma basic net income (loss) per common share	0.48	0.41	0.40	0.46	0.52	(0.10)
Pro forma diluted net income (loss) per common share	0.48	0.41	0.40	0.40	0.39	(0.10)
Balance Sheet Data at Period End:
Cash	$127	$239	$647	$877	$846	$275
Current assets	2,124	3,005	5,003	5,911	5,713	6,803
Total assets	2,237	3,201	5,147	6,114	6,883	7,230
Long term obligations	—	—	—	—	185	175
Total liabilities	782	1,207	2,760	3,124	3,243	3,720
Stockholder’s equity	1,455	1,994	2,387	2,990	3,640	3,510
Other Data:
Capital expenditures	$58	$147	$36	$127	$427	$—
Number of Federal contracts in place	6	7	10	13	12	12

Tri-S Security Corporation Summary Historical and Pro Forma Financial Information

Successor Basis
	Tri-S Security Corporation			Tri-S Security Corporation and Subsidiary Consolidated	Actual		Combined Pro Forma Statement of Operations
	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Nine Months Ended September 30, 2004 Consolidated	Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
(In thousands, except per share data)
Statement of Operations Data:

Revenues	$—	$—	$—	$17,728	$25,425	$23,787	$64,610	$52,672
Direct labor	—	—	—	9,506	13,810	12,741	45,319	36,423
% of revenues				53.6%	54.3%	53.6%	70.1%	69.2%
Indirect labor and other contract support costs	—	—	—	6,792	10,521	9,574	10,521	9,574
% of revenues				38.3%	41.4%	40.2%	16.3%	18.2%
Selling, general and administrative expenses	100	216	347	1,097	1,653	2,551	8,265	7,596
% of revenues				6.2%	6.5%	10.7%	12.8%	14.4%
Amortization of intangible assets	—	—	—	252	462	206	1,882	1,271
Operating income (loss)	(100)	(216)	(347)	81	(1,021)	(1,285)	(1,377)	(2,192)
% of revenues				0.5%	(4.0)%	(5.4)%	(21)%	(4.2)%
Income from investment in Joint Venture					1,637	1,451	1,637	1,451
Interest income	—	—	—	3	3	35	6	35
Interest expense	—	—	—	(1,018)	(1,380)	(543)	(3,458)	(2,167)
Interest on redeemable preferred stock	—	—	—	(175)	(250)	(225)	(250)	(225)
Income (loss) before taxes	(100)	(216)	(347)	(1,109)	(1,011)	(567)	(3,442)	(3,091)
Pro forma income tax expense (benefit)	(38)	(82)	(130)	(424)
Income tax expense					(384)	(215)	(384)	(382)
Pro forma net income (loss)	(62)	(134)	(217)	(685)
Net income					(627)	(352)	(3,058)	(2,709)
Pro forma basic net income (loss) per common share	(0.08)	(0.16)	(0.26)	(0.83)
Basic net income (loss) per common share					(0.76)	(0.11)	(3.69)	(0.84)
Pro forma diluted net income (loss) per common share	(0.08)	(0.16)	(0.26)	(0.83)
Diluted net income (loss) per common share					(0.76)	(0.11)	(3.69)	(0.84)
Balance Sheet Data at Period End:
Cash	$—	$93	$102	$310	$313	$2,430	N/A	$—
Current assets	—	93	102	5,030	6,636	8,750	N/A	12,045
Total assets	—	213	362	21,007	24,618	27,092	N/A	43,324
Long term obligations	—	—	—	8,563	10,446	11,632	N/A	22,144
Total liabilities	—	2	3	21,333	24,886	17,084	N/A	31,941
Stockholder's equity	—	211	359	(326)	(268)	10,008	N/A	11,383

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision with respect to the common stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, results of operation and financial condition could be materially and adversely affected by any of these risks. The market value of the common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Relating to Our Indebtedness

We have substantial debt.

As of September 30, 2005, on a pro forma basis after giving effect to the Cornwall Acquisition, the Private Placement and the transactions pursuant to our Credit Agreement, we had approximately $18.4 million of outstanding debt (excluding obligations to trade creditors). We may incur substantial additional debt in the future, including additional debt under our factoring facility. As of September 30, 2005, on a pro forma basis after giving effect to Cornwall Acquisition, the Private Placement and the transactions pursuant to our Credit Agreement, we would have had $0.5 million of unused borrowing availability under our factoring facility. It may be difficult for us to satisfy our payment obligations. Our considerable indebtedness could have important consequences to you, including, but not limited to, the following:

•       our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•       we must use a substantial portion of our cash flow from operations to make debt service payments on the term loans, Notes and factoring facility, which will reduce the funds available to us for other purposes such as working capital, capital expenditures and acquisitions;

•       we are exposed to fluctuations in interest rates because our factoring facility and term loans have variable rates of interest;

•       we may have more debt than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•       we are more vulnerable to general economic downturns and adverse developments in our business.

We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our payment obligations, which actions may not be successful.

Our ability to make scheduled debt service depends on our financial and operating performance, which is subject to prevailing economic and competitive industry conditions and to certain financial, business and other factors beyond our control. These factors include, but are not limited to:

•       interest rates and general economic conditions;

•       competitive conditions in our industry;

•       operating difficulties, operating costs or pricing pressures that we may experience;

•       passage of legislation or other regulatory developments that affect us adversely; and

•       delays or difficulties in implementing our business strategies.

We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to make our scheduled debt service payments or otherwise satisfy indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital, sell assets or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service payments. If our cash flows and capital resources are insufficient to fund our debt service obligation, then we could face substantial liquidity problems and might be required to scale back our operations or dispose of material assets to meet our debt service obligations. Our Credit Agreement restricts our ability to dispose of our assets and, except under certain circumstances, requires that all proceeds from any such disposition be used to reduce our obligations under the Credit Agreement. Even if we are able to dispose of certain assets, we may not be able to make such dispositions at prices that we believe are fair or use the proceeds from such dispositions to make payments on our indebtedness, other than under the Credit Agreement.

Our Credit Agreement imposes significant restrictions on us, which may prevent us from capitalizing on business opportunities and taking certain corporate actions.

The Credit Agreement imposes significant operating and financial restrictions on us. These restrictions limit our ability to:

•       incur or guarantee additional indebtedness;

•       pay dividends and make distributions;

•       make certain investments;

•       repurchase stock;

•       incur liens;

•       enter into certain transactions with affiliates;

•       enter into sale and leaseback transactions;

•       merge or consolidate; and

•       transfer or sell assets.

These covenants may adversely affect our ability to finance our future operations or capital needs, pursue available business opportunities or take certain corporate actions.

Risks Relating to Our Industry and Business

We depend on the factoring facility to meet our cash flow needs, which reduces our profit margin.

Pursuant to our factor facility, the Lenders from time to time purchase certain accounts receivable from us at a discount of 0.7% with a funds usage fee of prime plus 1.0% on the outstanding funds advanced on the accounts receivable purchased. This discount and usage fee reduces our profit margins. We cannot, however, cease factoring our receivables because the funds provided by the Lenders are necessary to satisfy our cash flow needs. In fact, we generally utilize the factoring facility to the maximum extent permitted by the Lenders which historically has allowed us to factor substantially all of our accounts receivable. During the nine months ended September 30, 2005, we have borrowed approximately $22.3 million, repaid approximately $24.1 million and owe at September 30, 2005 approximately $1.7 million. We believe that if our factoring facility with the Lenders were to terminate, then we would need to obtain a new factoring facility. Our obligations to the Lenders are secured by a lien on all of our assets; consequently, if we are liquidated, then there may not be any assets available for distribution to shareholders or creditors other than the Lenders.

Our service contracts often provide for fixed hourly bill rates or permit limited fee adjustments, and our business, financial condition and results of operations will be materially and adversely affected if increases in our costs cannot be charged to our customers.

Our largest expenses are payroll, payroll taxes and employee related benefits. Most of our service contracts provide for a fixed hourly bill rate and some of our service contracts provide for payments of either fixed fees or fees that increase by only small amounts during the terms of such service contracts or not at all. Competitive pressures also may prevent us from raising our fees or hourly bill rates when contracts are renewed. If, due to inflation or other causes, including increases in statutory payroll taxes, we must increase the wages, salaries and related taxes and benefits of our employees at rates faster than we can increase the fees charged under our service contracts, then our profitability will be adversely affected.

If we lose our executive officers or operation employees, our operations could be materially and adversely affected.

Our success is dependent to a significant extent upon the continuing efforts, abilities and business generation capabilities of our executive officers and senior operation employees. We have programs in place to motivate, reward and retain our executive officers and senior operation employees, including cash bonus and equity incentive plans. However, the loss or unavailability of any of our executive officers or senior operation employees could harm our ability to properly service or retain existing clients or operate new businesses. Our success and plans for future growth will also depend on our ability to hire and retain our executive officers and senior operation employees.

If we are unable to attract, retain and manage security guards and administrative staff, then our business, financial condition and results of operation will be materially affected.

Our business involves the labor-intensive delivery of contract security services. We derive our revenues largely from contract security guard services performed by our security guards. Our future performance depends in large part upon our ability to attract, develop, motivate and retain skilled security guards and administrative staff. Qualified security guards and administrative staff are in demand, particularly after the terrorist activity of September 11, 2001, and there is significant competition for these individuals from other security firms, government agencies and other similar enterprises. As a result, we may not be able to attract and retain sufficient numbers of these qualified individuals in the future, which may adversely affect our business.

Turnover of contract security guards is significant. The loss of the services of, or the failure to recruit, a significant number of skilled security guards and administrative staff would have a materially adverse affect on our business, financial condition and results of operations, including our ability to secure and complete service contracts. Furthermore, if we do not successfully manage our existing security guards and administrative staff, we may not be able to achieve the anticipated billing rates, engagement quality, level of overtime and other performance measures that are important to our business, financial condition and results of operations.

Organized labor action or occupational health and safety laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Our industry has been the subject of campaigns to increase the number of unionized employees. Although we believe that our relationships with our employees are good, we cannot provide you with any assurances that organized labor action at one or more of our facilities will not occur, or that any such activities, or any other labor difficulties at our facilities or the facilities of any of our customers, would not materially affect our business, financial condition and results of operations.

In addition, we are subject to, among other laws and regulations, comprehensive U.S. occupational health and safety laws and regulations. Such laws and regulations may become more stringent and result in necessary modifications to our current practices and facilities that could force us to incur additional costs that could materially affect our business, financial conditions and results of operations.

If we cannot successfully compete with new or existing security service providers, then our business, results of operations and financial condition will be adversely affected.

The contract security guard services industry is intensely competitive. We directly compete with companies that are national and international in scope and some of our competitors have significantly greater personnel, financial, technical and marketing resources than we do, generate greater revenues than we do and have greater name recognition than we do. The recent trend toward consolidation in our industry will likely lead to increased competition from these companies. We also compete with smaller local and regional companies that may have better knowledge of the local conditions in their regions, are better known locally and are better able to gain customers in their regions. There are relatively low barriers to entry into the contract security services industry, and we have faced and expect to continue to face additional competition from new entrants into the contract security officer services industry. In addition, some of our competitors may be willing to provide services at lower prices, accept a lower profit margin or expend more capital in order to obtain or retain business. If we cannot successfully compete with new or existing security service providers, then our business, financial condition and results of operations will be adversely affected.

Changes in available security technology may have an adverse effect on our business, results of operations and financial condition.

Our business involves the labor intensive delivery of contract security services performed by our security guards. Changes in technologies that provide alternatives to security guard services or that decrease the number of security guards required to effectively perform their services may decrease our customers’ demand for our security guard services. In addition, if such technologies become available for use in the industry, these technologies may be proprietary in nature and not be available for use by us in servicing our customers. Even if these technologies are available for use by us, we may not be able to successfully integrate such technologies into our business model or may be less successful in doing so than our competitors or new entrants in the industry. A decrease in demand for our security guard services or our inability to effectively utilize such technologies may adversely affect our business, financial condition and results of operations.

The security services we provide may subject us to liability for substantial damages not covered by insurance which could have a material adverse affect on our business, financial condition and results of operations.

We provide security services at various customer locations. We may be held liable for the negligent acts or misconduct of our security guards or other employees performed while on duty and in the course and scope of their employment. We experience a significant volume of claims and litigation asserting that we are liable for damages as a result of the conduct of our security guards or other employees. We may from time to time be subject to claims that our security guards have physically or emotionally harmed individuals in the course of providing these services, or members of the public may be otherwise injured by events occurring on client premises, including events that are not under the immediate control of our security officers. Individuals may bring personal injury lawsuits against us seeking substantial damages based on alleged negligence or other theories of liability in our provision of security services, including with respect to injuries not directly caused by, or within the control of, our security officers. Under principles of common law, we can generally be held liable for wrongful acts or omissions to act of our agents or employees during the course, and within the scope, of their agency or employment with us.

In many cases, our security service contracts also require us to indemnify our clients or may otherwise subject us to additional liability for events occurring on client premises. In addition, some states have adopted statutes that make us responsible for the conduct of our agents and employees. While we maintain insurance programs that provide coverage for certain liability risks, including personal injury, death and property damage, the laws of many states limit or prohibit insurance coverage for punitive damages arising from willful or grossly negligent conduct. Consequently, insurance may not be adequate to cover all potential claims or damages. If a plaintiff brings a successful claim against us for punitive damages in excess of our insurance coverage, then we could incur substantial liabilities which would have a material adverse affect on our business, results of operations and financial condition.

Terrorist activity at locations where we provide security services could have a material adverse effect on our business by subjecting us to liability. Whether or not terrorist activity occurs at a client location, our insurance costs could increase, and we could be required to comply with more burdensome regulations.

If any locations where we provide security related services are attacked by terrorists, then liabilities resulting from such attacks may not be covered by insurance and could have a material adverse effect on our business, financial condition and results of operations by requiring us to incur additional personnel costs as a result of compliance with expanded security rules and regulations. In addition, terrorist attacks that do not directly involve locations serviced by us could have a material impact on us by increasing our insurance coverage costs or making insurance coverage unavailable altogether.

We may be unable to obtain liability insurance at a reasonable cost, which would increase our exposure to catastrophic claims.

Insurance premiums have increased substantially since the terrorist attacks on September 11, 2001. If certain coverages are unavailable at premiums deemed reasonable by management, then our exposure for catastrophic claims would be increased.

We are subject to government regulation, and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.

We are subject to a large number of city, county and state occupational licensing laws and regulations that apply to security officers. Most states have laws, or legislation pending, requiring qualification, training and registration of security officers, regulating the use of identification cards, badges and uniforms and imposing minimum bond surety or insurance standards. Any liability we may have from our failure to comply with these regulations may materially and adversely affect our business by restricting our operations and subjecting us to substantial penalties. In addition, our current and future operations may be subject to additional regulation as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted.

We may not be successful in identifying suitable acquisition opportunities, and, if we do identify such opportunities, then we may not be able to obtain acceptable financing for the acquisition, reach agreeable terms with acquisition targets or successfully integrate acquired businesses.

An element of our growth strategy is the acquisition and integration of complementary businesses in order to increase our density within certain geographic areas, capture market share in the markets in which we operate and improve our profitability. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities, obtain financing on acceptable terms or reach mutually agreeable terms with acquisition targets. In addition, to the extent that consolidation becomes more prevalent in our industry, the prices for suitable acquisition targets may increase to unacceptable levels thereby limiting our ability to grow.

Our growth through selective acquisitions may place significant demands on our management, operational and financial resources. Acquisitions involve numerous risks, including the diversion of our management’s attention from other business concerns, the possibility that current operating and financial systems and controls may be inadequate to deal with our growth, and the potential loss of key employees.

We also may encounter difficulties in integrating any businesses we may acquire with our existing operations. The success of these transactions depends on our ability to:

•       successfully merge corporate cultures and operational and financial systems;

•       integrate and retain the customer base of the acquired business;

•       realize cost reduction synergies, including those cost reduction synergies that we expect to realize; and

•       as necessary, retain key management members and technical personnel of acquired companies.

If we fail to integrate acquired businesses successfully or to manage our growth, it could have a material adverse effect on our business. Further, we may be unable to maintain or enhance the profitability of any acquired business, consolidate its operations to achieve cost savings, or maintain or renew any of its contracts.

In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on any company that we may acquire, or have recently acquired. Also, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. Any of our rights to indemnification from sellers to us, even if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

We may not have, or be able to obtain, sufficient capital to pursue our acquisition strategy.

Our acquisition strategy will require substantial capital. Such capital may be obtained by borrowings under credit facilities, through the issuance of long-term or short-term indebtedness or through the issuance of equity securities in private or public transactions. Our Credit Agreement restricts our ability to incur additional debt without the approval of the Lenders. If we are able to incur additional debt to pursue our acquisition strategy, then our interest expense will increase. Furthermore, we may not be able to obtain financing for future acquisitions on suitable terms, if at all.

In addition, executing our acquisition strategy may be more expensive than we anticipate because the purchase price for acquisition targets may increase due to mergers and other transactions recently completed in the security industry, and the growing interest in future mergers and consolidations. If the purchase price for acquisition targets we find appealing increases, then we will need more capital than we anticipate to execute our acquisition strategy, or we may not be able to execute our acquisition strategy at all.

We may not be able to obtain additional financing that may be necessary to fund our operations.

In order to fund our operations and increase revenues, additional financing may be required, which additional financing may not be available to us on commercially reasonable terms, if at all. We may not be successful in raising additional capital, and the proceeds of any future financings may not be sufficient to meet our future capital needs. We may need to seek additional financing sooner than we anticipate as a result of any of changes in operating plans, lower than anticipated sales, or increased operating costs.

Compliance with the corporate governance requirements to which we are subject as a public company will cause us to incur significant costs, and the failure to comply with such requirements will expose us to investigations and sanctions by regulatory authorities.

We face corporate governance requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and The Nasdaq Stock Market, Inc. (the “Nasdaq”). In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2006 pursuant to Section 404 of Sarbanes-Oxley. Although we believe we have adequate internal control procedures in place, we are in the process of evaluating our internal controls systems in order (i) to allow management to report on, and our independent auditors to attest to, our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to help ensure that we will be able to comply with the other provisions of Section 404 of Sarbanes-Oxley. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or otherwise achieve adequate compliance with such requirements, then we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or Nasdaq. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including the common stock. In addition, we expect that these laws, rules and regulations will increase our legal and financial compliance costs and make certain corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to maintain director and officer liability insurance.

If our professional reputation is harmed, then we will have difficulty obtaining new customers and retaining existing customers, either of which would adversely affect our revenues.

We depend upon our reputation and the individual reputations of our senior professionals to obtain new customers and retain existing customers. Any factor that diminishes our reputation or the individual reputations of our senior professionals, including an ineffective response to terrorist activity or breach of security at any location we service, will make it more difficult for us to compete successfully for new customers or to retain existing customers and, therefore, would adversely affect our revenues.

Economic downturns or recessions may dampen the demand for our services, which will reduce our revenues.

During economic declines, some decisions to implement security programs and install systems may be deferred or cancelled. In other cases, customers may increase their purchases of security systems because they fear more inventory shrinkage and theft will occur due to increasing economic need. We are not able accurately to predict to what extent an economic slowdown will decrease the demand for our services. If demand for our services decreases, then our revenues will decline.

Risks Related to Government Contracting

We derive a significant portion of our revenue from Federal government contracts which the government may terminate at any time or determine not to extend after their scheduled expiration. If we are unable to replace any contract which is not extended or is terminated, then our revenues will decline.

We derive approximately 46% of our consolidated revenue from contracts with the Federal government. Federal government contracts typically span one or more base years and one or more option years. The option periods may cover more than half of the contract’s potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government customer to terminate the contract for its convenience, as well as for our default. A decision by a government agency not to exercise option periods or to terminate contracts could result in significant revenue shortfalls.

If the government terminates a contract for convenience, then we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. We cannot recover anticipated profit on terminated work. If the government terminates a contract for default, then we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. We cannot predict if the government will terminate or choose not to extend our Federal government contracts. The government has never terminated any of our contracts; however, it may do so at any time.

Because we have a highly concentrated customer base, the loss of any of our Federal government customers could have a significant effect on our revenues.

We derive approximately 46% of our consolidated revenue from contracts with our Federal government agencies. If any of our current Federal government customers determines not to renew or terminate its contract, then our revenues may significantly decline.

The Federal government has rights and remedies under its contracts not typically found in commercial contracts that may reduce or eliminate our revenue under these contracts, as well as our ability to enter into other government contracts.

Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts. The government may terminate its contracts for convenience or decline to exercise an option to renew. The government may also:

•       reduce or modify its contracts or subcontracts;

•       cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and

•       suspend or bar us from doing business with the Federal government.

If the Federal government were to exercise any of these rights or remedies, then our revenues would decline.

Our failure to comply with complex procurement laws and regulations could result in the termination of our Federal government contracts or our failure to be awarded any new contracts, and changes in laws and regulations could impose added costs on our business.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of Federal government contracts, which affect how we do business with our customers and may impose added costs on our business. Among the most significant regulations are:

•       the Federal Acquisition Regulations and other agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

•       the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

•       the Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

•       laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Moreover, we are subject to industrial security regulations of the Department of Defense and other Federal agencies that are designed to safeguard against foreigners’ access to classified information. If we were to come under foreign ownership, control or influence, then our Federal government customers could terminate or decide not to renew our contracts, and it could impair our ability to obtain new contracts.

If we do not comply with the procurement laws and regulations discussed above, then we may be fined, we may not be reimbursed for costs incurred by us in servicing our contracts, our contracts may be terminated and we may be unable to obtain new contracts, any of which would cause our revenues to decline.

Our status as a General Services Administration (“GSA”) Federal Supply Schedule Contractor may be withdrawn, which would make us ineligible to obtain certain Federal government contracts and would result in a significant decrease in our revenues.

The GSA secures the buildings, products, services, technology and other workplace essentials which Federal agencies need to operate. GSA Federal Supply Schedule contracts are contract vehicles under which Federal government agencies may purchase professional services or products. Federal government agencies may choose to award contracts only to GSA Federal Supply Schedule contractors to reduce the number of qualified bidders and to expedite the bidding process. Paragon Systems has been approved by the GSA as a GSA Federal Supply Schedule contractor and, therefore, is able to bid on Federal government contracts awarded using the GSA Federal Supply Schedule. Currently, two of our contracts with annualized revenues of approximately $18 million have been procured under the GSA Federal Supply Schedule. During the nine months ended September 30, 2005, the revenues on our contracts procured under the GSA Federal Supply Schedule totaled approximately 27% of our consolidated revenues for such period.

Our status as a GSA Federal Supply Schedule contractor may be withdrawn if we do not comply with the complex procurement laws and regulations applicable to us. We continually review and monitor our compliance with these laws and regulations as well as modifications to the GSA Federal Supply Schedule affecting our business. We believe that we are currently in material compliance with these laws, regulations and modifications; however, if we are not in compliance and our status as a GSA Federal Supply Schedule contractor is withdrawn, then we may not be able to obtain new contracts with Federal government agencies or renew our existing contracts which have been procured under the GSA Federal Supply Schedule. If we are unable to obtain new Federal government contracts or renew our existing contracts, then our revenues will decline significantly.

All of our contracts with the Federal government  are subject to audits and cost adjustments by the Federal government that could result in decreased revenues and the imposition on us of civil or criminal penalties or administrative remedies.

We generate a significant portion of our revenue from Federal government contracts, each of which is subject to audit by the Federal government. In these audits, the Federal government audits and reviews our performance, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Like most government contractors, our direct and indirect contract costs are audited and reviewed on a continual basis. Many of the audits for costs incurred or work performed in recent years remain ongoing or have not yet commenced. In addition, non-audit reviews by the government may still be conducted on all our government contracts. An audit of our work, including an audit of work performed by companies we may acquire, could result in a substantial adjustment to our revenue because any costs found to be improperly allocated to a specific contract will not be reimbursed and revenue we have already recognized may need to be refunded. If a government review or investigation uncovers improper or illegal activities, then we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of claims and profits, suspension of payments, treble damages, statutory penalties, fines and suspension or barment from doing business with Federal government agencies, any of which would cause a significant decline in our revenue.

Our participation in the competitive bidding process, pursuant to which we obtain most of our Federal government contracts, presents a number of risks.

During the nine months ended September 30, 2005, we derived substantially all of our revenue from Federal government contracts that were awarded through a competitive bidding process. Most of the business that we expect to seek from the Federal government in the foreseeable future likely will be awarded through competitive bidding. Competitive bidding presents a number of risks, including the:

•       need to bid on programs in advance of finalizing the services to be provided, which may result in unforeseen difficulties and cost overruns;

•       substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us;

•       need to accurately estimate the resources and cost structure that will be required to service any contract we are awarded; and

•       expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding, which could result in the resubmission of bids on modified specifications or in termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, then we will not be able to grow our business, and our business, financial condition and results of operations will be materially and adversely affected.

Our cash flow may be reduced due to significant expenses we may incur in connection with attempting to obtain Federal government contracts.

A significant portion of Federal government contracts for contract guard services is awarded through a competitive bid process. As stated above, substantial costs may be incurred in connection with preparing bids. In the past we have not, and most likely in the future will not, be awarded all the contracts on which we bid. Furthermore, if and when we do obtain a contract, we are generally required to start providing services pursuant to such contract no later than 30-45 days after the contract is awarded. As a result, we may incur significant start-up expenses. The costs of bidding on contracts and the start-up costs associated with new contracts we may obtain may significantly reduce our cash flow and liquidity.

The long sales cycles of Federal government contracts make it difficult for us to predict our financial results and cause us to expend a significant amount of effort and funds in bidding on contracts that are not awarded to us.

The sales cycle of a Federal government contract is often lengthy due to the protracted bid and approval process. Typically, many months may elapse between the time the Federal government solicits a bid for a contract and the time the contract is awarded. The lengthy sales cycles of our contracts make forecasting the volume and timing of contracts we may obtain difficult. During this period, we will generally expend substantial funds and management resources but recognize no associated revenue.

We may not receive the full amount authorized under contracts into which we have entered; consequently, our backlog may not accurately estimate our revenue.

The maximum contract value specified under a government contract that we enter into is not necessarily indicative of revenue that we will realize under that contract. In fact, even if we enter into a Federal government contract, we will not be paid for our services unless the Federal government has appropriated or budgeted the funds for such contract. Congress often appropriates funds for a particular program on a yearly basis, even though the contract may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract. As described above, most of our existing contracts are subject to modification and termination at the Federal government’s discretion. Moreover, there is no assurance that any contract included in our estimated contract value that generates revenue will be profitable. Nevertheless, we look at these contract values, including values based on the assumed exercise of options relating to these contracts, in estimating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our backlog may not accurately estimate our revenue.

If we are unable to obtain and maintain security clearances for our employees, then we will not be able to satisfy existing contracts or obtain new contracts.

Many of our Federal government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with Federal government requirements. Obtaining and maintaining security clearances for employees involve a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, then the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to satisfy our existing contracts, bid on or win new contracts or effectively re-compete on expiring contracts or follow-on task orders. To the extent we are unable to do any of the foregoing, our existing contracts may be terminated, we will not be able to grow our business and our revenues may decline.

Risks Relating to Our Securities

Management beneficially owns a significant percentage of the common stock and has the ability to influence all matters requiring the approval of our board of directors and our shareholders.

Management owns shares of the common stock which represent approximately 24% of the combined voting power of our outstanding capital stock. Management has the power to influence the election of our directors and all decisions made by our shareholders and, in general, to influence the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. The interests of management may conflict with the interests of our other shareholders.

Provisions of our articles of incorporation and Georgia law may have anti-takeover effects that could prevent a change in control which the shareholders consider favorable and could negatively affect your investment.

Provisions in our articles of incorporation and our bylaws could delay or prevent a change of control of the Company or a change in our management that would provide shareholders with a premium to the market price of their common stock. Our articles of incorporation currently authorize the issuance of 10,000,000 shares of our preferred stock. Our board of directors has the power to issue any or all of these additional shares without shareholder approval, and such shares can be issued with such rights, preferences and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of, and the voting and other rights, of the holders of outstanding shares of common stock. Currently, we have outstanding 100 shares of our Series C Redeemable Preferred Stock. Our articles of incorporation and bylaws also contain provisions that:

•       create a classified board of directors that prevents a majority of the board from being elected at one time;

•       prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

•       limit the ability of shareholders to call special meetings of shareholders; and

•       establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

We may experience significant volatility in the price of the common stock even if our business is doing well, which could cause you to lose all or part of your investment.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. The market price of the common stock may also fluctuate as a result of variations in our operating results. Due to the nature of our business, the market price of the common stock may fall in response to a number of factors, some of which are beyond our control, including:

•       announcements of competitive developments by us or others;

•       changes in estimates of our financial performance or changes in recommendations by securities analysts;

•       any loss by us of a major customer;

•       additions or departures of key management or other personnel;

•       our failure to meet financial analysts’ performance expectations or

•       guidance we provide;

•       future sales of the common stock or preferred stock;

•       volume fluctuations;

•       acquisitions or strategic alliances by us or our competitors;

•       our historical and anticipated operating results;

•       quarterly fluctuations in our financial and operating results;

•       changes in market valuations of other companies that operate in our

•       business markets or in our industry; and

•       general market and economic conditions.

Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions and interest rate changes, may negatively impact the market price of the common stock, and you may not be able to sell your shares without incurring a loss.

We do not intend to pay dividends on the common stock, and you may not experience a return on investment without selling your securities.

We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any cash dividends on the common stock. Because we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your shares in order to realize a return on your investment, if any. Further, our Credit Agreement restricts our ability to pay dividends on our capital stock. We are obligated to pay dividends on our outstanding shares of Series C Redeemable Preferred Stock equal to 5% of the redemption value per annum (or $300,000 per year on 100 shares of Series C Redeemable Preferred Stock).

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, included under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, the effects of future regulation and the effects of competition.

Forward-looking statements include all statements that are not historical facts. Words such as “believes,” “expects,” “anticipates,” “intends,” “seeks,” “could,” “will,” “predicts,” “potential,” “continue,” “may,” “plans,” “estimates” and similar expressions, or the negative of these and similar expressions, are intended to identify such forward-looking statements. Examples of forward-looking statements in this prospectus include statements regarding:

•       our substantial debt and our ability to make scheduled debt service payments;

•       our dependance on our factoring facility;

•       the restrictions imposed on us by our Credit Agreement;

•       the impact of terrorist activity or breach of security on our business;

•       our ability to retain and manage our guards;

•       our plans for expansion and growth of our business;

•       our ability to compete effectively in our industry;

•       our expectations regarding the likelihood of introduction of new regulations that would adversely affect our business;

•       our estimates of our capital requirements and needs for additional financing;

•       risks related to Federal government contracts, Federal government audits and cost adjustments;

•       differences between authorized amounts and amounts received by us under Federal government contracts;

•       changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; and

•       the other factors that we describe in this prospectus under “Risk Factors.”

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed in “Risk Factors” and elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate and governmental regulations.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

RECENT DEVELOPMENTS

Private Placement

In the Private Placement, we issued Notes with an aggregate principal amount of $8,015,000 and Investor Warrants for a total purchase price of $8,015,000. In connection with the Private Placement, we also issued the Broker Warrants to the placement agent and such agent’s employees. The Notes are convertible into, and the Investor Warrants and Broker Warrants are exercisable for, 1,669,826 shares, 834,890 shares, and 250,468 shares of common stock, respectively, subject to certain conversion and exercise restrictions and anti-dilution adjustments. The Private Placement was completed in four closings, occurring on September 2, 2005, September 30, 2005, October 12, 2005 and October 14, 2005. The principal amount of the Notes and the number of shares of common stock issuable upon conversion of the Notes and exercise of the Investor Warrants issued in each closing of the Private Placement are set forth in the table below. We issued the Broker Warrants on December 21, 2005.

Private Placement Closing	Principal Amount of Notes	Number of Shares of Common Stock Issuable Upon Conversion of Notes*	Number of Shares of Common Stock Issuable upon Exercise of Investor Warrants*
September 2, 2005	$1,015,000	211,465	105,728
September 30, 2005	$1,100,000	229,176	114,581
October 12, 2005	$4,325,000	901,059	450,519
October 14, 2005	$1,575,000	328,126	164,062
Total	$8,015,000	1,669,826	834,890

*                    Does not include an indeterminate number of additional shares of common stock that may become issuable upon conversion of the Notes and exercise of the Investor Warrants due to anti-dilution adjustments.

Interest on the principal amount of the Notes accrues at a rate of 10% per annum. All accrued interest is payable monthly on the last business day of each month. The outstanding principal amount of the Notes and all unpaid, accrued interest thereon is payable on the third anniversary of the date of issuance of the Notes. We may prepay all or any part of the outstanding principal under any Note at any time after the first anniversary of the issue date of the Note upon 30-days’ prior notice to the holder of the Note, provided that the resale of the shares of common stock issuable upon conversion of the Note has been registered with the SEC pursuant to the Securities Act of 1933.

The outstanding principal amount of any Note may be converted at the option of the holder at any time after we obtain shareholder approval of the issuance of common stock in connection with the Private Placement for purposes of complying with the rules governing the Nasdaq and prior to the maturity of the Note into shares of common stock at an initial conversion price of $4.80 per share. Notwithstanding the foregoing, a holder of a Note may not convert the Note if such conversion would cause the holder to beneficially own more than (i) 4.99% of the outstanding common stock (for holders of Notes issued in the first closing of the Private Placement) or (ii) 9.99% of the outstanding common stock (for holders of Notes issued in the second, third or fourth closings of the Private Placement). The initial conversion price of the Notes is subject to proportional adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar corporate events but not for any other dilutive issuances of equity securities we may make.

The Investor Warrants and Broker Warrants are exercisable at the option of the holder at any time after we obtain shareholder approval of the issuance of common stock in connection with the Private Placement for purposes of complying with the rules governing the Nasdaq  and prior to the third anniversary of the issuance of such warrants into shares of common stock at an exercise price of $4.80 per share. Notwithstanding the foregoing, a holder of an Investor Warrant or a Broker Warrant may not exercise such warrant if such exercise would cause the holder to beneficially own more than (i) 4.99% of the outstanding common stock (for holders of Investor Warrants issued in the first closing of the Private Placement) or (ii) 9.99% of the outstanding common stock (for holders of Investor Warrants issued in the second, third or fourth closings of the Private Placement and holders of Broker Warrants). The initial exercise price of the Investor Warrants and Broker Warrants and the number of shares issuable upon exercise of the Investor Warrants and Broker Warrants is subject to proportional adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar corporate events but not for any other dilutive issuances of equity securities we may make.

In accordance with the Notes, Investor Warrants and Broker Warrants, we filed with the SEC a preliminary proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with a Special Meeting of Shareholders of Tri-S to be held on February 28, 2006, at which our shareholders shall consider and vote upon, among other things, a proposal to approve the issuance of common stock upon conversion of the Notes and exercise of the Investor Warrants and Broker Warrants for purposes of complying with the rules governing the Nasdaq. Ronald G. Farrell, our Chairman of the Board and Chief Executive Officer, has agreed to vote all shares of common stock beneficially owned by him in favor of such proposal. As of the record date for the Special Meeting of Shareholders, Mr. Farrell beneficially owned approximately 24% of the outstanding common stock.

Under the terms of the Registration Rights Agreements we entered into in connection with the Private Placement (collectively, the “Registration Rights Agreement”), we have filed with the SEC a registration statement of which this prospectus is a part to register pursuant to the Securities Act, the resale of the shares of common stock issuable upon conversion of the Notes and exercise of the Investor Warrants and Broker Warrants, among other shares. We agreed to use our best efforts to cause the registration statement to become effective as soon as practicable following the filing thereof. We has also agreed to make such filings as necessary to keep the registration statement effective until the earlier of such time as (i) all of the securities which we are required to register pursuant to the Registration Rights Agreement have been sold either pursuant to the registration statement or Rule 144 of the Securities Act; (ii) the date on which all such securities remaining to be sold under the registration statement may be immediately sold to the public under Rule 144(k) or any successor provision; and (iii) the date which is 120 days after the date the registration statement becomes effective.

The foregoing description summarizes the material terms of the Private Placement. You are urged to carefully read the forms of Notes, Investor Warrants and Broker Warrants we issued, and the forms of Registration Rights Agreements we entered into, in connection with the Private Placement, each of which is incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Entry into Credit Agreement

On October 18, 2005, we entered into the Credit Agreement with our Lenders, pursuant to which we borrowed $1,650,000 under a term loan with a maturity date of October 1, 2007 and $3,500,000 under a term loan with a maturity date of October 1, 2009. We are obligated to pay to the Lenders the principal amount of (i) the $1,650,000 term loan in equal quarterly payments on the first day of each calendar quarter commencing on January 1, 2006; and (ii) the $3,500,000 term loan in equal installments of (a) $98,612 on each of October 1, 2006, November 1, 2006 and December 1, 2006 and (b) $295,836 on the first day of each calendar quarter commencing on April 1, 2007. Interest shall accrue under the term loans at the variable rate of interest published by the Wall Street Journal as its prime rate plus 4.0%, and we shall pay the Lenders all interest accrued under the term loans on the first day of each month. All remaining unpaid principal under the term loans and accrued interest thereon is payable no later than the respective maturity dates thereof.

In connection with the Credit Agreement, we entered into a Factoring and Security Agreement, which provides for our factoring facility, pursuant to which the Lenders will purchase from us from time to time certain accounts receivable at a discount of 0.7% and provide us with a professional accounts receivable management service for a funds usage fee of the prime rate plus 1.0% on the funds advanced on the outstanding accounts receivable purchased. The factoring facility has a $12,000,000 initial purchase limit and a four-year term which will automatically renew unless we provide notice of our intent to terminate. The factoring facility amends and restates the prior factoring arrangement between the Lenders and Paragon Systems, which was entered into in connection with the Paragon Acquisition.

In connection with the Credit Agreement, we also entered into with the Lenders: (i) a Guaranty Agreement, pursuant to which we unconditionally and irrevocably guarantee to the Lenders the prompt payment and performance of all of our obligations, indebtedness and liabilities to the Lenders, whether currently existing or subsequently arising; and (ii) a Security Agreement, pursuant to which we granted to the Lenders a security interest in substantially all of our assets to secure all of such obligations, indebtedness and liabilities. Additionally, we entered into a Pledge Agreement pursuant to which we have pledged to the Lenders all the capital stock of Paragon Systems to secure all of our obligations under the Credit Agreement and related documents. Pursuant to the Credit Agreement, we must pledge to the Lenders our interest in Army Fleet Support upon notice from the Lenders.

In December 2005, we amended the Credit Agreement and the Pledge Agreement to modify certain affirmative covenants thereof and to permit us to incur debt to repay the term loans under the Credit Agreement.

Pursuant to the Credit Agreement, we must pay to the Lenders a fee of $250,000 no later than April 18, 2006. We may satisfy our obligation to pay the fee to the Lenders by delivering to the Lenders the Lender Warrants, provided that our shareholders have approved the Lender Warrants. If issued and delivered, the Lender Warrants will be exercisable for 175,000 shares of common stock for a three-year period from their date of issuance at an initial exercise price of $4.80 per share. Notwithstanding the foregoing, the Lenders may not exercise the Lender Warrants if such exercise would cause the Lenders to beneficially own more than 9.99% of the outstanding common stock.

The initial exercise price and the number of shares of common stock issuable upon exercise of the Lender Warrants are subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications, similar corporate events and dilutive issuances made by us of common stock or options or other rights to subscribe for common stock or securities convertible into or exchangeable for common stock.

The shares issuable upon exercise of the Lender Warrants shall have the same registration rights as the shares of common stock issuable in connection with the Private Placement under the Registration Rights Agreement. This prospectus forms a part of the registration statement we have filed with the SEC to register the shares of common stock issuable upon exercise of the Lender Warrants, among other shares.

The preliminary proxy statement we filed with the SEC pursuant to the Exchange Act in connection with a Special Meeting of Shareholders to be held on February 28, 2006 also includes a proposal for our shareholders to approve the issuance of the Lender Warrants and the issuance of common stock upon exercise of the Lender Warrants by the Lenders for purposes of complying with the Credit Agreement and the rules governing the Nasdaq.

Acquisition of Cornwall

On October 18, 2005, we acquired all of the outstanding capital stock of Cornwall from the shareholders thereof, for an aggregate purchase price of $13,500,000, pursuant to that certain Stock Purchase Agreement between us and such shareholders dated as of August 30, 2005, as amended by that certain Amendment No. 1 to Stock Purchase Agreement dated as of October 18, 2005 (as so amended, the “Cornwall Purchase Agreement”). At closing of the Cornwall Acquisition, we (i) paid $12,825,000 in cash; (ii) delivered to the representative of the Cornwall shareholders a promissory note in the amount of $250,000 (the “Cornwall Acquisition Note”); and (iii) deposited with an escrow agent $425,000 to secure the indemnification obligations of the Cornwall shareholders under the Cornwall Purchase Agreement.

The principal amount under the Cornwall Acquisition Note accrues interest at a rate of 5% per annum with all principal and interest accrued thereon payable no later than the 18-month anniversary after the closing of the Cornwall Acquisition; provided that, if prior to the maturity of the Cornwall Acquisition Note, we collect any amounts owed to us with respect to certain specified accounts receivable, then we shall cause such amounts to be paid as prepayment under the Cornwall Acquisition Note no later than five business days after the collection thereof. All amounts paid by us under the Cornwall Acquisition Note shall be paid to the escrow agent for the Cornwall Acquisition and be held, along with the $425,000 deposited by us to the escrow agent at the closing of the Cornwall Acquisition, as a reserve for indemnification claims made by us against the shareholders pursuant to that certain Escrow Agreement dated as of October 18, 2005, among us, the shareholder representative and the Escrow Agent. Notwithstanding anything in the Cornwall Acquisition Note to the contrary, we have the right, at our election and upon written notice to the shareholder representative, to set-off against and deduct from the amount owed by us under the Cornwall Acquisition Note any amounts owed to us with respect to losses incurred by us for which the shareholders have agreed to indemnify us pursuant to the Cornwall Purchase Agreement.

We financed the purchase price for the Cornwall Acquisition, net of certain working capital adjustments, by: (i) using approximately $5,000,000 from the proceeds of the term loans; (ii) using approximately $400,000 from the proceeds of the factoring facility; (iii) delivering the Cornwall Acquisition Note; and (iv) using approximately $6,600,000 from the proceeds of the Private Placement.

USE OF PROCEEDS

We will not receive any of the proceeds of any sale by any Selling Shareholder of any shares of common stock offered by this prospectus.

BUSINESS

Overview

Tri-S Security is an aggregator of elite guard services companies. Through our two direct, wholly-owned subsidiaries, Paragon Systems and Cornwall, we provide equipment and security services to various government agencies and the private sector. Our government customers include local, state and Federal government agencies. Our private sector customers include commercial customers, such as universities, public school systems, corporate complexes and hospitals, and residential customers, such as condominiums, high-end apartments and high-security homes.

We strive to provide cost-effective solutions to ensure the safety and security of the assets and personnel of our customers and to continually improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior contract guard services with the highest degree of integrity and responsiveness.

In addition to our core business of providing equipment and security services, we have a non-core business interest relating to logistics services. Through Paragon Systems, we own a 10% equity interest in Army Fleet Support, which provides logistics support for U.S. Army aviation training at Fort Rucker, Alabama.

We were incorporated in Georgia in October 2001 under the name “Diversified Security Corporation” and changed our name to “Tri-S Security Corporation” in August 2004. We were formed for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. Our acquisition strategy involves the acquisition and integration of complementary businesses in order to increase our scale within certain geographic areas, capture market share in the markets in which we operate and improve our profitability. We intend to pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry. We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

We made our first acquisition on February 27, 2004, when we acquired all of the outstanding capital stock of Paragon Systems, a contract guard services and logistics provider for a purchase price of $16,000,000. At the closing of the Paragon Acquisition, we: (i) paid $10 million, of which $2.3 million was paid in cash and $7.7 million was paid through issuance of promissory notes to the former shareholders of Paragon Systems; and (ii) issued to the former shareholders an aggregate of 100 shares of our Series C Redeemable Preferred Stock, with an aggregate redemption value of $6.0 million. We must redeem the Series C Redeemable Preferred Stock no later than February 27, 2007. Our payment obligations under the Series C Redeemable Preferred Stock are secured by a pledge of 40% of the outstanding capital stock of Paragon Systems.

On February 8, 2005, pursuant to the Exchange and Recapitalization Agreement, we effected an exchange and recapitalization of our outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to acquire our common stock. Pursuant to the Exchange and Recapitalization Agreement, all of our outstanding (i) common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was exchanged for an aggregate of 1,200,000 shares of common stock and (ii) rights to acquire our common stock were exchanged for rights to purchase an aggregate of 113,269 shares of common stock.

On February 9, 2005, we commenced our Initial Public Offering of 1,800,000 units (plus up to additional 270,000 units upon the exercise of the underwriters’ over-allotment option), with each unit consisting of one share of common stock and a publicly-traded warrant to purchase one share of common stock, at an initial offering price per unit of $6.00. In connection with the Initial Public Offering, our units commenced trading on The Nasdaq SmallCap Stock Market under the symbol “TRISU” on February 9, 2005. The Initial Public Offering closed with respect to the initial 1,800,000 units on February 14, 2005 and with respect to the additional 270,000 units on March 17, 2005. Our units separated and ceased trading as units on April 9, 2005, and the common stock and publicly-traded warrants commenced trading on The Nasdaq SmallCap Market on April 11, 2005, under the symbols “TRIS” and “TRISW,” respectively.

On October 18, 2005, we made our second acquisition. We acquired Cornwall, a provider of security and investigative services, including armed and unarmed uniform guards, video and alarm monitoring, alarm installation, and GPS monitoring, to government and private sector customers in the Miami, Florida area. Cornwall has nine wholly-owned subsidiaries:  International Monitoring, Inc.; Protection Technologies Corporation; Vanguard Security, Inc.; Armor Security, Inc.; Forestville Corporation; Vanguard of Broward County, Inc.; On Guard Security and Investigations, Inc., Guardsource Corp. and Virtual Guard Service, Inc. At the closing of the Cornwall Acquisition, we paid a total purchase price of $13,500,000 payable as follows:  (i) payment of $12,825,000 in cash; (ii) delivery of the Cornwall Acquisition Note in principal amount of $250,000; and (iii) deposit of $425,000 with an escrow agent to secure the indemnification obligations of the Cornwall shareholders under the Purchase Agreement. After adjusting for certain working capital items, the net purchase price was $12,753,000. In addition, we repaid $1,915,000 of the outstanding balance on Cornwall’s line of credit.

Our principal executive offices are located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022. Our telephone number at that address is (678) 808-1540.

Our Contract Guard Services Operations

Through Paragon Systems and Cornwall, we provide equipment and security services to various government agencies and the private sector. Our services include providing uniformed and armed guards for access control, plant security, personnel security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. We provide guards and other personnel who are, depending on the particular requirements of the customer, uniformed or plain-clothed, armed or unarmed, and who patrol in marked radio cars or stand duty on the premises at stationary posts. Our guards maintain contact with headquarters or supervisors via car radio or hand-held radios. In addition, our guards respond to emergency situations and report to appropriate authorities for fires, natural disasters, work accidents and medical crises.

In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training and supervising the guards deployed to the customers we serve, as well as paying all security guards and providing them with firearms, uniforms, fringe benefits, workers’ compensation insurance and any required bonding. We are responsible for preventing the interruption of guard services as a consequence of illness, vacations or resignations.

Paragon Systems

Paragon Systems was incorporated in 1987 in Alabama and has provided contract guard services to Federal government agencies since 1994. Initially, Paragon Systems was established as an engineering company to service contracts with the Federal government agencies and with the U.S. Army Missile Command in both space and defense related areas of business. Paragon Systems has participated in high level engineering projects for the U.S. Army, the National Aeronautics and Space Administration (“NASA”), other government agencies and local industry.

While serving as an engineering company, Paragon Systems contracted with Lockheed Martin to furnish assistance in Federal contract administration on a sub-contract for construction at the NASA missile plant located in Iuka, Mississippi. Paragon Systems also provided engineering and technical support for contract cost management to NASA’s Orbital Maneuvering Vehicle program, which developed an orbital vehicle that would be carried aloft by the space shuttle and maintained in orbit to perform specific tasks for the International Space Station. Paragon Systems also performed a number of high level engineering projects for Control Dynamics Corporation, including conducting preliminary design tasks for development of a heavy launch lift vehicle, which was at that time planned to be a robotic successor for the space shuttle.

In 1991, Paragon Systems applied to be certified as a small and disadvantaged business (an “8(a) firm”) by the U.S. Small Business Administration (the “SBA”). In 1993, Paragon Systems was certified as an 8(a) firm and, in 1994, was awarded its first guard contract to provide security guard services for the U.S. Army Corps of Engineers. Since such time, Paragon Systems has obtained contracts with various other Federal government agencies and has developed contract guard security services as its core business. Paragon Systems’ certification as an 8(a) firm expired in September 2002, and its revenues from its security guard service business have grown to a level which makes it ineligible to qualify once again for certification as an 8(a) firm. Paragon Systems is now expanding its security guard service business by bidding on larger contracts than it was first awarded when certified as an 8(a) firm.

In 1994, Paragon Systems applied its engineering expertise and management skills to the security industry. Paragon Systems was awarded its first contract in 1994 to provide security services for the U.S. Army Corps of Engineers. Since such time, Paragon Systems has obtained contracts with various other Federal government agencies and has provided high-level, expert security services. Paragon Systems has, through the utilization of its systems engineering skills, developed contract guard security services as its core business. Paragon Systems no longer provides engineering services.

Through Paragon Systems, we employ over 750 persons in the course of providing contract guard services and maintain field offices located in Birmingham, Alabama; Mobile, Alabama; Montgomery, Alabama; Louisville, Kentucky; Baltimore, Maryland; Glynco, Georgia; the Stennis Space Center in Vicksburg, Mississippi; and Gulfport, Mississippi. Paragon Systems moved its Huntsville, Alabama offices to Chantilly, Virginia in December 2005. A full staff supports the majority of field operations in the Chantilly, Virginia office, including human resources, accounting, payroll, quality control, logistics, computer services, training, and other supporting functions as needed. Accounts payable support is now managed in Tri-S’s headquarters in Alpharetta, Georgia.

The following table sets forth the number of our Federal government contracts serviced by Paragon Systems during the time periods and within the revenue ranges indicated:

Annual Revenues	Year Ended September 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Less than $1.0 Million per Contract	1	5	5
$1.0 to $2.0 Million per Contract	2	3	6
$2.0 to $3.0	0	0	0
Greater than $3.0 Million per Contract	6	5	4

Cornwall

The Cornwall Acquisition diversified our customer base and allowed us to enter the private sector of contract guard services, including commercial and residential outlets.

Cornwall offers comprehensive, state-of-the-art customized electronic and manned security systems for commercial, residential and government outlets. Cornwall provides armed and unarmed uniformed security services as well as video, alarm monitoring and investigative services to a variety of customers. In addition, Cornwall provides security system integration products (security systems which combine the features of security products) to its customers. Cornwall’s communication systems leverage specialized software in order to improve overall security system performance. In response to client needs, Cornwall can combine these integrated security systems with trained professional security guards in order to provide a higher level of security.

Cornwall was incorporated in 1980 and today employs over 1,500 employees in five offices throughout the Miami/Dade, Broward and Palm Beach counties of Florida. Each of Cornwall’s security professionals undergo extensive training, and many have prior military or government training.

Our Logistics Contracts

In 2000, Paragon Systems entered into a contract to provide logistics services by developing and executing plans for improved logistics systems in support of U.S. Army facilities located at Fort Bliss, Texas and Fort Sill, Oklahoma. Pursuant to this contract, Paragon Systems provides expertise in support of the U.S. Army’s Velocity Management initiatives, known as the Logistics Centers of Excellence (“LCOE”) programs, by developing and executing plans for improved logistics systems in terms of readiness and cost reduction. Paragon Systems designs and operates LCOEs at Fort Bliss, Texas and Fort Sill, Oklahoma to support the Army’s Material Command weapon programs. Paragon Systems provides the essential and critical interfaces and lines of technical communications between the various U.S. Army Aviation and Missile Command Project Offices, the end user and the weapons prime contractors.

Our Equity Interest in Army Fleet Support, LLC

Through Paragon Systems, we own a 10% equity interest in Army Fleet Support, which provides all logistics support for U.S. Army aviation training at Fort Rucker, Alabama. In providing this support, the joint venture provides personnel, management, material parts, supplies, transportation and equipment to perform aviation unit maintenance, aviation unit intermediate maintenance and approved depot maintenance.

L-3 Communications Integrated Systems owns the majority equity interest in Army Fleet Support. L-3 Communications Integrated Systems provides comprehensive logistics support and services, including extensive rotary-wing aircraft systems integration, modification and maintenance. Additionally, through its recent acquisition of Vertex Aerospace LLC, they have the capabilities for aviation and aerospace technical services, managing and servicing rotary-wing aircraft, as well as other equipment, primarily for government customers.

In December 2003, Paragon Systems made an initial capital contribution to Army Fleet Support of $715,000. Since such time through September 30, 2005, Paragon Systems has received approximately $3.2 million in cash distributions with respect to its equity interest in Army Fleet Support.

Sales and Marketing

Our sales and marketing approach is designed to develop business with respect to government and private sector customers. Sales promotions are managed through the offices of our subsidiaries, Paragon Systems and Cornwall, located in the Washington DC area and Miami/Palm Beach area, respectively. Our company-wide marketing strategy is developed and implemented at Tri-S’s headquarters in Alpharetta, Georgia, where we have a dedicated marketing employee whose responsibilities include developing our market presence within the investment and security industries. This individual also develops an overall marketing plan designed to achieve higher name recognition and, accordingly, increased contract bid invitations and opportunities. Our key marketing vehicles are our website, trade and industry media publications, email marketing, Federal government bulletin board sites on the Internet, word of mouth, customer referrals and potentially direct marketing.

Employees

As of December 31, 2005, we employed approximately 2,500 individuals, consisting of security guards, managerial and administrative employees. Our business is labor intensive and, as a result, is affected by the availability of qualified personnel and the cost of labor. Although the contract guard services industry is characterized by high turnover, we believe our experience compares favorably with that of the industry. We have not experienced any material difficulty in employing suitable numbers of qualified security guards, although when labor has been in short supply, we have been required to pay higher wages and incur overtime charges.

We believe that the quality of our security guards is essential to our ability to offer effective and reliable service, and we believe diligence in their selection and training produces the level of performance required to maintain customer satisfaction and internal growth. Our policy requires that all selected applicants for a security guard position with us undergo a detailed pre-employment interview and a background investigation covering such areas as employment, education, military service, medical history and, subject to applicable state laws and criminal record checks. Personnel are selected based upon physical fitness, maturity, experience, personality, stability and reliability. We treat all employees and applicants for employment without unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status or sexual orientation in all employment-related decisions. However, all Federal guard service contracts require that guards be a minimum of 21 years of age.

Our comprehensive training programs for our security guards include pre-assignment training, on-the-job assignment training and refresher training. Pre-assignment training explains the duties and powers of a guard, report preparation, emergency procedures, ethics and professionalism, grounds for discharge, general orders, uniforms and personal appearance, and basic post responsibilities. It also includes jurisdiction and legal responsibilities, use of force, arrest authority and procedures, search and seizure procedures, crime scene protection, rules of evidence, hostage situations, bomb threats and incidents, workplace violence, sabotage and espionage, terrorism/anti-terrorism and weapons of mass destruction. On-the-job assignment training covers specific duties as required by the post and job orders. Ongoing refresher training is given on an annual basis as the need arises as determined by the local area supervisor and manager, or quality control personnel.

Unionized employees account for approximately 14% of our employees and work under collective bargaining agreements with the United Union of Security Guards and the Security Police and Fire Professionals of America. These collective bargaining agreements do not permit work stoppages, and we have experienced no work stoppages attributable to labor disputes. Our relations with our employees have generally been satisfactory. Guards and other personnel supplied by us to its customers are our employees, even though they may be stationed regularly at the customer’s premises.

Insurance

We maintain all appropriate forms of insurance, including comprehensive general liability, performance and crime bonding, professional liability and automobile coverage. Special coverage is sometimes added in response to unique customer requirements. We also maintain compliance with all state workers’ compensation laws. A certificate of insurance, which meets individual contract specifications, is made available to every customer.

Customers

Since the Cornwall Acquisition, we have provided our contract guard services to almost 20 customers in ten states. We provide contract guard services for the following Federal government agencies: (i) the Department of Homeland Security; (ii) the Social Security Administration; (iii) the Army Corps of Engineers; (iv) the U.S. Coast Guard; (v) the Federal Law Enforcement Training Center; (vi) the NASA John C. Stennis Space Center; and (vii) the U.S. Food and Drug Administration. We also provide contract guard services to the following state and local government agencies and private sector organizations: (i) Miami/Dade local government (municipal government); (ii) Florida Department of Transportation; (iii) Citicorp of North America; (iv) Miami/Dade County Public Schools; (v) The University of Miami; (vi) Miami Free Zone; (vii) Eagle Logistics; (viii) Citibank; (ix) JobForce; and (x) DHL Danzas.

Our typical customer contract may provide for an hourly or monthly billing rate used for all security guards at a site or variable hourly billing rates for different guards. Our contracts are usually multi-year contracts with renewal options. For the nine months ended September 30, 2005, five contracts represented more than 44% of our revenues. For the nine months ended September 30, 2005, our contracts with (i) the Social Security Administration (Baltimore) accounted for approximately 15% of our revenue for such period; (ii) Miami/Dade County accounted for approximately 13% of our revenue for such period; (iii) GSA (Alabama) accounted for approximately 6% of our revenue for such period; (iv) GSA (Kentucky) accounted for approximately 6%; and (v) the NASA John C. Stennis Space Center accounted for approximately 5% of our revenue for such period.

Competition in Contract Guard Services

The contract guard services segment of the security industry is highly competitive but fragmented. Contract guard services generally compete with each other on price and the quality of service provided; the scope of the services performed; name recognition; the extent and quality of the guard supervision, recruiting, selection and training; and the ability to handle multiple worksites nationwide.

In the bidding process for our Federal government contracts, there are typically five to ten other bidders. In the bidding process for our private sector contracts, there are typically five to seven other bidders. In each bidding process, we compete primarily on price, the quality of our service and our history of providing contract guard services in the Southeast for over a decade.

Our largest competitors in the contract guard services market include contract security service providers such as Coastal International Security and Wackenhut/Alletug. These competitors are much larger than we are and have significantly greater resources with which to target our markets, including name recognition. The guard industry also contains a large number of smaller regional and local security service providers in the United States in addition to those listed above which also directly compete with us, including Alpha Protective Services, Inter-Con Security, Knight Protective Services, Inc., Capital Consulting Group, MVM, Akal Security and Security Consultants Group.

We believe that we have highly skilled accounting and cost management personnel and an excellent reputation for providing services to our customers on time and within budget. These competitive advantages contribute to our ability to obtain contracts through the competitive bidding process and negotiated contracting. Another competitive advantage is our capability to leverage our field offices in conjunction with our two management offices and one corporate headquarters to maximize efficiency throughout our operations.

Because of the contract guard services industry’s low barriers to entry, competitors easily enter the industry. Furthermore, traditional guard companies will increasingly compete with the electronics side of the security industry, as customers increase their level of automation and replace guards with more sophisticated electronic hardware.

Government Regulation

We are subject to city, county and state firearm and occupational licensing laws that apply to security guards and private investigators. In addition, many states have laws or regulations requiring training and registration of security guards, regulating the use of badges and uniforms, prescribing the use of identification cards or badges, and imposing minimum bond, surety or insurance standards. We may be subjected to penalties or fines as the result of licensing irregularities or the misconduct of one of our guards from time to time in the ordinary course of our business.

We are also subject to certain Federal regulations, including regulations concerning the use and distribution of firearms. Violations of these regulations may result in criminal penalties. Furthermore, we are subject to Federal laws and regulations relating to the formation, administration and performance of Federal government contracts, including the Federal Acquisition Regulations and supplemental GSA regulations, the Truth in Negotiations Act and the Cost Accounting Standards.

The Security Industry

The security industry encompasses a variety of high-tech and low-tech products and services. The service segment of the security industry includes contract guard services, armored car services, executive protection, fire suppression, alarm monitoring, closed circuit television (“CCTV”), access control, biometric, home automation and system integration services.

The global security industry has grown largely due to an increasing fear of crime and terrorism. In the United States, the demand for security-related products and central station monitoring services also has grown steadily. We believe that there is continued heightened attention to and demand for security due to the events of September 11, 2001 and the ensuing threat, or perceived threat, of criminal and terrorist activities.

Despite the size and prospects for growth of the services segment of the security industry, the services segment, including the contract guard services and system integration services, remains highly fragmented. We believe this high degree of fragmentation in the security industry makes it a prime candidate for future consolidation.

Contract Guard Service

The contract guard services segment of the security industry includes security and patrol services, as well as various types of investigation services, including background, undercover, insurance claims and financial fraud. Contract guard services are provided under contracts in which the guard company agrees to recruit, hire, train, supervise, schedule and pay security guards deployed to certain specified sites, as well as to provide firearms, uniforms and equipment. Typical functions for security guards include patrolling the premises, checking identification for access control, staffing a security control center, monitoring activities on CCTV and responding to emergency requests for assistance. Contract guard services are customarily charged to the customer at an hourly or monthly rate (which can be fixed or variable). A contract guard company’s profit is based on the “spread” of the hourly or monthly rate over the cost of the guard.

Demand for guard services is dependent upon a number of factors, including demographic trends, general economic variables such as growth in the gross domestic product, unemployment rates, consumer spending levels, perceived and actual crime rates, government legislation, terrorism sensitivity, war/external conflicts and technology.

Security System Integration

The term “integrated systems” refers to security systems which combine the features of security products like CCTV and intrusion control. The critical concept in system integration is that the components of the system communicate with one another in order to improve system performance. This communication among system components is accomplished through the use of specialized software. The most highly complex integrated systems utilize a common database, which is often managed and maintained by the systems integrator. Because of their complexity and reliance on software, integrated systems require a higher degree of proficiency than ordinary add-on type systems like CCTV or access control.

As a result of the Cornwall Acquisition, we acquired capabilities, operations and contracts in the system integration segment of the security industry. Cornwall services system integration contracts in the Miami, Florida, area providing monitoring systems. We believe that offering system integration services will increasingly complement, and create synergies with, the contract guard services we currently offer. In the course of providing contract guard services under our current and past contracts, for example, our security guards monitor and operate integrated systems sold and installed by providers of integrated systems. Now with our capabilities through Cornwall, we are able to sell and install integrated systems to our clients, in addition to monitoring and operating such systems, we are able to grow our business organically through complementary products and services. We also believe that offering system integration products and services will increase our profitability because contracts for system integration products and services generally have higher profit margins than contracts for guard services and the system integration segment is anticipated to grow more rapidly than the contract guard segment.

Our Strategy

Operations

Our objective is to increase our revenues, profitability and market position, while maintaining the highest level of service to our customers. The key elements of our operations strategy include the following:

•       managing personnel costs by minimizing turnover through effective recruitment, training and supervision of guards;

•       retaining existing customers and engaging new customers by servicing clients with the highest degree of integrity and responsiveness;

•       developing cost-effective solutions for the security needs of our customers;

•       capitalize on the growing trend among businesses and Federal government agencies to outsource non-core functions such as security officer services; and

•       developing our consolidated operating infrastructure for all acquired companies’ accounts payable to leverage larger company efficiencies.

Federal Government Contracts

Typically, a service provider is awarded a multi-year contract through a Federal government facility with renewal options each year of the contract in order to comport with Congressional funding as well as performance reviews. With our standard Federal government contracts, we are awarded a multi-year contract, then an extension for each of the subsequent years of the contract and the opportunity to bid for the overall contract renewal.

A significant number of our current contracts for contract guard services were awarded by the Federal government through a competitive bid process. We intend to grow our business by obtaining new Federal government contracts through the competitive bidding process and by providing additional services under our current Federal government contracts.

The Federal government awards substantially all contracts for contract guard services through a competitive bidding process; however, certain agencies permit negotiated contracting through the GSA. Contracts awarded through a competitive bidding process generally have lower profit margins than negotiated contracts because in a competitive bidding process bidders compete predominantly on price. The Federal government is the largest procurer of products and services in the world, and the Federal contract market provides significant business opportunities for contract guard service providers approved to contract with the Federal government.

We have hired full-time employees to provide business development and marketing services for us. These job responsibilities focus on identifying new contract opportunities with Federal government agencies and preparing and submitting bids for such contracts.

We intend to bid on Federal government contracts for contract guard services valued between an aggregate of $5 million and $100 million over the next five-years. Our ability to bid on larger contracts is constrained because we do not currently have sufficient capital to cover the substantial start-up costs we would incur if awarded a significant number of contracts with higher values.

Private Sector Contracts

Private sector contracts are awarded through a competitive bidding process and through a negotiating process. Unlike the Federal government contracts, the terms of private sector contracts can vary based on individual client situations. Price is not the only key element in winning contracts with this market segment. Other elements such as service quality, responsiveness and various peripheral offerings other than traditional guard services come into consideration. We believe that the private sector represents our largest growth potential.

The private sector customers, however, generally do not obtain contract guard services through a competitive bid process, but privately negotiate contracts for such services, resulting in contracts with higher profit margins because price is not always the primary basis for competition. The private sector provides an opportunity for contract guard service providers to grow through acquisitions.

As a result of the Cornwall Acquisition, we obtained a number of contracts for commercial and residential customers. We intend to expand our business in the private sector by bidding and negotiating contracts for guard services for commercial and residential customers.

We have dedicated employees to provide business development and proposal submissions for us. Job responsibilities of these individuals focus on identifying new bidding opportunities, bid proposal development and competitive negotiations.

We intend to bid on private sector contracts for guard services valued between an aggregate of $500,000 to $10 million over the next five years.

Acquisitions

We intend to develop and expand our business by selectively pursuing acquisition opportunities in the contract guard services and system integration services segments of the security industry. We intend to target for acquisition existing companies with established reputations for quality customer service.

In the contract guard services market, we seek to acquire organizations which provide contract guard services to Federal government agencies and to the private sector. We are specifically looking to acquire organizations which provide contract guard services to Federal government agencies pursuant to negotiated contracts or which otherwise have contracts with higher profit margins. We are also looking to acquire organizations which provide contract guard services to the private sector, including residential and commercial facilities, and which have contracts with higher profit margins than our current Federal government contracts. Although we intend our initial acquisition activities to be concentrated in the Southeast, Midwest and Atlantic coastal portions of the United States, we have not placed any geographic restrictions on our future acquisition strategy. We believe we will have significantly more acquisition possibilities in the private sector than in the Federal government sector. In the system integration market, we seek to identify and acquire organizations offering customized, integrated systems in the premiere commercial and residential electronic security markets.

We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

Because the security industry is still very highly fragmented, we believe there will be no lack of opportunities for acquiring the type of companies that are the focus of our planned acquisition efforts. Both industry segments are marked by concentration by several of the well known larger providers of security services, such as Tyco International Ltd. on the electronic side of the business and Allied Security, Inc., Securitas Security Services USA and Rentokil Initial plc on the physical security side. While there is concentration among the larger providers, we believe there remains a number of quality, sizable regional and local providers that are available for acquisition.

PROPERTIES

Our corporate headquarters and principal executive offices are located in Alpharetta, Georgia, and our contract guard services operations are located at the offices of our wholly-owned subsidiaries, Paragon Systems and Cornwall, in Chantilly, Virginia and Miami, Florida, respectively. We lease space at each of the foregoing locations. We are obligated to pay rent on the (i) Alpharetta, Georgia facility of approximately $4,124 per month, with 3% annual increases, through November 2008; (ii) Chantilly, Virginia facility of approximately $5,880 per month, with 3% annual increases, through August 2008; and (iii) the Miami, Florida facility of approximately $7,321 per month, with 3% annual increases, through April 2008.

We believe our leased facilities are adequate to meet our needs and that additional facilities are available to us to meet our expansion needs for the foreseeable future on commercially reasonable terms.

LEGAL PROCEEDINGS

Except as set forth below, we believe that, based on currently known facts, there are no claims or litigation pending against us the disposition of which would materially affect our financial position or future operating results, although we cannot be certain as to the ultimate outcome of any such claim or litigation. In addition, exposure to litigation is inherent in our ongoing business and may harm our business in the future.

On or about October 5, 2005, Robert Luther and Charles Keathley, officers and shareholders of Paragon Systems prior to the Paragon Acquisition, filed a compliant against Paragon Systems in the Circuit Court for Madison County, Alabama claiming breach of contract and seeking recovery of unspecified damages. Messrs. Keathley and Luther allege that Paragon Systems owes to them unpaid compensation for accrued, vested benefits earned pursuant to their employment agreements with Paragon Systems and certain amounts as reimbursement for taxes incurred by them in 2003. We do not expect the outcome of this proceeding to have a materially adverse effect on our financial position or results of operations.

MANAGEMENT

Our executive officers and directors, as of January 25, 2006, are as follows:

Name	Age	Position
Ronald G. Farrell	62	Chairman of the Board, President and Chief Executive Officer
Robert K. Mills	42	Chief Financial Officer
James M. Logsdon	58	Director
Lee K. Toole	69	Director
James A. Verbrugge.	64	Director

Certain additional information concerning the individuals named above is set forth below:

Ronald G. Farrell serves as our Chief Executive Officer and President and as a director of the Company. He served as our sole director and officer from our formation in October 2001 to the Initial Public Offering. From December 1998 to December 2001, Mr. Farrell served as Chairman of the Board and Chief Executive Officer of Golf Entertainment, Inc. At various times from 1986 through 1998, Mr. Farrell founded and served as Chairman of the Board and Chief Executive Officer of Computer Integration Corporation, Sports Leisure, Inc., Automotive Industries, Inc. and Builders Design, Inc.

Robert K. Mills has served as our Chief Financial Officer since August 2005. From 1999 to 2005, Mr. Mills served as Chief Financial Officer for Knology, Inc., a publicly-traded broadband telecommunications services provider which filed for protection under Chapter 11 of the United States Bankruptcy Code in 2002. From 1994 through 1999, Mr. Mills served as Treasurer of Powertel, Inc., a provider of wireless telecommunications services. From 1987 to 1994, Mr. Mills was an auditor with an international accounting firm. Mr. Mills is a Certified Public Accountant.

James M. Logsdon has served as a member of our board of directors, our audit committee and our compensation committee since the Initial Public Offering. Mr. Logsdon is a consultant with The Logsdon Group, which Mr. Logsdon founded in March 2004. The Logsdon Group provides tactical and strategic consulting services to business organizations. He served as President, Chief Operating Officer and a director of Verso Technologies, Inc., a publicly-held technology company, from January 2000 until March 2004. From January 1998 to January 2000, Mr. Logsdon served as Vice President and General Manager of Branch Operations—East for the Network Services division of GTE Corporation, a global telecommunications company. From January 1991 to December 1997, he served as GTE’s Vice President, Sales & Marketing—Commercial Markets.

Lee K. Toole has served as a member of our board of directors, our audit committee and our compensation committee since the Initial Public Offering. Mr. Toole founded Toole Consulting Company in 1997, which provides consulting services to Lucent Technologies, Inc. and GTE Corporation, among other clients. Mr. Toole retired in 1997 as a senior vice president of GTE Corporation, concluding a 36 year career in the telecommunications industry. During his career, which included 15 years with AT&T, Inc., Mr. Toole served in various executive capacities, including President of GTE China, Senior Vice President—Asia Pacific, Vice President—Business Development worldwide for wireless networks, and Chairman of the Board of Directors of a joint venture in Argentina which built a nationwide wireless network.

Dr. James A. Verbrugge has served as a member of our board of directors, our audit committee and our compensation committee since the Initial Public Offering. Dr. Verbrugge is Emeritus Professor of Finance in the Terry College of Business at the University of Georgia. From 1976 to 2001, he was the Chairman of the Department of Banking and Finance in the Terry College of Business, where he held the Chair of Banking from 1992 to 2002. He is a member of the board of directors of each of eResource

Capital Group, Inc., Crown Crafts, Inc. and Verso Technologies, Inc. and also serves on the boards of two private companies.

Board of Directors

Our bylaws provide that our board of directors shall consist of between one member and nine members. Our board of directors currently consists of four members, Messrs. Farrell, Toole and Logsdon and Dr. Verbrugge. If we have more than two directors, our articles of incorporation provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. Dr. Verbrugge and Messrs. Farrell, Toole and Logsdon serve as directors of the Company as follows: Mr. Logsdon serves as a Class I Director until the 2006 annual meeting of shareholders; Dr. Verbrugge serves as a Class II Director until the 2007 annual meeting of shareholders; and Messrs. Farrell and Toole each serve as Class III Directors until the 2008 annual meeting of shareholders. Messrs. Farrell, Toole and Logsdon and Dr. Verbrugge will serve as directors until the expiration of their applicable terms and until their successors have been elected and qualified or until their earlier death, resignation or removal. This classification of the board of directors may delay or prevent a change in control of the Company. See “Description of Securities.”

Executive Officers

Our board of directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified, subject to applicable employment agreements. See “Management—Director and Executive Compensation—Employment Agreements.” There are no family relationships among any of our directors or officers.

Board Committees

Compensation Committee.   Our compensation consists of Dr. Verbrugge and Messrs. Toole and Logsdon. The responsibilities of the compensation committee include reviewing and recommending to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, establishing and reviewing general policies relating to the compensation and benefits of our employees and administering our 2004 Stock Incentive Plan.

Audit Committee.   Our audit committee consists of Dr. Verbrugge and Messrs. Toole and Logsdon. The responsibilities of the audit committee include reviewing our internal accounting procedures and consulting with and reviewing the services provided by our independent auditors.

Director Compensation

We compensate each member of our board of directors for their service on our board of directors at an annual rate of $10,000 per year. We will also compensate each member of our board of directors who serves on a committee of the board at an annual rate of $2,500 for each committee on which such member serves and reimburse our board of directors members for reasonable expenses incurred by them in attending such meetings of the board of directors and any committees of the board of directors of which they are members. Members of our board of directors are also eligible to receive stock options granted pursuant to our 2004 Stock Incentive Plan.

Executive Compensation

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as our Chief Executive Officer during the year ended December 31, 2005, as well as for our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2005 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term Compensation
					Securities
	Annual Compensation				Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus($)	Options (#)(1)	Compensation($)
Ronald G. Farrell	2005	301,244	(1)	82,650	—	56,797	(2)
Chief Executive Officer	2004	273,538	(1)	145,000	—	45,627	(3)
	2003	248,769	(1)	—	—	45,000	(3)
Robert K. Mills	2005	71,178		—	—	2,436
Chief Financial Officer	2004	—		—	—	—
	2003	—		—	—	—
E. Wayne Stallings	2005	66,376		12,915	—	37,464	(4)
Former Chief Financial Officer	2004	30,880		—	—	—
	2003	—		—	—	—

(1)          Includes $30,693, $19,538 and $17,769 for payments made with respect to accrued but unused vacation for 2005, 2004 and 2003, respectively.

(2)          Includes $17,901 for automobile expenses and $22,160 for medical benefits.

(3)          Includes $18,000 for automobile expenses and $15,000 for medical and dental benefits.

(4)          Includes $30,375 of severance payments and $7,089 of medical benefits payable to Mr. Stallings pursuant to a severance agreement between Mr. Stallings and the Company. See “Management—Executive Compensation—Employment Agreements.”

Option Grants in Last Fiscal Year

We did not grant any options to purchase our common stock during the year ended December 31, 2005 to our Named Executive Officers.

Aggregated Option Exercises and Year-End Option Values

The following table sets forth information concerning the value at December 31, 2005, of the unexercised options held by each of the Named Executive Officers. The value of unexercised options reflects the increase in market value of the common stock from the date of grant through December 31, 2005. No Named Executive Officer exercised any options during the year ended December 31, 2005.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (1)		Value of Unexercised In-The-Money Options at Fiscal Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald G. Farrell	97,087	—	$415,532	—

Employment Agreements

We have entered into an employment agreement with Mr. Farrell pursuant to which Mr. Farrell has agreed to serve as Chief Executive Officer and President of the Company until December 31, 2008. The agreement provides for (i) payment of a specified base salary which increases by 10% per year; (ii) payment of an annual incentive bonus equal to 5% of our operating income for such year (which income includes dividends and distributions made to us with respect to our interest in the joint venture), provided that such bonus may not exceed 100% of Mr. Farrell’s base salary for such year; (iii) prohibitions against Mr. Farrell’s disclosure of confidential information, solicitation of our employees and participation in a business competitive with our business during his employment and for a period of one year following the termination of his employment; (iv) payment of an acquisition bonus equal to 2% of the value of all acquisitions made by us; and (v) continuation of Mr. Farrell’s compensation and benefits for the remainder of the term of his employment agreement if his employment is terminated by the Company without “cause” or by Mr. Farrell for “good reason” or upon a “change of control” of the Company. Pursuant to Mr. Farrell’s employment agreement, we also provide certain other benefits and expense reimbursements to Mr. Farrell which are consistent with his position as the chief executive officer of the Company. Mr. Farrell is also entitled to participate in any employee benefit plan, stock option plan and other fringe benefit plan at the discretion of our board of directors. For the year ended December 31, 2005, Mr. Farrell’s base salary under his employment agreement was $279,510.

Mr. Mills has agreed to serve as our Chief Financial Office for a term of three years commencing in August 2005 and, in consideration therefor, we have agreed to pay to Mr. Mills:  (i) a base salary at a rate of $175,000.00 per year; (ii) an annual retention bonus equal to $25,000.00 per year; and (ii) an annual performance bonus equal to 2% of our earnings before interest, income taxes, depreciation and amortization for such year, provided that the annual performance bonus may not exceed 100% of the base salary for such year. In January 2006, we granted to Mr. Mills pursuant to our 2004 Stock Incentive Plan a qualified stock option to purchase 100,000 shares of common stock at an exercise price of $4.05 per share, which option will vest over a three-year period commencing in August 2006.

On August 12, 2005, we entered into an agreement with E. Wayne Stallings in connection with Mr. Stallings’ resignation from his position as our Chief Financial Officer on such date (the “Resignation Date”). Pursuant to the agreement, Mr. Stallings provided to us on a full-time basis through September 30, 2005 such services as we reasonably requested, and we have paid or shall pay to Mr. Stallings: (i) from the Resignation Date through August 1, 2006 (the “Continuation Period”), his base salary at the rate in effect immediately prior to the Resignation Date, subject to all withholdings required pursuant to applicable law; (ii) on September 30, 2005, a retention incentive payment in the amount of $12,000.00, subject to applicable withholdings; and (iii) during the Continuation Period and in lieu of health insurance benefits, an amount equal to $1,181.00 per month.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of Messrs. Toole and Logsdon and Dr. Verbrugge. None of the members of our compensation committee has ever been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CERTAIN TRANSACTIONS

Employment Agreements

A description of the employment agreements between each of the Named Executive Officers and us is set forth in “Management—Executive Compensation—Employment Agreements.”

Indebtedness of Management

Pursuant to Mr. Farrell’s employment agreement with us, Mr. Farrell, our Chief Executive Officer and President, would have otherwise been entitled to receive during 2004 an aggregate bonus of $435,000; however, in order to improve the financial position of the Company prior to the Initial Public Offering, he agreed to forfeit $290,000 of such bonus and accept a cash bonus of $145,000. At the time Mr. Farrell agreed to such change in his compensation, we had already paid to Mr. Farrell $245,000 with respect to his 2004 bonus. Accordingly, Mr. Farrell has agreed to repay to us $100,000 pursuant to the terms of a promissory note issued by Mr. Farrell to us dated December 31, 2004, which bears interest at a rate of 2.48% per year and is payable on December 31, 2006. The note may be prepaid at any time without penalty and may be paid, at the election of Mr. Farrell, in cash or shares of common stock or any combination thereof.

Exchange and Recapitalization

Pursuant to the Exchange and Recapitalization, R.G.F. Investments, Inc. (of which Mr. Farrell is the sole director, officer and shareholder) and its affiliates exchanged 2,500,000 shares of common stock held by them immediately prior to the recapitalization for 809,061 shares of common stock upon completion of the Exchange and Recapitalization. In connection with the Exchange and Recapitalization, Mr. Farrell also exchanged an option to purchase 300,000 shares of common stock at an exercise price of $0.04 per share for an option to purchase 97,087 shares of common stock at an exercise price of $0.12 per share.

Indemnification Agreements

We have entered into indemnification agreements with our directors pursuant to which we will indemnify them to the fullest extent permitted by applicable law if they are involved or become involved or are threatened to be involved in any investigation, action, claim suit or proceeding, whether civil, criminal, administrative or investigative, by reason of that fact that they were or are serving as an officer or director of the Company or were or are serving at our request as an agent of any other entity.

Private Placement

Robert K. Mills, our Chief Financial Officer, invested $25,000 in the Private Placement and was issued a Note in principal amount of $25,000 and an Investor Warrant to purchase 2,604 shares of common stock.

Michael F. Bennett, who owns more than 5% of the outstanding shares of common stock, invested $100,000 in the Private Placement through Southwick Capital LLC, which is controlled by Mr. Bennett. In the Private Placement, we issued to Southwick Capital LLC a Note in principal amount of $100,000 and an Investor Warrant to purchase 10,416 shares of common stock.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of the common stock as of January 25, 2006 by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all our executive officers and directors as a group. All beneficial ownership information reported below is based upon publicly available information and certain additional information known to us.

	Common Stock(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (2)
Ronald G. Farrell†‡	906,149	(3)	26.4%
Michael F. Bennett	194,984	(4)	5.8
James A. Logsdon†	0		—
Robert K. Mills‡(5)	0		—
L. K. Toole†	0		—
James A. Verbrugge†	0		—
E. Wayne Stallings(6)	0		—
All directors and executive officers as a group (5 persons)	906,149		26.4

†                    Director of the Company

‡                    Officer of the Company

*                    Less than 1% of the issued and outstanding shares of the common stock.

(1)          Unless otherwise noted, all of the shares shown are held by individuals or entities processing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of January 25, 2006, are treated outstanding only when determining the amount and percentage owned by such individual or group.

(2)          In accordance with regulations of the SEC, the percentage calculations are based on 3,338,700 shares of common stock issued and outstanding as of January 25, 2006, plus shares of common stock which may be acquired within 60 days of January 25, 2006 by each individual or group listed.

(3)          Includes (i) 711,974 shares of common stock held by R.G.F. Investments, Inc., a corporation in which Mr. Farrell is the sole shareholder, officer and director, over which shares Mr. Farrell may be deemed to have sole investment and voting power; (ii) 97,087 shares of common stock held by Mr. Farrell’s spouse, over which  shares Mr. Farrell may be deemed to have shared  investment and voting power; and (iii) 97,087 shares of common stock issuable upon exercise of an option held by Mr. Farrell.

(4)          Includes 36,408 shares of common stock held by Southwick Capital, LLC, a limited liability company controlled by Mr. Bennett, over which shares Mr. Bennett may be deemed to have shared investment and voting power.

(5)          Robert K. Mills commenced serving as our Chief Financial Officer in August 2005.

(6)          E. Wayne Stallings served as our Chief Financial Officer from October 2004 until August 2005.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL
AND OPERATING DATA

We did not have an operating business before the Paragon Acquisition. Consequently, the historical selected financial data set forth in the accompanying summary of historical and selected financial data presents the historical selected financial data of Paragon Systems prior to the Paragon Acquisition and the financial information of Tri-S for periods prior to the Paragon Acquisition and Tri-S consolidated with Paragon Systems for the nine months ended September 30, 2004, the year ended December 31, 2004 and the nine months ended September 30, 2005. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements included elsewhere in this prospectus.

Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period after giving effect to the Exchange and Recapitalization. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma income tax expense, pro forma net income and pro forma income per share are presented on the face of the summary of historical selected financial data for the periods presented as the Predecessor Company. The necessary adjustments include only taxes at a statutory rate of 38% for each period presented. The pro forma income per share calculation of the Predecessor Company operations is based on the weighted average number of common shares outstanding, after giving effect to the Exchange and Recapitalization, which acquired the Predecessor Company in February 2004.

Tri-S was incorporated during the fourth quarter of 2001. For purposes of calculating the weighted average shares outstanding for the pro forma income per share calculation for the year ended December 31, 2001 and prior periods, it is assumed that Tri-S was incorporated on January 1, 1999.

Historical Selected Financial Data

	Predecessor Basis
	Paragon Systems, Inc.
	Year Ended December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended 9/30/03	Year Ended December 31 2003	Jan. 1, 2004 to Feb. 27, 2004
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$5,691	$7,698	$16,491	$21,364	$21,766	$29,395	$4,705
Direct labor	2,023	3,076	9,092	11,983	11,872	16,070	2,481
% of revenues	35.55%	39.96%	55.13%	56.09%	54.54%	54.67%	52.73%
Indirect labor and other contract support costs	2,442	3,417	6,000	7,615	8,137	11,151	2,113
% of revenues	42.91%	44.39%	36.38%	35.64%	37.38%	37.94%	44.91%
Selling, general and administrative expenses	588	652	896	1,179	977	1,466	230
% of revenues	10.33%	8.47%	5.43%	5.52%	4.49%	4.99%	4.89%
Amortization of intangible assets	—	—	—	—	—	—	—
Operating income (loss)	638	553	503	587	780	708	(119)
% of revenues	11.2%	7.2%	3.1%	2.7%	3.6%	2.4%	-2.5%
Depreciation and amortization expense	50	62	88	68	46	175	28
Interest income	—	—	28	23	8	12	—
Interest expense	(8)	(14)	(11)	(7)	(20)	(30)	(11)
Interest on redeemable preferred stock	—	—	—	—	—	—	—
Income (loss) before taxes	630	539	520	603	768	690	(130)
Pro forma income tax expense (benefit)	239	205	198	229	292	262	(49)
Pro forma net income (loss)	391	334	322	374	476	428	(81)
Pro forma basic net income (loss) per common share	0.48	0.41	0.40	0.46	0.58	0.52	(0.10)
Pro forma diluted net income (loss) per common share	0.48	0.41	0.40	0.40	0.45	0.39	(0.10)
Balance Sheet Data (at Period End):
Cash	$127	$239	$647	$877	$1,206	$846	$275
Current assets	2,124	3,005	5,003	5,911	6,408	5,713	6,803
Total assets	2,237	3,201	5,147	6,114	6,830	6,883	7,230
Long term obligations	—	—	—	—	—	185	175
Total liabilities	782	1,207	2,760	3,124	3,072	3,058	3,720
Cash dividends	—	—	—	—	—	—	—

Historical Selected Financial Data

	Successor Basis
	Tri-S Security Corporation				Tri-S Security Corporation and Subsidiary Consolidated
	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended 9/30/03	Year Ended December 31, 2003	Nine Months Ended September 30, 2004 Consolidated	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$17,728	$25,425	$23,787
Direct labor	—	—	—	—	9,506	13,810	12,741
% of revenues			53.62%	54.3%	53.6%	54.3%	53.6%
Indirect labor and other contract support costs	—	—	—	—	6,792	10,521	9,574
% of revenues			38.31%	40.2%	36.6%	40.2%	40.2%
Selling, general and administrative expenses	100	216	210	347	1,097	1,653	2,551
% of revenues			6.19%	8.3%	10.8%	6.5%	10.7%
Amortization of intangible assets	—	—	—	—	252	462	206
Operating income (loss)	(100)	(216)	(210)	(347)	81	(1,021)	(1,285)
% of revenues			0.5%			(4.0)%	(5.4)%
Income from investment in Joint Venture						1,637	1,451
Interest income	—	—	—		3	3	35
Interest expense	—	—	—	—	(1,018)	(1,380)	(543)
Interest on redeemable preferred stock	—	—	—	—	(175)	(250)	(225)
Income (loss) before taxes	(100)	(216)	(210)	(347)	(1,109)	(1,011)	(567)
Pro forma income tax expense (benefit)	(38)	(82)	(80)	(130)	(424)
Income tax expense (benefit)						(384)	(215)
Pro forma net income (loss)	(62)	(134)	(130)	(217)	(685)
Net income (loss)						(627)	(352)
Pro forma basic net income (loss) per common share	(0.08)	(0.16)	(0.16)	(0.26)	(0.83)
Basic net income (loss) per common share						(0.76)	(0.11)
Pro forma diluted net income (loss) per common share	(0.08)	(0.16)	(0.16)	(0.26)	(0.83)
Diluted net income (loss) per common share						(0.76)	(0.11)
Balance Sheet Data (at Period End):
Cash	$—	$93	$239	$102	$310	$313	$2,430
Current assets	—	93	239	102	5,030	6,636	8,750
Total assets	—	213	244	362	21,007	24,618	27,092
Long term obligations	—	—	—	—	8,563	10,446	11,632
Total liabilities	—	2	3	3	21,333	24,886	17,084
Cash dividends	—	—	—	—	—	(268)	10,008

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The results of operations set forth below for the quarter ended September 30, 2005, and the years ended December 31, 2004, 2003 and 2002, are based on historical results for the Company. Historical amounts for the nine months ended September 30, 2004 and the period January 1, 2004 to February 27, 2004 for Paragon Systems prior to the Paragon Acquisition are combined for presentation and discussion purposes.

Paragon Systems was formerly a subchapter S corporation and, consequently, pro forma income tax expense and pro forma net income are presented on the face of the historical statements of operations for all periods presented. The adjustments include only taxes at a statutory rate of 38% for each period presented.

In accordance with requirements of purchase accounting, the assets and liabilities of Paragon Systems were adjusted to their estimated fair values and the resulting goodwill computed for the Paragon Acquisition. The application of purchase accounting generally results in higher depreciation and amortization expense in periods subsequent to the Paragon Acquisition. Accordingly, the results discussed for the year ended December 31, 2004 are not comparable with prior years.

Overview

We are an aggregator of elite guard services companies. Through our two direct, wholly-owned subsidiaries, Paragon Systems and Cornwall, we provide equipment and security services to various government agencies and the private sector. Our services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training, arming and supervising guards deployed to the customers we serve as well as paying all guards and providing them with uniforms, fringe benefits and workers’ compensation insurance.

Our government customers include local, state and Federal government agencies. Our private sector customers include commercial customers, such as universities, public school systems, corporate complexes and hospitals, and residential customers, such as condominiums, high-end apartments and high-security homes.

We strive to provide cost-effective solutions to ensure the safety and security of the assets and personnel of our customers and to continually improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior contract guard services with the highest degree of integrity and responsiveness.

In addition to our core business of providing equipment and security services, we have a non-core business interest of providing logistics services. Through Paragon Systems, we own a 10% equity interest in Army Fleet Support, which provides logistics support for U.S. Army aviation training at Fort Rucker, Alabama.

We were incorporated in Georgia in October 2001 under the name “Diversified Security Corporation” and changed our name to “Tri-S Security Corporation” in August 2004. We were formed for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. Our acquisition strategy involves the acquisition and integration of complementary businesses in order to increase our scale within certain geographic areas, capture market shares in the markets in which we operate and improve our profitability. We intend to pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry. We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

We made our first acquisition on February 27, 2004, when we acquired all of the outstanding capital stock of Paragon Systems, a contract guard services and logistics provider for a purchase price of $16,000,000. We made our second acquisition on October 18, 2005, when we acquired all of the outstanding capital stock of Cornwall, a provider of security and investigative services, including armed and unarmed uniform guards, video and alarm monitoring, alarm installation, and GPS monitoring, to government and private sector customers in the Miami, Florida area, for a total purchase price of $13,500,000.

Renewing and extending existing contracts and obtaining new contracts are crucial to our ability to generate revenue and manage cash flow. Our Federal government contracts, which generate a significant portion of our revenue, may be terminated at any time by the Federal government, or the Federal government may determine not to renew or extend any of such contracts upon their scheduled expiration. The Cornwall Acquisition has allowed us to diversify our customer base to include commercial customers. We must continue to sell commercial services to commercial customers in order to maintain our revenue system and to grow our business.

Results of Operations for the Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

Revenue increased $381,000 to $8.1 million, or 5.0%, for the three months ended September 30, 2005 compared to revenue of $7.7 million for the three months ended September 30, 2004. The increase in revenue was due to (i) additional services provided to the Federal Emergency Management Agency (“FEMA”) in connection with a contract we manage for the Department of Homeland Security, (ii) a new contract that began service in October 2004, and (iii) other additional billings to existing contracts.

Cost of revenue increased $438,000 to $7.7 million, or 6.0%, for the three months ended September 30, 2005, compared to cost of revenue of $7.3 million for the three months ended September 30, 2004. Our cost of revenues increased for the following reasons: (i) additional man hours required to support the additional revenue mentioned above, (ii) training of new employees to support the additional revenue, (iii) two new office locations to support FEMA, and (iv) increase travel due to support the FEMA contract and increase in gasoline prices.

Our gross profit decreased by $57,000 for the three months ended September 30, 2005 to $371,000 compared to gross profit for the three months ended September 30, 2004 of $428,000. Our gross profit declined because our cost of revenues increased more than our revenues as mentioned above.

Selling, general and administrative expenses increased $830,000 to $1,286,000, or 182%, for the three months ended September 30, 2005 compared to $456,000 for the three months ended September 30, 2004. The increase in selling, general, and administrative costs is due to increased office space, public company costs, investor relation costs, and increased marketing and accounting costs. We had approximately $150,000 of expense related to the recruitment and severance costs related to the change of management personnel. Also, the Company recorded approximately $240,000 of bad debt provision for certain invoices over 120 days old.

Income from the joint venture decreased $1,019,000 for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004. For the three months ended September 30, 2005, we recognized $609,000 of net earnings from the joint venture less $206,000 of amortization expense related to the joint venture, for a net result of $403,000 of income from the joint venture. For the three months ended September 30, 2004, we recognized $1,422,000 of income from the joint venture, which was comprised of $1,628,000 net earnings from joint venture and $206,000 of amortization expense.

Net interest expense decreased $277,000, or 58.7%, to $195,000 for the three months ended September 30, 2005 compared to interest expense of $472,000 for the three months ended September 30, 2004. The primary reasons for the decrease in interest expense was due to the repayment of the promissory notes issued to the former shareholders of Paragon Systems in connection with the Paragon Acquisition (the “Paragon Notes”) and lower amounts of interest paid to our lenders. We do anticipate an increase in interest expense for the three months ending December 31, 2005 as compared to the three months ended September 30, 2005. This increase is due to the interest with respect to the convertible promissory notes issued in September and October 2005.

Income taxes are provided at 38% of income (loss) before income taxes. The 38% rate equals federal income taxes at 34% plus 4% for state income taxes net of the Federal effect. Even though the Company has a net operating loss carry forward, the Company has recognized a deferred income tax benefit for the net operating loss carry forward because the Company anticipates reporting income before income taxes in future periods. In addition, cash distributions received by the Company with respect to its equity interest in the joint venture are taxable.

Results of Operations for the Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Revenue increased $1,354,000 to $23.8 million, or 6.0%, for the nine months ended September 30, 2005 compared to revenue of $22.4 million for the nine months ended September 30, 2004. The increase in revenue was generated primarily from: (i) additional services provided to the FEMA in connection with a contract we manage for the Department of Homeland Security, (ii) a new contract that began service in October 2004 and (iii) other additional billings to existing contracts.

Cost of revenue increased $1,171,000 to $22.3 million, or 5.5%, for the nine months ended September 30, 2005 compared to cost of revenue of $21.1 million for the nine months ended September 30, 2004. The increase in cost of revenue is due to many factors. We had higher amortization costs with respect to our government contracts, higher personnel costs to support the additional revenue mentioned above, and higher personnel costs to support our existing contracts.

Our gross profit increased by $183,000 for the nine months ended September 30, 2005 to $1.5 million compared to the gross profit for nine months ended September 30, 2004 of $1.3 million. This increase was due to our revenue increasing more than our costs of revenue, as mentioned above.

Selling, general and administrative expenses increased $1,430,000 to $2.8 million, or 107.8%, for the nine months ended September 30, 2005 compared to $1.3 million for the nine months ended September 30, 2004. The increase in costs for 2005 is attributable primarily to costs associated with the additional office space, additional staff costs, legal costs, accounting costs and other professional fees associated with being a public company. There were no similar costs incurred for the nine months ended September 30, 2004. The Company incurred over $150,000 of costs associated with the replacement of management personnel in the three months ended September 30, 2005, and $240,000 of bad debt for certain invoices over 120 days old.

Income from the joint venture decreased $66,000 for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. For the nine months ended September 30, 2005, we recognized $2,069,000 of net earnings from the joint venture less $618,000 of amortization expense related to the joint venture, for a net result of $1,451,000 of income from the joint venture. For the nine months ended September 30, 2004, we recognized $1,517,000 of income from the joint venture, which was comprised of $1,998,000 net earnings from joint venture and $481,000 of amortization expense.

Net interest expense decreased $436,000 to $768,000 for the nine months ended September 30, 2005 compared to interest expense of $1,204,000 for the nine months ended September 30, 2004. In February 2005, we completed the Initial Public Offering and received proceeds from the offering before expenses of the offering of $11.1 million. We used the proceeds from the Initial Public Offering to repay the Paragon Notes and to pay down Paragon Systems’ liability to the Lenders. Repayment of the Paragon Notes and the reduction of Paragon Systems’ obligation to the Lenders significantly reduced interest expense for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. We anticipate interest expense to rise in the future due to the interest with respect to the Notes issued in the Private Placement.

Income taxes are provided at 38% of income (loss) before income taxes. The 38% rate equals Federal income taxes at 34% plus 4% for state income taxes net of the Federal effect. Paragon Systems used the cash basis of accounting for income taxes prior to the Paragon Acquisition. Pro forma income tax benefit at 38% is presented for comparative purposes. Even though Tri-S has a net operating loss carry forward, the Company has recognized a deferred income tax benefit for the net operating loss carry forward because the Company anticipates reporting income before income taxes in future periods.

Results of Operations for the Years Ended December 31, 2004, 2003 and 2002

The following table sets forth absolute dollar and percentage changes in our selected financial data from period to period for the periods described below. The table below combines results of Paragon Systems with Tri-S for periods prior to the Paragon Acquisition (dollars in thousands):

	Change from Year Ended December 31, 2003 to Year Ended December 31, 2004		Change from Year Ended December 31, 2002 to Year Ended December 31, 2003		Change from Year Ended December 31, 2001 to Year Ended December 31, 2002
	$	%	$	%	$	%
	(restated)
Revenues	735	2.50%	8,031	37.59%	4,873	29.55%
Operating Expenses:
Direct labor	221	1.38%	4,087	34.11%	2,891	31.80%
Indirect labor and other contract support costs	1,185	10.63%	3,536	46.43%	1,615	26.92%
Selling, general and administrative	879	29.34%	418	29.96%	399	40.06%
Amortization of intangible assets	298
Operating income (loss)	(1,848)	(415.79)%	(10)	(2.70)%	(32)	(7.94)%
Income from investment in joint venture	1,637	N/A	—	—	—	—
Interest income	(9)	(75.00)%	(11)	(47.83)%	(5)	(17.86)%
Interest expense	(1,361)	(4,536.67)%	(23)	328.57%	4	(36.36)%
Interest on mandatory redeemable preferred stock	(250)
Income (loss) before income taxes	(1,831)	(265.96)%	(87)	(14.42)%	(33)	(7.86)%

Revenues

The increase in our revenues from period to period is directly attributable to the number and size of our contacts during successive periods. Generally, the revenue generated by a contract is dependent upon the number of labor hours required to service such contract. Substantially all of our revenues are generated by Federal government contracts awarded to us through a competitive bidding process. Prior to 2001, we primarily bid on Federal government contracts set aside for small, disadvantaged businesses certified as 8(a) firms by the SBA. In 2001, we began bidding on larger contracts not specifically set aside for certified 8(a) firms. From December 31, 2001 to December 31, 2002, the net number of our Federal government contracts grew from nine to 13. We obtained four new Federal government contracts in 2002. In 2003, five of our Federal government contracts expired, and we obtained four new Federal government contracts for a net reduction of one contract between December 31, 2002 and December 31, 2003. Our revenues continued to increase from 2002 to 2003 despite having one less contract because the average revenue from each of our contracts increased between 2002 and 2003. In 2004, we obtained one new contract in the fourth quarter returning the number of managed contracts to thirteen. Revenue for 2004 increased by approximately $700,000 over 2003 primarily because the new contracts obtained in 2003 were included for a full year in 2004. Revenue in 2004 from the new contracts obtained in 2003 also more than offset the loss of two expired contracts in 2003. Also in 2004, we accrued and invoiced $699,000 on two Federal contracts to recover costs imposed on us in excess of our original bid that we fully expected to recover from one Federal agency based on meetings and negotiations with the Federal agency. Subsequent to December 31, 2004, the Federal agency denied all of our claims to recover these costs. While we continue to believe that we will ultimately prevail in recovery of these costs, we recorded a provision in the amount of $434,000 against our 2004 revenue in anticipation that we may not succeed with appeals that we plan to initiate.

The following table sets forth the number of our Federal government contracts during the periods and in the revenue ranges indicated in the table:

Annual Revenues	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Less than $1.0 Million per Contract	5	5	7
$1.0 to $2.0 Million per Contract	3	6	4
$2.0 to $3.0 Million per Contract	0	0	1
Greater than $3.0 Million per Contract	5	4	1

Of the four contracts generating annual revenue greater than $3.0 million per contract in 2003, two were awarded near the end of 2002, one was a continuing contract requiring substantially more service hours and one was modified from a metropolitan-area contract to a statewide contract. In 2005, the number of contracts generating revenue greater than $3.0 million per contract increased to five from four in 2004 due to one multiple location contract that was started in July 2003.

The following table sets forth the expiration years of our contracts existing as of December 31, 2004:

Number of Contracts	Year Expiring
3	2005
2	2006
4	2007
4	2008

We expect future revenues to increase as we continue to recognize revenues from our existing contracts and to the extent we obtain new contracts.

Costs of Revenues

We categorize our cost of revenues into three areas: (i) direct labor, (ii) indirect labor and other contract support costs and (iii) amortization of government contracts.

Direct Labor.   Direct labor is the most significant expense in providing guard services on any contract. Direct labor was approximately 54% in 2004, 55% in 2003 and 56% for 2002. When bidding on contracts, we must anticipate labor rates during the contract term.

Indirect Labor and Other Contract Support Costs.   This category of expenses consists primarily of indirect labor (guard supervisors), our portion of payroll taxes, employee benefit costs and other expenses, which are a relatively small portion of costs in this category. As with direct labor, when bidding on contracts, we must anticipate the cost of providing supervisory oversight of the guards performing the actual guard services and the related payroll taxes and employee benefits that are provided to both guards and to supervisors. Indirect labor and other contract support costs was approximately 41% in 2004, 38% in 2003 and 36% in 2002.

Direct and Indirect Labor.   Total wages and other payroll related expenses are the most significant and dominant expenses. In 2004 wages and other payroll related expenses were approximately 94% of all operating expenses.

Amortization of Government Contracts.   Upon the Paragon Acquisition, Paragon Systems’ existing contracts were valued in accordance with purchase accounting rules and the resulting asset values are being amortized over the remaining term of each contract proportionate to estimated future discounted cash flows based on an independent appraisal.

General.   Our ability to accurately anticipate the costs of providing guard services is critical to our profitability. Upon deciding to focus bidding on and obtaining larger contracts in 2001, we reduced our anticipated profit margins to be more competitive and to obtain more contracts. Thus, it is more important than ever that we correctly anticipate all of the above mentioned costs. When bidding on contracts in 2002, we failed to accurately anticipate the cost of providing supervisory oversight on two contracts which we subsequently obtained. The costs of providing the necessary oversight increased our indirect labor costs and reduced our profit margins in 2003 and 2004 with respect to these two contracts. These two contracts were different from our other contracts in that they covered multiple locations over wide geographic areas. We are currently negotiating with the responsible Federal agency to reach profitability on one of these contracts. In the third quarter of 2005, we will initiate negotiations to reach profitability on the other contract.

Our cost of revenue was 96.0% in 2004, 92.6% in 2003 and 91.7% in 2002. This increase in 2004 is primarily attributable to two factors: (i) we have reduced our profit margins in recent bids to be more competitive in the bidding process for larger contracts; and (ii) we failed to accurately anticipate the costs of providing supervisory oversight on two existing contracts as discussed above. We believe that reducing our profit margins is one of the reasons we have been successful in obtaining several of our larger contracts. We anticipate that we will continue to keep our profit margins low for the foreseeable future in order to obtain larger contracts and increase our presence in the contract guard market. As a result, we anticipate that our cost of sales will be not less than 92% of our revenues for the next several years.

Selling, General and Administrative Expenses

Selling, general and administrative expenses expressed as a percentage of revenue was 7.8% in 2004, 6.2% in 2003 and 6.5% in 2002. Selling, general and administrative expenses consist primarily of payroll and related expenses for administrative personnel in Paragon Systems’ corporate office located in Huntsville, Alabama and in the Tri-S corporate office located in Alpharetta, Georgia. It also includes occupancy costs at the two locations, consulting and professional fees, and certain miscellaneous office and corporation expenses. At Paragon Systems, selling, general and administrative expense has increased as a result of increased salaries and employee benefits. Approximately, $92,000 of the 2003 increase resulted from certain accounts receivable being written off as not collectible. Since our customers are Federal government agencies, we do not provide for bad debt allowances in the ordinary course of business. We write off account balances primarily for two reasons: (i) disagreements with a government agency relating to contract interpretations; and (ii) cessation of project funding at the end of a contract term. When there is a disagreement involving contract interpretation, the Company and the appropriate government agency mutually agree on a resolution. When an account is not collected due to cessation of project funding, we work with the appropriate government agency to attempt resolution. If the agency cannot resolve the funding issue, then we must write off the account balance. This only occurs at or near the expiration date of contracts. During 2004, 2003 and 2002, corporate overhead consisted primarily of salaries and professional fees totaling $947,000, $347,000 and $216,000, respectively.

Joint Venture

The Company owns 10% of Army Fleet Support. We recognize as income 10% of the joint venture’s net earnings or net loss less the amortization of the difference between our cost and our share of the net equity of the joint venture. In 2004, we recognized as income $2,324,000 less amortization of $687,000 for income of $1,637,000 from joint venture.

Interest Income and Interest Expense

Prior to the Paragon Acquisition, Paragon Systems maintained a bank line of credit to meet its temporary cash flow needs. Paragon Systems invested cash exceeding its short term requirements on a temporary basis. Incident with the Paragon Acquisition, the line of credit was paid off and closed and a factoring arrangement was established with the Lenders. In addition, Tri-S executed $7.7 million in Paragon Notes payable to the former shareholders of Paragon Systems and issued to them an aggregate of 100 shares of our Series C Redeemable Preferred Stock with an aggregate redemption value of $6.0 million with 5% annual interest thereon. The increase in interest expense for 2004 over 2003 is entirely the result of (i) the issuance to the former shareholders of Paragon Systems of the Paragon Notes and the shares of Series C Redeemable Preferred Stock in connection with the Paragon Acquisition, and (ii) our factoring arrangement with the Lenders.

Pro Forma Income Tax Expense

Prior to the Paragon Acquisition, Paragon Systems only recognized income tax expense relating to built in gain taxes for periods before its subchapter S election. Income tax expense reported by Paragon Systems has been replaced with pro forma income tax expense at 38% in all periods. This includes federal income taxes at 34% and state income taxes at 4% which is net of the federal effect. For the year ended December 31, 2004, the results of operations of Tri-S consolidated with Paragon Systems shows a loss before income taxes of $2.8 million and an income tax benefit of $1.1 million. We will realize this benefit primarily because it is anticipated that future taxable distributions from Paragon Systems’ investment in Army Fleet Support will more than offset losses from operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the following critical accounting policies affect our more significant estimates and judgments. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition.   We record revenue monthly as guard services are provided to our customers under contracts with Federal government agencies. We bill guard services in arrears at hourly or monthly rates based on the number of hours worked under some contracts and as fixed monthly amounts under other contracts. Hourly and monthly rates are determined as a result of our bids submitted in response to formal specifications included in solicitations for bids from government agencies. Hourly and monthly billing rates are developed by accumulating the estimated labor, general and administrative expenses, our profit objective and other costs to service a contract over a five-year period.

The terms of our contracts with Federal government agencies are complex and may be subject to differing interpretations. We make estimates and judgments about terms of the contracts in providing services and in billing and recording revenue. Differences in interpretation are generally resolved on a mutual basis in discussions with the government agency involved. The resolution of differences may result in a determination that amounts previously billed are not in accordance with contract terms and adjustments of amounts initially recorded as revenue may be material.

Contracts with Federal government agencies may be subject to cessation of funding. Cessation of funding may result in amounts billed and recorded as revenue as being uncollectible. We work with the appropriate government agency to resolve funding issues. When funding issues become known, we make estimates and judgments about the extent of potential losses and adjust revenues accordingly. Actual amounts estimated could differ from amounts ultimately collected and these amounts could be material.

Cost of Revenues.   Cost of revenues is primarily comprised of labor, related payroll taxes, employee benefits, workers compensation and liability insurance. Labor is recorded on an accrual basis. Direct and indirect labor, related payroll taxes and employee benefits account for over 90% of all cost of revenues and over 90% of all operating expenses. In 2004, labor and related payroll taxes and employee benefits approximated 94% of our total cost of revenues. The wages paid component of labor include regular pay, bonus, overtime, vacation, training, holiday and sick time. Total hours paid normally exceed total hours billed mainly due to vacation, training, supervisory holiday and sick time, which is generally not billable. This non-billable time, however, is included in the development of the billable rate. Medical benefits and workers compensation costs are based on premium-based plans and are expensed based on actual premiums paid. One time expenses, such as extra training required on starting a new contract, are expensed when incurred.

We make estimates and judgments of amounts recorded for accruals of labor related costs. Expenses most subject to estimation and judgment are accrued vacation and workers compensation costs. For some contracts, we assume existing liabilities for accrued vacation. The terms of vacation policies may be complex and subject to interpretation. Workers compensation insurance is subject to retroactive audit. Actual amounts could differ from the amounts initially recorded.

Goodwill and Other Intangible Assets.   We account for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and other Intangible Assets (“SFAS No. 142”), which requires goodwill and some intangible assets to no longer be amortized. Instead, goodwill will be subject to an annual impairment test. The goodwill impairment test involves a two-step approach. The first step of the test is to compare the fair value of the reporting unit, which is the business of Paragon Systems, to its book value, including goodwill. The fair value of the reporting unit is measured using discounted projected future cash flows. Cash flow estimates include projections of revenues from existing contracts with Federal government agencies, including projected renewals and extensions. The related costs of revenues are based on our historical costs. The projections are subject to the uncertainties of realizing contract renewals and extensions, the pricing of future contracts and reasonable estimates of future labor costs and other costs of revenues.

If the book value exceeds the fair value, then the second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the book value of that goodwill. If the book value exceeds the implied fair value of that goodwill, then an impairment loss will be recognized to the extent of the excess. The implied fair value of goodwill will be determined in the same manner as the amount of goodwill recognized in the Paragon Acquisition; that is, the fair value of the reporting unit will be allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. We completed our first goodwill impairment test as of December 31, 2004 and determined that the reported value of goodwill was not impaired.

Goodwill was valued at $7.7 million at the date of the Paragon Acquisition. Should an impairment test cause us to recognize an impairment loss, the book value of goodwill will be reduced by the amount of the impairment loss. An equal charge to expense will be made reducing our results of operations. We expect to record intangible assets and goodwill in conjunction with the Cornwall Acquisition which will be subject to an impairment test. These impairment tests may cause us to recognize impairment expense.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. We are currently amortizing our acquired intangible assets with definite lives over periods ranging from five to nine years. Amortizable intangible assets consist of government contracts we acquired with the Paragon Acquisition and the non-compete agreements with certain of Paragon Systems’ former owners. We believe that no events or changes in circumstances have occurred that would require an impairment test for these assets.

Investment in Joint Venture.   We account for our 10% interest in Army Fleet Support under the equity method. Accordingly, we increase the carrying amount of the joint venture asset for our share of the net earnings of the joint venture and reduce the carrying amount for cash received from the joint venture and amortization of the difference between our cost and our share of the net equity of the joint venture. We record income from investment in joint venture equal to our share of the net earnings of the joint venture less amortization of the difference between our cost and our share of the net equity of the joint venture. As part of the allocation of the purchase price for the Paragon Acquisition, fair value of the joint venture in excess of the net equity of joint venture was attributed to the value of the joint venture’s contract with the federal government and is being amortized over the life of the contract, which is 10 years. In December 2003, Paragon Systems made an investment of $715,000 in the joint venture. The carrying value of the investment in the joint venture was increased to $8,102,000 as a result of the purchase accounting adjustments made in the Acquisition of Paragon Systems in February 2004.

Our portion of the net earnings, cash distributions received from the joint venture, and amortization of the excess of cost over our portion of the net equity of the joint venture during 2004 were as follows (in thousands):

	Earnings	Cash Distributions	Amortization
First quarter 2004	$59,000	$0	$69,000
Second quarter 2004	311,000	145,000	206,000
Third quarter 2004	1,628,000	185,000	206,000
Fourth quarter 2004	326,000	1,107,000	206,000
	$2,324,000	$1,437,000	$687,000

During 2005, we received $380,000 in cash distributions from the joint venture.

The timing and amount of distributions received from the joint venture vary widely and may not be predictable. These distributions may materially affect our cash flow.

Liquidity and Capital Resources

As of September 30, 2005, we had $2.4 million of cash on hand and approximately $500,000 of availability under our factoring facility. The cash balance at September 30, 2005 was primarily the result of the issuance of $1.9 million of convertible notes and warrants prior to September 30, 2005 in anticipation of the Cornwall Acquisition which closed in October 2005.

To finance the Cornwall Acquisition, we issued $8.1 million in Notes and Investor Warrants, borrowed $5.2 million in term loans, issued a $250,000 Cornwall Acquisition Note payable to the representatives of the former Cornwall shareholders, and increased borrowings under the factoring facility by $2.2 million. In addition, we used about $1.9 million of cash on hand to finance the Cornwall

Acquisition. Therefore, at September 30, 2005, giving effect to the Cornwall Acquisition, the Company had approximately $500,000 of cash on hand.

Availability under the factoring agreement is based on 90% of qualified accounts receivable less amounts drawn under the facility. Several factors effect the availability under the factoring agreement including the collections of customer billings, the timing of customer billings and the Company’s need for cash to finance payroll and payments to vendors and creditors. Recently, the Federal government has been slow to pay certain invoices related to our services. Because of the delay in receiving payments for these invoices, our borrowings under the factoring facility has increased and certain of our invoices have been disqualified under the factoring agreement due to their past due status. As a result, at certain times the outstanding balance under the factoring facility has exceeded our availability as defined in the factoring agreement (referred to in this prospectus as “over-advances”).

The Lenders have historically allowed over-advances when the availability under the factoring facility is less than our cash needs. Based on our current liquidity position, we may need to continue to borrow under our factoring facility at a level that exceeds our defined availability. We plan to reduce the amount outstanding under the factoring facility in order to be within our availability limits by collecting payments from our customers on a timely basis. In addition, we may need to raise additional capital through debt and/or equity financings. No assurances can be given that the Lenders will continue to allow over-advances or that we will be able to raise additional debt or equity capital in the future.

Competitive Bidding Process

We generate substantially all of our revenue from Federal government contracts obtained through a competitive bidding process. We start the bidding process with a detailed review of the specifications contained in the solicitation for bid. We expend considerable management time on this process. We incur minimal cost other than management time to complete our bid. The process is lengthy and we may receive one or more revisions to contract specifications which may cause us to adjust our bid. There may also be considerable lapses of time between receipt of initial specifications, receipt of revised specifications, submission of our bid and contract award. It may take weeks or months after bids are submitted for a Federal government contract for it to be awarded. During this time, our only cost is management’s time and out of pocket expenses.

Once a Federal government contract is awarded to us, we purchase uniforms, firearms, communications and other equipment needed to service the contract. For any number of reasons, including protest by our competitors, a contract may be rescinded. In 2003, one of our Federal government contracts was rescinded. We had purchased approximately $80,000 in firearms for use on this contract. We have been able to use a portion of these firearms on other contracts. We are also servicing one Federal government contract where contract specifications were changed by the government agency after the award was approved, requiring us to incur additional expenditures. Generally, when additional requirements are placed on the contractor by the government agency, the contractor is permitted to file a claim to recover these additional expenditures. In November and December 2004 we filed claims to recover in excess of $400,000 of such expenses. In addition, we are currently negotiating with the contracting government agency to renew this contract on a profitable basis. This process is lengthy and requires the use of our cash because we must fund the expenses during this process in order to properly service the contract. We have invoiced the agency to recover our cost associated with the foregoing. Because issues relating to our invoices to recover these costs will not be resolved until some time in the future, we have established a reserve to cover potential non-recovery of these costs. Our Federal government contracts are subject to audits and cost adjustments by the Federal government. We have never been required to reimburse the Federal government for any funds in connection with its audit of our Federal government contracts.

Twelve-Month Outlook

Paragon Systems historically funded its cash requirements during periods of negative cash flow by borrowing on a bank line of credit. The Paragon Acquisition created substantial cash requirements that we can not meet through our normal operations. We used approximately $7.8 million of the net proceeds of the Initial Public Offering to repay all of the Paragon Notes in aggregate principal amount of $7.7 million and pay all dividends then due on our Series C Redeemable Preferred Stock.

We will use a portion of the remaining proceeds from the Initial Public Offering to pay down our borrowing from the Lenders. As a result of paying down the borrowing from the Lenders, we will avoid substantial fees relating to over-advances from the Lenders mentioned above.

We believe that the cash remaining from the Initial Public Offering combined with cash distributions from the joint venture and cash flow from our operations will be sufficient to meet our obligations over the next twelve months.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have any impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). The Statement specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. SFAS No. 150 became effective for the Company at the beginning of the third quarter of 2003. We agreed to issue preferred shares subject to mandatory redemption in conjunction with the Paragon Acquisition as more fully discussed in Note 2 to our audited financial statements included elsewhere in this prospectus. The preferred shares subject to mandatory redemption are accounted for in accordance with SFAS No. 150.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123R in the third quarter of fiscal 2005, beginning July 1, 2005. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company is evaluating the requirements of SFAS No. 123R and the effect that the adoption of SFAS No. 123R will have on the consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates, although we may enter into such transactions in the future.

The Notes carry interest rates which are fixed. The factoring facility has a funds usage fee, and the term loans have interest rates, which vary with the prime rate. Accordingly, if we sell our accounts receivable to the Lenders and such accounts remain unpaid, then any increase in the prime rate will increase the funds usage fee we owe on such unpaid accounts and, therefore, reduce our earnings.

SELECTED QUARTERLY FINANCIAL DATA

The following table sets forth, for each quarter in the year ended December 31, 2004 and our three subsequent quarters selected data from our statement of operations as well as other financial data. We do not believe that our quarterly results are impacted materially by seasonal changes. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our results of operations for such periods. The months of January and February 2004 the Paragon Acquisition have been combined with Tri-S consolidated for the month ended March 2004 to obtain amounts presented for the quarter ended March 31, 2004. Expenses of Tri-S prior to the Paragon Acquisition have been combined with the expenses of Paragon Systems to arrive at the amounts reported for all quarters presented.

Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The accompanying quarterly financial statements present the financial statements of Paragon Systems as the Predecessor Company prior to the Paragon Acquisition and the consolidated financial statements of Tri-S as the Successor Company subsequent to the Paragon Acquisition. The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma tax and pro forma income per share are presented on the face of the historical statements of operations for the periods presented as the Predecessor Company. The necessary adjustments include only taxes at a statutory rate of 38% for each period presented. The pro forma income per share calculation of the Predecessor Company operations is based on the weighted average number of common shares outstanding of Tri-S, which acquired the Predecessor Company in February 2004.

	March 31, 2005	June 30, 2005	September 30, 2005
	(unaudited)	(unaudited)	(unaudited)
Revenues	$7,979	$7,745	$8,063
Gross profit	348	753	371
Selling, general and administrative	678	793	1,286
Operating income	(330)	(40)	(915)
Income from investment in joint venture	634	414	403
Interest income / (expense), net	(303)	(99)	(106)
Interest on preferred shares subject to mandatory redemption	(75)	(75)	(75)
Income (loss) before income taxes	(74)	200	(693)
Income tax expense (benefit)	(28)	76	(263)
Net income (loss)	$(46)	$124	$(430)
Basic pro forma income (loss) per share	$(0.02)	$0.04	$(0.13)
Diluted pro forma income (loss) per share	$(0.02)	$0.04	$(0.13)
Basic weighted average shares	2,358	3.315	3,324
Diluted weighted average shares	2,459	3,376	3,324

	Tri-S and Paragon Systems Combined
	For the Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues	$7,283	$7,468	$7,682	$7,697
Gross profit	565	322	428	(110)
Selling, general and administrative	443	454	456	992
Operating income	122	(132)	(28)	(1,102)
Income from investment in joint venture	(10)	105	1,422	120
Interest income / (expense), net	(184)	(444)	(364)	(385)
Interest on preferred shares subject to mandatory redemption	(25)	(75)	(108)	(42)
Income (loss) before income taxes	(97)	(546)	922)	(1,420)
Pro forma income tax expense (benefit)	(36)	(207)	350)	(491)
Pro forma net income (loss)	$(61)	$(339)	$572)	(929)
Basic pro forma income (loss) per share	$(0.07)	$(0.41)	$0.69)	$(1.12)
Diluted pro forma income (loss) per share	$(0.05)	$(0.41)	$0.45)	$(0.73)
Basic weighted average shares	825	828	828	828
Diluted weighted average shares	1,262	1,265	1,276	1,276
Pro forma income tax rate	38%	38%	38%	38%

UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements are presented to illustrate the effects of the Cornwall Acquisition and the financing transactions associated therewith the acquisition.

Tri-S did not have an operating business prior to the Paragon Acquisition in February 2004. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of Tri-S and the pursuit of acquisition opportunities. The financial statements of Paragon Systems, as an operating entity, are the more relevant information available prior to the Paragon Acquisition. Consequently, the accompanying unaudited pro forma condensed financial statements present the financial statements of Paragon Systems as the Predecessor Company prior to the Paragon Acquisition and the consolidated financial statements of Tri-S as the Successor Company subsequent to the Paragon Acquisition.

Historical amounts for the year ended December 31, 2003 are derived from audited 2003 financial statements for Paragon Systems combined with audited 2003 financial statements for Tri-S. Historical amounts as of September 30, 2004 and for the nine months ended September 30, 2004, are derived from the unaudited consolidated financial statements of Tri-S for the nine months ended September 30, 2004 combined with the historical unaudited financial statements of Paragon Systems for the two months ended February 27, 2004.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the pro forma condensed financial statements below.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2005 assumes that the Cornwall Acquisitions, the Private Placement and the transactions contemplated by the Credit Agreement took place on that date. The Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 assume that the Cornwall Acquisition, the Private Placement and the transactions contemplated by the Credit Agreement took place on January 1, 2004, the beginning of the 2004 fiscal year. Such information is not necessarily indicative of the Company’s financial position or results of operations that would have occurred if the foregoing events had been consummated as of the dates indicated, nor should it be construed as being a representation as to the Company’s future financial position or results of operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

TRI-S SECURITY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, ESCEPT SHARE DATA)
AS OF SEPTEMBER 30, 2005

	As of September 30, 2005
	Historical	Pro Forma		Pro Forma
	Tri-S Security	Adjustments		As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,430	36	(2)
		(1,919	)(1)	$547
Certificate of deposit	—	592	(2)	592
Trade accounts receivable, net	5,480	3,649	(2)	9,129
Billings in process	—	668	(2)	668
Deferred income taxes	250	104	(2)	354
Notes receivable—related parties	—	335	(2)	335
Prepaid expenses and other	590	232	(2)
		(402	)(1)	420
Total Current Assets	8,750	3,295		12,045
Property and equipment, less accumulated depreciation	237	1,216	(2)	1,453
Note receivable—related parties	102			102
Investment in joint venture	8,660	—		8,660
Intangibles	1,596	8,515	(2)	10,111
Goodwill	7,747	2,701	(2)	10,448
Deposits and other		129	(2)
	—	376	(3)	505
Total Assets	$27,092	$16,232		$43,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$468	409	(2)	877
Accrued expenses	3,161	1,358	(2)
		375	(2)	4,894
Accrued interest expense	25	—		25
Note payable to financial instution	1,673	2,203	(1)	3,876
Current portion of capital lease obligations	125	—		125
Total Current Liabilities	5,452	4,345		9,797
OTHER LIABILITIES
Term loan	—	5,165	(1)
		376	(3)	5,541
Convertible Notes	1,919	6,096	(1)
		(1,375	)(3)	6,640
Note payable	—	250	(1)	250
Deferred income taxes	3,713			3,713
Series C preferred stock subject to mandatory redemption	6,000			6,000
Total Liabilities	17,084	14,857		31,941
STOCKHOLDERS’ EQUITY
Common stock	3			3
Stock Warrants		1,375	(3)	1,375
Additional paid-in capital	11,394			11,394
Accumulated income (deficit)	(1,389)			(1,389)
Total Stockholders’ Equity	10,008	1,375		11,383
Total Liabilities and Stockholders’ Equity	$27,092	$16,232		$43,324

TRI-S SECURITY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE DATA)
FOR THE YEAR ENDED DECEMBER 31, 2004

	Year Ended December 31, 2004
	Historical	Historical	Pro Forma		Pro Forma
	Tri-S Security	Cornwall	Adjustments		As Adjusted
Revenues	$25,425	$39,185	$—		$64,610
Cost of revenues:
Direct Labor	13,810	31,509	—		45,319
Indirect labor and labor related costs	10,223	—	—		10,223
Other contract support costs	—	—	—		—
Amortization fo government contracts	298	—	—		298
	24,331	31,509	—		55,840
Gross Profit	1,094	7,676	—		8,770
Selling, general and administrative	2,115	7,020	1,276	(4)
			33	(5)
			144	(6)
			(441	)(7)	10,147
Operating income(loss)	(1,021)	656	(1,012)		(1,377)
Income from Investment in joint venture	1,637	—	—		1,637
Other Income (expense):
Interest income	3	3			6
Interest expense	(1,380)	(450)	(1,628	)(8)	(3,458)
Interest on preferred stock subject to mandatory redemption	(250)	—			(250)
	(1,627)	(447)	(1,628)		(3,702)
Loss before income taxes	(1,011)	209	(2,640)		(3,442)
Income tax benefit	(384)	169	(169	)(9)	(384)
Net loss	(627)	40	(2,471)		(3,058)
Basic and diluted net loss per common share	$(0.76)				$(3.69)
Basic and diluted weighted average shares outstanding	828				828

TRI-S SECURITY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE DATA)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	Nine Months Ended September 30, 2005
	Historical	Historical	Pro Forma		Pro Forma
	Tri-S Security	Cornwall	Adjustments		As Adjusted
Revenues	$23,787	$28,885	—		$52,672
Cost of revenues:
Direct Labor	12,741	23,682	—		36,423
Indirect labor and labor related costs	8,307	—	—		8,307
Other contract support costs	992	—	—		992
Amortization fo government contracts	275	—	—		275
	22,315	23,682	—		45,997
Gross Profit	1,472	5,203	—		6,675
Selling, general and administrative	2,757	5,286	957	(4)
			25	(5)
			108	(6)
			(266	)(7)	8,867
Operating income(loss)	(1,285)	(83)	(824)		(2,192)
Income from joint venture	1,451	—	—		1,451
Other Income (expense):
Other Income	—	7			7
Interest income	35	—	—		35
Interest expense	(543)	(346)	(1,278	)(8)	(2,167)
Interest on preferred stock subject to mandatory redemption	(225)	—	—		(225)
	(733)	(339)	(1,278)		(2,350)
Loss before income taxes	(567)	(422)	(2,102)		(3,091)
Income tax benefit	(215)	(167)	—	(9)	(382)
Net loss	(352)	(255)	(2,102)		(2,709)
Basic and diluted net loss per common share	$(0.11)				$(0.84)
Basic and diluted weighted average shares outstanding	3,236				3,236

TRI-S SECURITY CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

Note A. General

The components of the aggregate purchase price for The Cornwell Group Inc. and subsidiaries are as follows (in thousands):

Term note issued	$5,165
Proceeds from convertible Notes issued	6,096
Proceeds from factoring arrangement	2,203
Cash paid at closing	1,919
Cornwell Acquisition Note to seller	250
Transaction cost	402
Total acquisition costs	$16,035

In accordance with SFAS No. 141, “Business Combinations,” the Company has allocated the acquisition costs to the assets and liabilities based upon estimates of fair value as follows (in thousands):

Current assets	$5,616
Property and equipment	1,216
Intangible assets	8,515
Long-term assets	129
Goodwill	2,701
Total assets acquired	$18,177
Current liabilities	(2,142)
Total liabilities assumed	(2,142)
Net assets acquired	16,035

The intangible assets that make up the amount allocated to intangibles in the purchase price allocation above are developed technology of approximately $95,000; non-compete agreements of approximately $390,000, trademark of approximately $830,000 and customer lists of approximately $7.2 million. The developed technology, non compete, trademark and customer list will be amortized over three, two, forty and seven years, respectively.

The historical financial information has been derived from the respective historical financial statements of Tri-S Security Corporation and The Cornwall Group, Inc. The accompanying unaudited pro forma balance sheet information is presented for illustrative purposes assuming the acquisition has occurred on September 30, 2005. The accompanying unaudited pro forma statements of operations data is presented for illustrative purposes assuming the acquisition had occurred as of January 1, 2005 and 2004, respectively and not necessarily indicative of the results of operations that would have actually occurred if the combination had been completed as of that date, or of future results of operation of the combined company.

Note B. Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

The accompanying unaudited pro forma condensed combined consolidated balance sheet assumes the acquisition occurred as of September 30, 2005 and reflects the following pro forma adjustments:

(1)   To record the cost of acquisition for Cornwell, including approximately $1.9 million in cash paid at closing from proceeds of convertible Notes issued prior to September 30, 2005, $6.1 million of convertible Notes issued, $5.2 million of term notes issued, $2.2 million of proceeds from our factoring arrangement, $250,000 of the Cornwell Acquisition Note and $0.4 million in transaction costs.

(2)   To record the allocation of the purchase price for the acquisition to the assets and liabilities acquired (in thousands):

Current assets	$5,616
Property and equipment	1,216
Intangible assets	8,515
Long-term assets	129
Goodwill	2,701
Total assets acquired	$18,177
Current liabilities	(2,142)
Total liabilities assumed	(2,142)
Net assets acquired	16,035

(3)   To record the deferred financing fees associated with the term notes and record the Investor Warrants.

Note C. Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

The accompanying unaudited pro forma condensed combined consolidated statements of operations have been prepared assuming the acquisition occurred as of January 1, 2005 and 2004, respectively and reflects the following pro forma adjustments:

(4)   To record the amortization of intangible assets resulting from the allocation of the cost of the acquisition. The acquired intangible assets are being amortized on a straight-line basis over a five-year period.

(5)   To record increased depreciation expense based on $166,000 increase in the carrying value of the property and equipment, which is depreciated over five years.

(6)   To record the amortization of deferred financing fees over the terms of the term notes.

(7)   To record cost savings with regard to Cornwall’s employee stock ownership plan which was terminated with the acquisition.

(8)   To record additional interest expense related to the issuance of the Notes in the amount of $8,015 with interest calculated based on the effective yield of 14.2% and includes the amortization of the discount, term loans in the amount of $5,165 with interest calculated based on Prime Rate + 4% and the $250 Cornwell Acqusition Note to seller with an interest rate of 5%.

(9)   To record the elimination of income tax expense due to the losses incurred by Tri-S. No other tax entries have been recorded as Tri-S has incurred losses over the past few years.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

The common stock and publicly-traded warrants are currently traded on The Nasdaq SmallCap Market under the symbols “TRIS” and “TRISW,” respectively. The common stock and publicly-traded warrants first became publicly traded as separate quotations on The Nasdaq SmallCap Market on April 11, 2005. From February 9, 2005, the date of the Initial Public Offering, until April 10, 2005, only the units sold in the Initial Public Offering were publicly traded.

The following table sets forth the quarterly high and low sales prices for the common stock for the periods indicated below, as reported by The Nasdaq SmallCap Market. The stock prices set forth below do not include adjustments for retail mark-ups, markdowns or commissions, and represent inter-dealer prices and do not necessarily represent actual transactions.

	Common Stock
	High	Low
Fourth Quarter of 2005	$5.26	$4.15
Third Quarterof 2005	5.25	3.60
Second Quarter of 2005	5.24	3.05

As of January 25, 2006, there were approximately 19 holders of record of the common stock. The last reported sale price of the common stock as reported on The Nasdaq SmallCap Market on January 30, 2006 was $4.15.

We have never declared or paid cash dividends on the common stock. We currently intend to retain any earnings for use in our operations and do not anticipate paying cash dividends on the common stock in the foreseeable future. In addition, our Credit Agreement prohibits the payment of cash dividends on the common stock without the Lenders’ prior written consent.

DESCRIPTION OF SECURITIES

The following is a description of our capital stock as set forth in our amended and restated articles of incorporation and amended and restated bylaws, the forms of which have been filed with SEC as exhibits to the registration statement of which this prospectus is a part. The following description of our capital stock does not purport to be complete and is subject to and qualified by our articles of incorporation and bylaws and applicable provisions of Georgia law. For a more complete description of our capital stock, you should carefully review the detailed provisions of applicable Georgia law and our articles of incorporation and bylaws. We will send you a copy of our articles of incorporation and bylaws without charge at your request.

General

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 1,000,000 shares have been designated as Series A Convertible Preferred Stock, 250,000 shares have been designated as Series B Convertible Preferred Stock, and 100 shares have been designated as Series C Redeemable Preferred Stock.

As of January 25, 2005, there were issued and outstanding 3,338,700 shares of common stock, no shares of Series A Convertible Preferred Stock, no shares of Series B Convertible Preferred Stock and 100 shares of Series C Redeemable Preferred Stock. In addition, the Company has reserved (i) 2,070,000 shares of common stock for issuance upon exercise of the publicly-traded warrants; (ii) 500,000 shares of common stock for issuance in connection with awards issued or to be issued under our 2004 Incentive Stock Option Plan; (iii) 1,669,826 shares of common stock issuable upon conversion of Notes; (iv) 1,085,358 shares of common stock issuable upon exercise of the Investor Warrants and Broker Warrants; and (v) 175,000 shares of common stock issuable upon exercise of the Lender Warrants.

Common Stock

Voting Rights.   The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends.   Each share of common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefor when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future. See “Market Price of and Dividends on Common Stock.”

Conversion.   The common stock has no conversion rights.

Liquidation.   In the event we dissolve, liquidate or wind up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

Other.   The holders of shares of common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and nonassessable.

The common stock and publicly-traded warrants to purchase common stock are listed for quotation on The Nasdaq SmallCap Stock Market under the symbols “TRIS” and “TRISW,” respectively.

Preferred Stock

Our board of directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. As of January 25, 2005, there are issued and outstanding 100 shares of Series C Redeemable Preferred Stock and no shares of either Series A Convertible Preferred Stock or Series B Convertible Preferred Stock. As of the date of this prospectus, our board of directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.

Holders of Series C Redeemable Preferred Stock have no voting rights, except as otherwise required by applicable law. Holders of Series C Redeemable Preferred Stock have no preemptive, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are not entitled to any liquidation preference and do not share in the assets of the Company.

The Series C Redeemable Preferred Stock has a redemption value of $60,000 per share. We may redeem the outstanding shares of Series C Preferred Stock at any time but must redeem all the outstanding shares of Series C Redeemable Preferred Stock no later than February 27, 2007. The holders of the Series C Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of 5% of the redemption value (or $3,000 per share per annum) payable semi-annually on August 31 and February 28 of each year.

Provisions of our Articles of Incorporation and Bylaws and Georgia Law Regarding Shareholders’ Rights and Related Matters

Shareholders’ rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. The provisions of our articles of incorporation and bylaws and Georgia law summarized below could have the effect of preventing, hindering or delaying a change in control of the Company or a change in management.

Classified Board of Directors; Removal of Directors.   We have a classified board of directors which is divided into three classes of directors, serving staggered three-year terms. As a result, approximately one-third of our board of directors are elected each year. In addition, members of the board of directors may only be removed for cause and then only at a special meeting of shareholders called for such purpose by the affirmative vote of at least two-thirds of the then-outstanding shares of common stock. The classification of directors, together with the limitation on the removal of directors, and the ability of the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors.

Advance Notice of New Business and Director Nominations.   Our bylaws provide that any shareholder proposals or director nominations must be provided to us in writing at least 120 days before the date of an annual meeting of shareholders or, in the case of a special meeting of shareholders, within ten days after notice of such special shareholders’ meeting was sent by us to the shareholders. Such provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

Anti-Takeover Provisions and Georgia Law.   The Georgia Business Corporation Code generally restricts a company from entering into specified business combinations with an interested shareholder, which is generally defined as any person or entity that is the beneficial owner of at least 10% of a company’s voting stock, for a period of five years after the date on which such shareholder became an interested shareholder, unless:

•       its board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder prior to the date the shareholder became an interested shareholder;

•       the interested shareholder acquires 90% of the company’s voting stock in the same transaction in which it exceeds 10%; or

•       subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon.

The business combination statute applies only if a corporation’s bylaws specifically provide that it applies. We have elected to be covered by the business combination statute.

The Georgia Business Corporation Code also contains provisions that impose certain fair price and other procedural requirements applicable to specified business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The fair price statute applies only if a corporation elects to be covered by its restrictions. We have elected to be covered by the fair price statute.

Ability to Consider Other Constituencies.   Our articles of incorporation permit our board of directors to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on us and our shareholders, when determining what is in the best interests of our shareholders. Pursuant to this provision, the board of directors may consider numerous subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Indemnification and Limitation of Liability

Our articles of incorporation eliminate the personal liability of our directors to the Company or our shareholders for monetary damage for any breach of duty as a director, provided that we do not (and we cannot) eliminate or limit the liability of a director for:

•       a breach of duty involving appropriation of a business opportunity of the Company;

•       an act or omission which involves intentional misconduct or a knowing violation of law;

•       any transaction from which the director receives an improper personal benefit; or

•       unlawful corporate distributions.

In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors will be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or the Company.

Under our bylaws, we must indemnify any director or officer who was, is or is threatened to be made a party to any legal proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was a director or officer, against liability incurred in such proceeding. Our bylaws do not require such indemnification for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

•       any appropriation, in violation of such director’s or officer’s duties, of any business opportunity of the Company;

•       acts or omissions which involve intentional misconduct or a knowing violation of law;

•       unlawful corporate distributions; or

•       any transaction from which such officer or director received an improper personal benefit.

In addition, our bylaws provide that (i) we must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because such person is a director or officer, if such director or officer satisfies the conditions contained in our bylaws, and (ii) we may indemnify and advance expenses to our employees or agents who are not also directors or officers to the same extent that we could to a director.

Furthermore, we afford additional protection to our directors pursuant to indemnification agreements we have entered into with each such person. Pursuant to such agreements, we will indemnify our directors to the fullest extent permitted by applicable law in the event that they are involved or become involved or are threatened to be involved in any investigation, action, claim suit or proceeding, whether civil, criminal, administrative or investigative, by reason of that fact that they are or were serving as an officer or director of the Company or are or were serving at our request as an agent of any other entity.

Transfer Agent and Registrar

Registrar and Transfer Company, located in Cranford, New Jersey, acts as the transfer agent and registrar for the common stock and publicly-traded warrants.

SELLING SHAREHOLDERS

The selling shareholders may use this prospectus for the resale of shares of common stock being registered hereunder for their account, although no selling shareholder is obligated to sell any such shares.  Of the 2,930,184 shares of common stock offered by this prospectus, (i) 1,669,826 shares are issuable upon conversion of the Notes; (ii) 834,890 shares are issuable upon exercise of the Investor Warrants; (iii) 250,468 shares are issuable upon exercise of the Broker Warrants; and (iv) 175,000 shares are issuable upon exercise of the Lender Warrants.  This prospectus also covers an indeterminate number of additional shares of common stock that may become issuable in connection with the conversion of the Notes or the exercise of the Investor Warrants, Broker Warrants and Lender Warrants by reason of stock splits, stock dividends or other adjustments under certain conditions in accordance with Rule 416 of the Securities Act.

The following table sets forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by each of them.  All information contained in the table is as of January 25, 2006 and is based upon publicly available information and certain additional information known to us.  We are not able to estimate the number of shares of common stock that will be held by the selling shareholders after the completion of this offering because those selling shareholders may offer all, some, or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares.  The selling shareholders are not required to convert the Notes or exercise the Investor Warrants, Broker Warrants or Lender Warrants for shares of common stock.  Except as set forth in the table below, none of the selling shareholders is our affiliate.  The following table assumes that all of the shares of common stock being registered hereby will be sold.

				Shares Beneficially
	Shares of Common			Owned After
	Stock Beneficially	Number of		Completion of
	Owned Prior to the	Shares		the Offering(1,2,3)
Selling Shareholders	Offering (1)	Being Offered		Number	Percent
Serge Abecassis	0	31,251	(4)	0	—
Luis Baumeisten	0	62,500	(5)	0	—
Robert V. and Diana C. Belfatto	0	7,813	(6)	0	—
Peter Blum	0	15,625	(7)	0	—
Sarah Boltz	0	7,813	(8)	0	—
Eric Boltz	0	7,813	(9)	0	—
Todd L. Borck	0	31,251	(10)	0	—
BRE LLC(11)	16,181	150,000	(12)	16,181	—
Eliot J. Brody	0	15,625	(13)	0	—
Richard A. Bruno	0	31,251	(14)	0	—
Capital Growth Financial, LLC(15)	0	86,586	(16)	0	—
Vincent Carbone	0	31,251	(17)	0	—
Tim Clancy(18)	0	853	(19)	0	—
Anthony and Patricia Coleman	0	15,625	(20)	0	—
Mercedes Cubillan	0	15,625	(21)	0	—
Jeanette Daffern	0	7,813	(22)	0	—
Samuel I. D'Amato	0	15,625	(23)	0	—
Philip Datlof(24)	0	2,068	(25)	0	—
Denton Business, Inc.(26)	0	31,251	(27)	0	—
Dolin Trust(28)	0	7,813	(29)	0	—
Eliot J. Brody Foundation(30)	0	15,625	(31)	0	—
Steven Etra	0	31,251	(32)	0	—
Marvin C. Folsom	0	15,625	(33)	0	—
Ronald Foster	0	31,251	(34)	0	—

Roberta Frank	0	7,813	(35)	0	—
Arlene Freiman	0	7,813	(36)	0	—
Frommer Investment Partners	0	15,625	(37)	0	—
Michael Galper	0	15,625	(38)	0	—
Stacey and Michael Galper	0	15,625	(39)	0	—
Garry Newman Family Trust(40)	0	7,813	(41)	0	—
Glacier Partners, L.P. (42)	0	93,750	(43)	0	—
Dennis A. Gleicher	0	31,251	(44)	0	—
Harold Rosenson A/R Revocable Trust(45)	0	31,251	(46)	0	—
Edward A. Haymes(47)	0	16,452	(48)	0	—
Harold E. and June D. Hodge	0	15,625	(49)	0	—
Iroquois Master Fund Ltd.(50)	0	78,126	(51)	0	—
Alan L. Jacobs(52)	0	27,546	(53)	0	—
Michael Jacobs(54)	0	27,546	(55)	0	—
Joan H. Singer Revocable Trust(56)	0	15,625	(57)	0	—
Frank Joy(58)	0	1,034	(59)	0	—
Leslie Kaciban(60)	0	15,625	(61)	0	—
Howard Kaye	0	31,251	(62)	0	—
Gary and Sandra Kerner	0	7,813	(63)	0	—
Gary Kranz	0	46,875	(64)	0	—
Milton Lappoff	0	7,813	(65)	0	—
Phillip Lefton(66)	0	10,500	(67)	0	—
Charlotte Lefton	0	7,813	(68)	0	—
Jerome H. Levitt(69)	3,300	13,770	(70)	3,300	—
Lisa Lippman Trust	0	7,813	(71)	0	—
Mark Lippman(72)	0	1,066	(73)	0	—
Loeb Partners Corporation, and its affiliated entities	0	546,876	(74)	0	—
LSQ Funding Group, L.C.(75)	0	25,000	(76)	0	—
Leslie Lukoff(77)	0	1,493	(78)	0	—
Mark Machi(79)	0	15,625	(80)	0	—
Mercantile Capital Partners I, LP(81)	0	156,250	(82)	0	—
Rob Mills(83)	0	7,813	(84)	0	—
Robert Montgomery	0	12,501	(85)	0	—
Roger Moouallem(86)	0	1,977	(87)	0	—
Bennett Mostel(88)	0	13,997	(89)	0	—
Harrison S. Mullin	0	15,625	(90)	0	—
Jerry Perlman(91)	0	640	(92)	0	—
Philip Lefton & Carole Lefton Revocable Trust(93)	0	7,813	(94)	0	—
Sander B. Ross and Carol F. Ross	0	11,719	(95)	0	—
Steve Sadicario(96)	0	3,469	(97)	0	—
Carrie Schulman(98)	0	517	(99)	0	—
Scott Schneider	0	7,813	(100)	0	—
Richard Schultz and Angilee Schultz	0	31,251	(101)	0	—
Arnold Schumsky	200,000	78,126	(102)	200,000	2.2%

Jared Schwalb(103)	0	1,279	(104)	0	—
Jay Seewald	0	15,625	(105)	0	—
Select Contrarian Value Partners LP(106)	0	468,750	(107)	0	—
Bret Shapiro(108)	0	63,975	(109)	0	—
Warren M. Shimmerlik	0	11,719	(110)	0	—
Alan and Suzanne Singer	0	15,625	(111)	0	—
Allen and Anita Skole	0	15,625	(112)	0	—
Clara Sola	0	15,625	(113)	0	—
Southwick Capital, LLC(114)	0	31,251	(115)	0	—
Eduardo Soto(116)	0	5,998	(117)	0	—
Gerald and Seena Sperling	0	31,251	(118)	0	—
Gerald Sperling(119)	0	8,766	(120)	0	—
Pat and Carmella Troiano	0	7,813	(121)	0	—
Turn Key Systems & Consulting, Inc.(122)	0	15,625	(123)	0	—
Michael Weisser	0	15,625	(124)	0	—
Donald E. Wray	0	31,251	(125)	0	—
David and Jean Zugman	0	7,813	(126)	0	—

*                    Less than 1% of the issued and outstanding shares of common stock as of January 25, 2006.

(1)          For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of common stock that such shareholder has the right to acquire within 60 days of January 25, 2006. The information in this column does not include shares of common stock issuable upon conversion of the Notes or exercise of the Investor Warrants, Broker Warrants or Lender Warrants held by the selling shareholders because the Notes are not convertible, and the Investor Warrants, Broker Warrants and  Lender Warrants are not exercisable, until our shareholders approve the issuance of shares of common stock upon such conversion and exercise for purposes of complying with the rules governing the Nasdaq.

(2)          Based upon 3,338,700 shares of common stock outstanding as of January 25, 2006.  For the purposes of computing the percentage of outstanding shares of common stock held by each selling shareholder named above, any shares which such shareholder has the right to acquire within 60 days of January 25, 2006, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

(3)          Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.

(4)          Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(5)          Represents 41,667 shares of common stock issuable upon conversion of a Note and 20,833 shares of common stock issuable upon exercise of an Investor Warrant.

(6)          Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(7)          Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(8)          Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(9)          Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(10)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(11)        BRE is one of our Lenders. We have entered into a Credit Agreement with BRE and LSQ pursuant to which we have borrowed funds pursuant to the term loans and the factoring facility. See “Recent Developments- Entry into Credit Agreement.”

(12)        Represents 150,000 shares of common stock issuable upon exercise of a Lender Warrant.  If approved the shareholders, the Lender Warrants may be issued by us in lieu of paying a $250,000 fee to the Lenders. See “Recent Developments – Entry into Credit Agreement.”

(13)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(14)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(15)        CapitalGrowth Financial, LLC (“Capital Growth”) served as our placement agent in the Private Placement. In connection therewith, we paid to Capital Growth approximately $800,000 in commissions and non-accountable expense reimbursements and issued the Broker Warrants. Capital Growth also served as our lead underwriter in the Initial Public Offering. In connection with the Initial Public Offering, the total underwriters’ discounts and commissions were $993,000. We also reimbursed the underwriters for expenses incurred by them in connection with the Initial Public Offering. In connection with the Initial Public Offering, we issued to Capital Growth (i) an option to purchase 90,000 shares of our common stock at an exercise price of $7.20 per share of common stock, which option expires on February 8, 2010; and (ii) an option to purchase a warrant exercisable for 90,000 shares of common stock at an exercise price of $.15 per warrant, with the warrant having an exercise price of $7.20 per share of common stock, which option expires on February 8, 2010. We also entered into a Consulting Agreement with Capital Growth pursuant to which it is to provide consulting services to us through February 2007 in exchange for a fee of $24,000.

(16)        Represents 86,586 shares of common stock issuable upon exercise of a Broker Warrant.

(17)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(18)        The Broker Warrant was issued to Mr. Clancy as compensation for placement agent services rendered by Capital Growth, Mr. Clancy’s employer, to us in connection with the Private Placement. Mr. Clancy is an affiliate of Capital Growth, a registered broker-dealer. Mr. Clancy has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(19)        Represents 853 shares of common stock issuable upon exercise of a Broker Warrant.

(20)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(21)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(22)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(23)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(24)        The Broker Warrant was issued to Mr. Datlof as compensation for placement agent services rendered by Capital Growth, Mr. Datlof’s employer, to us in connection with the Private Placement. Mr. Datlof is an affiliate of Capital Growth, a registered broker-dealer. Mr. Datlof has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(25)        Represents 2,068 shares of common stock issuable upon exercise of a Broker Warrant.

(26)        Eduardo Soto exercises on behalf of Denton Business, Inc. sole voting and dispositive power with respect to the shares registered hereby for the account of Denton Business, Inc.

(27)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(28)        Martin Dolin exercises on behalf of the Martin Dolin Trust sole voting and dispositive power with respect to the shares registered hereby for the account of the Martin Dolin Trust.

(29)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(30)        Elliot J. Brody exercises on behalf of the Elliot J. Brody Foundation sole voting and dispositive power with respect to the shares registered hereby for the account of the Elliot J. Brody Foundation.

(31)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(32)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(33)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(34)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(35)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(36)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(37)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5208 shares of common stock issuable upon exercise of an Investor Warrant.

(38)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(39)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(40)        Gary Newman exercises on behalf of the Gary Newman Family Trust sole voting and dispositive power with respect to the shares registered hereby for the account of the Gary Newman Family Trust.

(41)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(42)        Pete Castellanos exercises on behalf of Glacier Partners, L.P., sole voting and dispositive power with respect to the shares registered hereby for the account of Glacier Partners, L.P.

(43)        Represents 62,500 shares of common stock issuable upon conversion of a Note and 31,250 shares of common stock issuable upon exercise of an Investor Warrant.

(44)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(45)        Harold Rosenson exercises on behalf of the Harold Rosenson A/R Revocable Trust sole voting and dispositive power with respect to the shares registered hereby for the account of the Harold Rosenson A/R Revocable Trust.

(46)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(47)        The Broker Warrant was issued to Mr. Haymes as compensation for placement agent services rendered by Capital Growth, Mr. Haymes employer, to us in connection with the Private Placement.

(48)        Represents (i) 10,417 shares of common stock issuable upon conversion of a Note; (ii) 5,208 shares of common stock issuable upon exercise of an Investor Warrant; and (iii) 827 shares of common stock issuable upon exercise of a Broker Warrant.

(49)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(50)        Joshua Silverman exercises on behalf of Iroquois Master Fund Ltd. sole voting and dispositive power with respect to the shares registered hereby for the account of Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of these shares.

(51)        Represents 52,084 shares of common stock issuable upon conversion of a Note and 26,042 shares of common stock issuable upon exercise of an Investor Warrant.

(52)        The Broker Warrant was issued to Mr. A. Jacobs as compensation for placement agent services rendered by Capital Growth, Mr. A. Jacob’ employer, to us in connection with the Private Placement. Mr. A. Jacobs is an affiliate of Capital Growth, a registered broker-dealer. Mr. A. Jacobs has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(53)        Represents 27,546 shares of common stock issuable upon exercise of a Broker Warrant.

(54)        The Broker Warrant was issued to Mr. M. Jacobs as compensation for placement agent services rendered by Capital Growth, Mr. M. Jacobs’ employer, to us in connection with the Private Placement. Mr. M. Jacobs is an affiliate of Capital Growth, a registered broker-dealer. Mr. M. Jacobs has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(55)        Represents 27,546 shares of common stock issuable upon exercise of a Broker Warrant.

(56)        Joan H. Singer exercises on behalf of the Joan H. Singer Revocable Trust sole voting and dispositive power with respect to the shares registered hereby for the account of the Joan H. Singer Revocable Trust.

(57)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(58)        The Broker Warrant was issued to Mr. Joy as compensation for placement agent services rendered by Capital Growth, Mr. Joy’s employer, to us in connection with the Private Placement.

(59)        Represents 1,034 shares of common stock issuable upon exercise of a Broker Warrant.

(60)        Mr. Kaciban has served as President of Paragon Systems since July 29, 2005 pursuant to an Employment Agreement between Paragon Systems and Mr. Kaciban dated as of July 29, 2005, which provides for: (i) the payment to Mr. Kaciban of a specified base salary, which is guaranteed to increase at a rate of at least 5% per year; (ii) the payment to Mr. Kaciban of an annual performance bonus in an amount equal to up to 30% of his base salary if certain performance milestones are met; (iii) a prohibition against Mr. Kaciban’s disclosure of confidential information for a period of two years following the termination of Mr. Kaciban’s employment; (iv) the continuation of Mr. Kaciban’s base salary for 12 months following the termination of Mr. Kaciban’s employment by Paragon Systems without “cause” or by Mr. Kaciban for “good reason”; and (v) certain restrictive covenants which limit Mr. Kaciban’s ability to compete with Paragon Systems for a period of one year following the termination of Mr. Kaciban’s employment.

(61)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(62)        Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(63)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(64)        Represents 31,250 shares of common stock issuable upon conversion of a Note and 15,625 shares of common stock issuable upon exercise of an Investor Warrant.

(65)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(66)        The Broker Warrant was issued to Mr. Lefton as compensation for placement agent services rendered by Capital Growth, Mr. Lefton’s employer, to us in connection with the Private Placement.  Mr. Lefton is an affiliate of Capital Growth, a registered broker dealer.  Mr. Lefton has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(67)        Represents (i) 5,209 shares of common stock issuable upon conversion of a Note; (ii) 2,604 shares of common stock issuable upon exercise of an Investor Warrant; and (iii) 2,687 shares of common stock issuable upon exercise of a Broker Warrant.

(68)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(69)        The Broker Warrant was issued to Mr. Levitt as compensation for placement agent services rendered by Capital Growth, Mr. Levit’s employer, to us in connection with the Private Placement.

(70)        Represents (i) 5,209 shares of common stock issuable upon conversion of a Note; (ii) 2,604 shares of common stock issuable upon exercise of an Investor Warrant; and (iii) 5,957 shares of common stock issuable upon exercise of a Broker Warrant.

(71)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(72)        The Broker Warrant was issued to Mr. Lippman as compensation for placement agent services rendered by Capital Growth, Mr. Lippman’s employer, to us in connection with the Private Placement. Mr. Lippman is an affiliate of Capital Growth, a registered broker-dealer. Mr. Lippman has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(73)        Represents 1,066 shares of common stock issuable upon exercise of a Broker Warrant.

(74)        Represents 364,584 shares of common stock issuable upon conversion of a Note and 182,292 shares of common stock issuable upon exercise of an Investor Warrant.

(75)        LSQ is one of our Lenders. We have entered into a Credit Agreement with BRE and LSQ pursuant to which we have borrowed funds pursuant to the term loans and the factoring facility. See “Recent Developments- Entry into Credit Agreement.”

(76)        Represents 25,000 shares of common stock issuable upon exercise of a Lender Warrant.

(77)        The Broker Warrant was issued to Ms. Lukoff as compensation for placement agent services rendered by Capital Growth, Ms. Lukoff’s employer, to us in connection with the Private Placement. Ms. Lukoff is an affiliate of Capital Growth, a registered broker-dealer. Ms. Lukoff has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(78)        Represents 1,493 shares of common stock issuable upon exercise of a Broker Warrant.

(79)        Mr. Machi has served as Vice-President and General Counsel of Paragon Systems since July 29, 2005 pursuant to an Employment Agreement between Paragon Systems and Mr. Machi dated as of July 29, 2005, which provides for: (i) the payment to Mr. Machi of a specified base salary, which is guaranteed to increase at a rate of at least 5% per year; (ii) the payment to Mr. Machi of an annual performance bonus in an amount equal to up to 30% of his base salary if certain performance milestones are met; (iii) a prohibition against Mr. Machi’s disclosure of confidential information for a period of two years following the termination of Mr. Machi’s employment; (iv) the continuation of Mr. Machi’s base salary for 12 months following the termination of Mr. Machi’s employment by Paragon Systems without “cause” or by Mr. Machi for “good reason”; and (v) certain restrictive covenants which limit Mr. Machi’s ability to compete with Paragon Systems for a period of one year following the termination of Mr. Machi’s employment.

(80)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(81)        Steve Edelson exercises on behalf of Mercantile Capital Partners I, LP, sole voting and dispositive power with respect to the shares registered hereby for the account of Mercantile Capital Partners I, LP.

(82)        Represents 104,167 shares of common stock issuable upon conversion of a Note and 52,083 shares of common stock issuable upon exercise of an Investor Warrant.

(83)        Mr. Mills has served as our Chief Financial Office since August 2005. See “Management—Executive Compensation—Employment Agreement.”

(84)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(85)        Represents 8,334 shares of common stock issuable upon conversion of a Note and 4,167 shares of common stock issuable upon exercise of an Investor Warrant.

(86)        The Broker Warrant was issued to Mr. Mouallem as compensation for placement agent services rendered by Capital Growth, Mr. Mouallem’s employer, to us in connection with the Private Placement. Mr. Mouallem is an affiliate of Capital Growth, a registered broker-dealer. Mr. Mouallem has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(87)        Represents 1,977 shares of common stock issuable upon exercise of a Broker Warrant.

(88)        The Broker Warrant was issued to Mr. Mostel as compensation for placement agent services rendered by Capital Growth, Mr. Mostel’s employer, to us in connection with the Private Placement. Mr. Mostel is an affiliate of Capital Growth, a registered broker-dealer. Mr. Mostel has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(89)        Represents (i) 5,209 shares of common stock issuable upon conversion of a Note; (ii) 2,604 shares of common stock issuable upon exercise of an Investor Warrant; and (iii) 6,184 shares of common stock issuable upon exercise of a Broker Warrant.

(90)        Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(91)        The Broker Warrant was issued to Mr. Perlman as compensation for placement agent services rendered by Capital Growth, Mr. Perlman’s employer, to us in connection with the Private Placement. Mr. Perlman has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(92)        Represents 640 shares of common stock issuable upon exercise of a Broker Warrant.

(93)        Philip and Carole Lefton exercise on behalf of the Philip Lefton and Carole Lefton Revocable Trust shared voting and dispositive power with respect to the shares registered hereby for the account of the Philip Lefton and Carole Lefton Revocable Trust.

(94)        Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(95)        Represents 7,813 shares of common stock issuable upon conversion of a Note and 3,906 shares of common stock issuable upon exercise of an Investor Warrant.

(96)        The Broker Warrant was issued to Mr. Sadicario as compensation for placement agent services rendered by Capital Growth, Mr. Sadicario’s employer, to us in connection with the Private Placement. Mr. Sadicario has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(97)        Represents 3,469 shares of common stock issuable upon exercise of a Broker Warrant.

(98)        The Broker Warrant was issued to Ms. Schulman as compensation for placement agent services rendered by Capital Growth, Ms. Schulman’s employer, to us in connection with the Private Placement.

(99)        Represents 517 shares of common stock issuable upon exercise of a Broker Warrant.

(100)      Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(101)      Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(102)      Represents 52,084 shares of common stock issuable upon conversion of a Note and 26,042 shares of common stock issuable upon exercise of an Investor Warrant.

(103)      The Broker Warrant was issued to Mr. Schwalb as compensation for placement agent services rendered by Capital Growth, Mr. Schwalb’s employer, to us in connection with the Private Placement. Mr. Schwalb has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(104)      Represents 1,279 shares of common stock issuable upon exercise of a Broker Warrant.

(105)      Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(106)      David Berry exercises on behalf of Select Contrarian Value Partners, L.P. sole voting and dispositive power with respect to the shares registered hereby for the account of Select Contrarian Value Partners, L.P.

(107)      Represents 312,500 shares of common stock issuable upon conversion of a Note and 156,250 shares of common stock issuable upon exercise of an Investor Warrant.

(108)      The Broker Warrant was issued to Mr. Shapiro as compensation for placement agent services rendered by Capital Growth, Mr. Shapiro’s employer, to us in connection with the Private Placement. Mr. Shapiro has represented to us that, at the time the Broker Warrant was issued to him, he did not have any plans or proposals, directly or with any other person, to distribute the shares of common stock issuable upon exercise of such Broker Warrant.

(109)      Represents 63,975 shares of common stock issuable upon exercise of a Broker Warrant.

(110)      Represents 7,813 shares of common stock issuable upon conversion of a Note and 3,906 shares of common stock issuable upon exercise of an Investor Warrant.

(111)      Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(112)      Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(113)      Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(114)      Michael F. Bennett exercises on behalf of Southwick Capital, LLC sole voting and dispositive power with respect to the shares registered hereby for the account of Southwick Capital, LLC. Mr. Bennett beneficially owns greater than 5% of the common stock.

(115)      Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(116)      The Broker Warrant was issued to Mr. Soto as compensation for placement agent services rendered by Capital Growth, Mr. Soto’s employer, to us in connection with the Private Placement.

(117)      Represents 5,998 shares of common stock issuable upon exercise of a Broker Warrant.

(118)      Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(119)      The Broker Warrant was issued to Mr. Sperling as compensation for placement agent services rendered by Capital Growth, Mr. Sperling’s employer, to us in connection with the Private Placement.

(120)      Represents 8,766 shares of common stock issuable upon exercise of a Broker Warrant.

(121)      Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

(122)      Dave Keenan exercises on behalf of Turn Key Systems & Consulting, Inc. sole voting and dispositive power with respect to the shares registered hereby for the account of Turn Key Systems & Consulting, Inc.

(123)      Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(124)      Represents 10,417 shares of common stock issuable upon conversion of a Note and 5,208 shares of common stock issuable upon exercise of an Investor Warrant.

(125)      Represents 20,834 shares of common stock issuable upon conversion of a Note and 10,417 shares of common stock issuable upon exercise of an Investor Warrant.

(126)      Represents 5,209 shares of common stock issuable upon conversion of a Note and 2,604 shares of common stock issuable upon exercise of an Investor Warrant.

PLAN OF DISTRIBUTION

The selling shareholders and any of their assignees and successors-in-interest (but not any pledgee of any such persons) may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

•       broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

•       broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law and not otherwise prohibited by this prospectus.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Notwithstanding any of the foregoing, neither the selling shareholders, nor any of their assignees or successors-in-interest, may use this prospectus to sell (directly or indirectly) any shares of common stock through any put or call options, short sales or other types of hedging transactions with respect to shares of common stock.

Broker-dealers engaged by any selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. None of the selling shareholders expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

EXPERTS

Miller Ray Houser & Stewart LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2004, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2004, as set forth in their reports. We have included our financial statements in this prospectus and the registration statement in reliance on Miller Ray Houser & Stewart LLP’s reports, given on their authority as experts in accounting and auditing.

Rachlin Cohen & Holts LLP, an independent registered public accounting firm, has audited the consolidated financial statements of The Cornwall Group, Inc. at December 31, 2004, 2003, 2002 and 2001, and for each of the years in the four-year period ended December 31, 2004, as set forth in their reports. We have included these financial statements in this prospectus and the registration statement in reliance on Rachlin Cohen & Holts LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20049. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference facilities maintained by the SEC. SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference facilities in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

INDEX TO FINANCIAL STATEMENTS

Page
Number
Tri-S Security Corporation
Audited Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002 and for the Period from January 1, 2004 to February 27, 2004	F-5
Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 31, 2004, 2003 and 2002	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002 and for the Period from January 1, 2004 to February 27, 2004	F-7
Notes to Audited Financial Statements	F-8
Unaudited Financial Statements:
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004	F-26
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2005 and 2004	F-27
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004	F-29
Notes to Unaudited Condensed Consolidated Financial Statements	F-30
The Cornwall Group, Inc. and Subsidiaries
Audited Financial Statements:
Report of Independent Certified Public Accountants	F-37
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-38
Consolidated Statements of Income for the Years Ended December 31, 2004 and 2003	F-39
Consolidated Statements of Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2004 and 2003	F-40
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003	F-41
Notes to Consolidated Financial Statements for the Years Ended December 31, 2004 and 2003	F-42
Report of Independent Certified Public Accountants	F-50
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-51
Consolidated Statements of Income for the Years Ended December 31, 2002 and 2001	F-52
Consolidated Statements of Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2002 and 2001	F-53
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and 2001	F-54
Notes to Consolidated Financial Statements for the Years Ended December 31, 2002 and 2001	F-55
Unaudited Financial Statements:
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2005	F-65
Unaudited Condensed Consolidated Statements of Income for the Nine Months Ended September 30, 2005 and 2004	F-66
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the Nine Months Ended September 30, 2005	F-67
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004	F-68
Notes to Unaudited Condensed Consolidated Financial Statements for the Period Ended September 30, 2005	F-69

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Tri-S Security Corporation

We have audited the accompanying consolidated balance sheet of Tri-S Security Corporation and subsidiary as of December 31, 2004 and the related statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-S Security Corporation and subsidiary of December 31, 2004, and the results of their operations and their cash flows for year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the accompanying 2004 consolidated financial statements have been restated.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia

March 15, 2005 (except for Note 2, as to which the date is November 15, 2005)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Tri-S Security Corporation

We have audited the accompanying balance sheet of Paragon Systems, Inc. (predecessor company to Tri-S Security Corporation) as of December 31, 2003 and the related statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003 and the statements of operations, shareholders’ equity and cash flows for the period from January 1, 2004 to February 27, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paragon Systems, Inc, as of December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and the period from January 1, 2004 to February 27, 2004 and in conformity with accounting principles generally accepted in the United States.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia

March 15, 2005

Tri-S Security Corporation and Subsidiary

Balance Sheets
(In thousands, except per share data)

		Predecessor Basis
	Consolidated December 31, 2004	Paragon Systems, Inc. December 31, 2003
	(restated, Note 2)
Assets
Current assets:
Cash and cash equivalents	$313	$846
Trade accounts receivable, net	5,312	4,695
Deferred initial public offering costs	633	—
Deferred income taxes	200	—
Prepaid expenses and other assets	178	172
Total current assets	6,636	5,713
Property and equipment, less accumulated depreciation	325	455
Note receivable—officer	100	—
Investment in joint venture	8,302	715
Investment in government contracts, net	1,172	—
Non-compete agreements, net	318	—
Deferred loan costs, net	18	—
Goodwill	7,747	—
Total assets	$24,618	$6,883
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Trade accounts payable	$351	$29
Accrued salaries	774	726
Payroll withholding	347	184
Accrued vacation	612	524
Accrued interest expense	316	—
Accrued interest on preferred stock subject to mandatory redemption	250	—
Other accrued expenses	689	226
Income taxes payable	212	152
Short-term notes payable	10,798	1,130
Current portion of capital lease obligations	91	87
Total current liabilities	14,440	3,058
Other liabilities:
Capital lease obligations, less current portion	103	185
Income taxes payable	1,056	—
Deferred income taxes	3,287	—
Series C preferred stock subject to mandatory redemption	6,000	—
Total liabilities	24,886	3,243
Stockholders’ equity (deficit):
Preferred stock, $1.00 par value, 10,000,000 shares authorized
Series A convertible preferred stock 100,000 shares issued and outstanding	460	—
Series B convertible preferred stock, 40,000 shares issued and outstanding	196	—
Common stock, $1.00 par value, 1,000 shares authorized, 940 shares issued and outstanding	—	1
Common stock, $0.001 par value, 25,000,000 shares authorized, 827,832 shares issued and outstanding	1	—
Additional paid-in capital	115	—
Retained earnings (deficit)	(1,040)	3,639
	(268)	3,640
Less treasury stock acquired (60 shares of Paragon Systems, Inc. at December 31, 2003)	—	—
Total stockholders’ equity (deficit)	(268)	3,640
Total liabilities and stockholders’ equity (deficit)	$24,618	$6,883

See accompanying notes to financial statements.

Tri-S Security Corporation and Subsidiary

Statements of Operations
(In thousands, except per share data)

		Predecessor Basis—Paragon Systems, Inc.
	Consolidated Year ended December 31, 2004	January 1, 2004 to February 27, 2004	Year ended December 31, 2003	Year ended December 31, 2002
	(restated, Note 2)
Revenues	$25,425	$4,705	$29,395	$21,364
Cost of revenues:
Direct labor	13,810	2,481	16,070	11,983
Indirect labor and other contract support costs	10,223	2,113	11,151	7,615
Amortization of government contracts	298	—	—	—
	24,331	4,594	27,221	19,598
Gross profit	1,094	111	2,174	1,766
Selling, general and administrative	2,115	230	1,466	1,179
Operating income (loss)	(1,021)	(119)	708	587
Income from investment in joint venture	1,637	—	—	—
Other income (expense):
Interest income	3	—	12	23
Interest expense	(1,380)	(11)	(30)	(7)
Interest on preferred stock subject to mandatory redemption	(250)	—
	(1,627)	(11)	(18)	16
Income (loss) before income taxes	(1,011)	(130)	690	603
Income tax expense (benefit)	(384)	—	40	—
Net income (loss)	$(627)	$(130)	$650	$603
Pro forma income tax expense (benefit)		(49)	262	229
Proforma net income (loss)		$(81)	$428	$374
Basic net income (loss) per common share	$(0.76)
Diluted net income (loss) per common share	$(0.76)
Basic weighted average number of common shares	828
Diluted weighted average number of common shares	1,269

See accompanying notes to financial statements.

Tri-S Security Corporation and Subsidiary

Statements of Shareholders’ Equity (Deficit)
(In thousands)

Predecessor Basis			Successor Basis Tri-S Security Corporation
Paragon Systems, Inc.					Series A		Series B
Common Stock		Treasury	Common Stock		Convertible Preferred Stock		Convertible Preferred Stock		Additional Paid-In	Retained Earnings
Shares	Cost	Stock	Shares	Cost	Shares	Cost	Shares	Cost	Captial	(Deficit)	Total

Predecessor Basis
Balance at December 31, 2001	940	$ 1	$ —								$ 2,386	$ 2,387
Net income	—	—	—								603	603
Balance at December 31, 2002	940	1	—								2,989	2,990
Net income	—	—	—								650	650
Balance at December 31, 2003	940	1	—								3,639	3,640
Net income (loss)	—	—	—								(130)	(130)
Balance at February 27, 2004	940	$ 1	$ —								$ 3,509	$ 3,510
Successor Basis
Balance at February 27, 2004	940	$ 1	—		$ —	—	$ —	—	$ —	$ —	$ 3,509	$ 3,510
Reverse capital structure of predecessor	(940)	(1)	—		—	—	—	—	—	—	(3,509)	(3,510)
Capital structure of successor at December 31, 2003	—	—		828	1	100	460	40	196	115	(413)	359
Net loss for year ended December 31, 2004 (restated, Note 2)	—	—		—	—	—	—	—	—	—	(627)	(627)
Balance at December 31, 2004 (restated, Note 2)	—	$ —		828	$ 1	100	$ 460	40	$ 196	$ 115	$ (1,040)	$ (268)

See accompanying notes to financial statements

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows
(In thousands)

		Predecessor Basis—Paragon Systems, Inc.
	Consolidated Year ended December 31, 2004	For the period January 1, 2004 to February 27, 2004	Year ended December 31, 2003	Year ended December 31, 2002
	(restated, Note 2)

Cash flow from operating activities:
Net income (loss)	$(627)	$(130)	$650	$603
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Income from investment in joint venture	(1,637)
Depreciation and amortization	617	28	175	68
Deferred income tax benefits	(414)	—	—	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	544	(1,161)	157	(673)
Prepaid expenses and other assets	393	(499)	10	(5)
Trade accounts payable	(262)	62	(872)	(313)
Accrued salaries	107	(59)	(162)	259
Payroll withholding	(63)	226	(47)	67
Accrued vacation	2	85	181	155
Accrued interest expense	316	—	—	—
Accrued interest on redeemable preferred stock	250	—	—	—
Other accrued expenses	(175)	692	(81)	(131)
Income taxes payable	(207)	(111)	152	(127)
Net cash provided (used) by operating activities	(1,156)	(867)	163	(97)
Cash flow from investing activities:
Acquisition of subsidiary	(2,300)	—	—	—
Investment in joint venture	—	—	(715)	—
Proceeds from investment in joint venture	1,437	715	—	—
Proceeds from sale of property and equipment	14	—	—	—
Purchase of property and equipment	(67)	—	(427)	(127)
Net cash provided (used) by investing activities	(916)	715	(1,142)	(127)
Cash flow from financing activities:
Proceeds (repayments) of short-term notes	3,067	(405)	676	454
Proceeds (repayments) of capital lease obligations	(65)	(13)	272	—
Deferred initial public offering costs	(599)	—	—	—
Loan costs	(120)	—	—	—
Net cash provided (used) by financing activities	2,283	(418)	948	454
Net increase (decrease) in cash and cash equivalents	211	(570)	(31)	230
Cash and cash equivalents at beginning of period	102	846	877	647
Cash and cash equivalents at end of period	$313	$276	$846	$877
Supplemental disclosures of cash flow information:
Interest paid	$931	$6	$30	$7
Income taxes paid	$224	$—	$—	$127
Issuance of notes and preferred stock in business acquisition	$13,706	$—	$—	$—

See accompanying notes to financial statements.

Tri-S Security Corporation and Subsidiary

Notes to Financial Statements

(dollars in thousands, except per share data)

1. Summary of Significant Accounting Policies

Basis of Presentation

Tri-S was formed in October 2001 for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a large company. Tri-S has and currently intends to continue to pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry.

On February 27, 2004, Tri-S Security Corporation (“Tri-S” or the “Company”) completed the acquisition (the “Acquisition”) of Paragon Systems, Inc. (“Paragon”). Tri-S acquired all of the outstanding capital stock of Paragon for a total purchase price of $16,006 payable in cash, redeemable preferred stock, and notes payable.

For periods subsequent to the Acquisition, the accompanying financial statements represent the consolidated statements of Tri-S and its wholly owned subsidiary, Paragon. All intercompany transactions and balances have been eliminated in consolidation.

Tri-S did not have any operating businesses prior to the Acquisition. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities. The financial statements of Paragon, as an operating entity, are the more relevant information available prior to the Acquisition of Paragon by Tri-S. Consequently, the accompanying financial statements present the financial statements of Paragon as the “Predecessor” prior to the Acquisition and the consolidated financial statements of Tri-S as the “Successor” subsequent to the Acquisition.

Nature of Operations

The Company provides contract guard services to various Federal government agencies. These guard services include providing uniformed and armed guards for access control, personnel protection, plant security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. In connection with providing these services, Paragon assumes responsibility for a variety of functions, including recruiting, hiring, training and supervising security guards deployed to the Federal agencies served as well as paying all guards and providing them with uniforms, employee benefits and workers’ compensation insurance. Paragon is responsible for preventing the interruption of guard services as a consequence of illness, vacations or resignations.

Revenue Recognition

Revenue is recognized as guard services are provided under contracts with Federal government agencies. Guard services are billed in arrears at hourly or monthly rates based on the number of hours worked under some contracts and as fixed monthly amounts under other contracts. Hourly and monthly rates are determined as a result of bids submitted in response to formal specifications included in solicitations for bids from government agencies. Hourly and monthly billing rates are developed by accumulating the estimated labor, general and administrative expenses, profit objective and other costs to service a contract over a five year period.

Direct labor includes the regular wages of direct personnel as defined under the contracts and is recorded on an actual basis as it is incurred. Indirect costs include other wages, payroll taxes, union benefits, employee benefits, workers compensation insurance, liability insurance and other costs associated with specific contracts. The wages component of indirect labor includes vacation, training, holiday and sick time. Initial one-time expenses, such as extra training costs to start a new contract, are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company’s policy is to maintain balances with high credit quality financial institutions. The Company has not sustained material credit losses from instruments held at financial institutions. The Company provides services under contracts with various Federal agencies. The Company maintained an allowance for doubtful accounts of $536 and $50 at December 31, 2004 and 2003, respectively, as a reserve against potential billing adjustments.

Stock Based Compensation

In accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the Company measures stock-based compensation expense as the excess of the market price on date of grant over the amount of the grant. Since the Company grants all stock-based compensation at the market price on the date of grant, no compensation expense is recognized. As permitted, the Company has elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.

The Company has determined pro forma amounts as if the fair value method required by SFAS No. 123, Accounting for Stock-Based Compensation, had been applied to its stock-based compensation. See Note 11 for descriptions of the Company’s stock-based compensation plans. The fair value of stock options was estimated on the date of grant using the Black-Scholes option pricing model. The pro forma effect on the net loss of the Company for the year ended December 31, 2004 and for the net loss of Tri-S, the Successor Company, for the years ended December 31, 2003 and 2002 as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows:

	2004	2003	2002
	(restated, Note 2)
Net loss attributable to common shareholders:
As reported	$(627)	$(217)	$(136)
Pro forma	$(627)	$(218)	$(138)
Basic and diluted net loss per share attributable to common shareholders:
As reported	$(0.76)	$(0.26)	$(0.17)
Pro forma	$(0.76)	$(0.26)	$(0.17)

The weighted-average estimated fair value of options granted during 2002 was $0.03 per share. For purposes of computing the pro forma amount above, the minimum value of the options was calculated using a volatility factor of zero, an estimated option life of seven years and a risk-free interest rate assumption of 4.84%.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amounts of the Company’s short-term loans and capital lease obligations approximate fair value of these obligations based upon management’s best estimates of interest rates that would be available for similar debt obligations at December 31, 2004 and 2003.

Retirement Plan

Substantially all of Paragon’s employees are eligible to participate in a 401(k) defined contribution plan. Under the terms of the plan, employees may elect to defer up to ten percent of their compensation subject to Internal Revenue Service limitations. Paragon provides discretionary matching contributions on these deferrals each year based upon determinations by the board of directors. Paragon did not make any matching contributions for 2004, 2003 and 2002.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Investment in Joint Venture

In December 2003, Paragon acquired a 10% interest in Army Fleet Support, LLC. The investment is accounted for under the equity method. The cost of the investment was determined as part of the allocation of the purchase price of Paragon (see Note 2). The cost of the joint venture in excess of the net equity of the joint venture is attributed to the value of the joint venture’s contract with the federal government and is being amortized over the life of the contract, which is 10 years. The company records income from the investment equal to the Company’s share of the net earnings of the joint venture less amortization of the difference between the cost of the joint venture and The Company’s share of the net equity of the joint venture. The joint venture asset is increased by the Company’s share of the net earnings of the joint venture and decreased by cash received from the joint venture and amortization of the difference between the cost of the joint venture and The Company’s share of the net equity of the joint venture. During 2004, subsequent to the Acquisition, the Company received distributions of $1,437 from Army Fleet Support, LLC.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the double-declining balance method. Property and equipment held under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Long-lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. The Company has made no adjustments to its long-lived assets in any of the periods presented.

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from five to nine years. The Company believes no events or changes in circumstances have occurred that would require an impairment test for these assets.

Preferred Stock Subject to Mandatory Redemption

Preferred Stock subject to mandatory redemption is accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as freestanding financial instruments having characteristics of both liabilities and equity and, as such, are classified as liabilities in the financial statements. The dividend requirement is recorded as interest expense. Payments and accruals for the dividend requirements are presented in the income statement and the cash flows statement separately from payments and interest due to other creditors.

Income Taxes

Beginning with its S corporation election on January 1, 1999, and prior to its acquisition by Tri-S on February 27, 2004, Paragon was taxed as a subchapter S corporation. All income and losses of Paragon were allocated to the shareholders for inclusion in their respective income tax returns. Prior to its election as a subchapter S corporation, Paragon was taxed as a C corporation and was subject to taxes on income earned prior to its election as an S corporation. Upon election as an S Corporation, Paragon became subject to built in gain taxes which relate to differences between the fair market value and the tax basis of assets as of the date a C corporation elects S status. These taxes paid by the S corporation are deductible by shareholders. The provision for income taxes of Paragon as the Predecessor consists of built-in gains taxes. Paragon’s S election was automatically terminated upon its acquisition by Tri-S.

Paragon used the cash basis of accounting for income taxes prior to its acquisition, at which time it was required to change its tax method to the accrual basis. Effective February 28, 2004, the Company will file a consolidated income tax return that includes the accounts of Tri-S and Paragon.

The Company determines its deferred tax provision using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the tax rates and laws in effect at the time of such determination. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based on available evidence, the future tax benefits more likely than not will not be realized.

The accompanying financial statements present the financial statements of Paragon as the Predecessor prior to the Acquisition and the consolidated financial statements of Tri-S as the Successor subsequent to the Acquisition. The Predecessor company was a subchapter S corporation; consequently, pro forma tax expense and pro forma net income per share are presented on the face of the historical statements of operations for the periods presented as the Predecessor.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation (“FIN”) 46, Consolidation of Variable Interest Entities. FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have any impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. SFAS No. 150 became effective for the Company at the beginning of the third quarter of 2003. The Company agreed to issue preferred shares subject to mandatory redemption in conjunction with the acquisition as more fully discussed in Note 3. The preferred shares subject to mandatory redemption are accounted for in accordance with SFAS No. 150.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the third quarter of fiscal 2005, beginning July 1, 2005. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is evaluating the requirements of SFAS 123R and the effect that the adoption of SFAS 123R will have on the consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption.

2. Restatement

On October 27, 2005, the Audit Committee determined the Company’s consolidated financial statements for the year ended December 31, 2004 should be restated. The restatement is required for the Company’s 10% equity interest in Army Fleet Support, LLC, to use the equity method of accounting as required by Account Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock’’ and Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries”.

The following tables present the effect of the restatement on the originally reported financial position and results of operations as of and for the year ended December 31, 2004. The originally reported cash flows from operating, investing, and financing activities were not affected.

	December 31, 2004 As Originally Reported	December 31, 2004 Restated
Balance Sheet:
Current assets	$6,636	$6,636
Investment in joint venture	6,665	8,302
Other non-current assets	9,680	9,680
Total assets	$22,981	$24,618
Current liabilities	$14,440	$14,440
Other non-current liabilities	9,822	10,446
Stockholders’ equity (deficit)	(1,281)	(268)
Total liabilities and stockholders’ equity	$22,981	$24,618
Statement of Operations:
Revenues	$25,425	$25,425
Cost of revenues	24,331	24,331
Selling, general and administrative	2,115	2,115
Income from joint venture	0	1,637
Other income (expense)	(1627)	(1627)
Net income (loss) before income taxes	(2,648)	(1,011)
Income tax expense (benefit)	(1,008)	(384)
Net income (Loss)	$(1,640)	$(627)
Basic net income (loss) per share	$(1.98)	$(0.76)
Diluted net income (loss) per share	$(1.98)	$(0.76)

Notes 3, 8, 10, 12 and 16 have been updated to reflect this restatement.

3. Acquisition of Paragon Systems, Inc.

On February 27, 2004, Tri-S completed the Acquisition of Paragon, an Alabama corporation with offices located in Huntsville, Alabama. Tri-S acquired all the outstanding capital stock of Paragon for a total of $16,006, payable in cash, preferred shares subject to mandatory redemption and notes as set forth below. The Acquisition has been accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations. At the closing of the Acquisition, Tri-S:

•       paid $2,300 in cash to the former shareholders of Paragon;

•       issued promissory notes to the former shareholders of Paragon in an aggregate principal amount of $7,706 with an annual rate of 7.0%; and

•       agreed to issue to the former shareholders of Paragon preferred stock subject to mandatory redemptions, with an aggregate redemption value of $6,000 with an annual rate of 5.0%.

Simultaneous with the closing of the Acquisition, Paragon sold $4,295 in receivables to LSQ Funding, L.L.C., an unaffiliated company which factors receivables (“LSQ”). The proceeds of the transaction were utilized as follows:

Cash payment to sellers of Paragon	$2,300
Pay off outstanding borrowings under the Paragon line-of-credit	1,175
Additional cash for working capital at Paragon	700
Fees and interest costs	120
$4,295

The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on an independent appraisal of fair values at the transaction date. Amounts previously estimated and reported have been adjusted to give effect to the independent appraisal. The change in valuation of the assets acquired did not have any effect on the results of operations previously reported. The following represents the allocation of the purchase price at the time of the acquisition:

Book value of net assets acquired	$3,511
Investment in joint venture	8,102
Federal contracts	1,470
Non compete agreements	380
Income tax liabilities	(1,423)
Deferred income tax liabilities	(3,751)
Goodwill	7,717
Allocated purchase price	$16,006

The investment in the joint venture was valued based on the expected future distributions from the investment. The joint venture is accounted for in accordance with the equity method of accounting. Federal contracts will be amortized over a period of nine years and non-compete agreements will be amortized over five years. The $7,717 excess of the purchase price over the estimated fair values of the net tangible assets and separately identifiable intangible assets was recorded as goodwill.

Paragon used the cash basis of accounting for income taxes prior to its acquisition, at which time Paragon was required to change its method to the accrual basis. Income taxes as a result of the change in method became due in four annual installments and were recorded as an adjustment of $1,423 to the purchase price of Paragon in accordance with business combination purchase accounting.

As a result of the acquisition of Paragon, the Company recorded a net deferred tax liability of $3,751. This deferred tax liability results from the difference between financial reporting and income tax bases of assets and liabilities purchased.

The following combined pro forma financial information presents the results of operations of the Company as if the Acquisition had occurred at the beginning of each of the periods presented. Adjustments to the combined financial information related to the Acquisition that affect the results of operations include the interest expense associated with the debt and redeemable preferred shares issued in conjunction with the Acquisition and amortization of the fair value of intangible assets. This pro forma information does not purport to be indicative of what would have occurred had the Acquisition occurred as of January 1 or of results of operations that may occur in the future.

	Combined Pro Forma Statements of Operations
	For the year ended December 31, 2004	For the year ended December 31, 2003
	(restated)
Revenues	$30,130	$29,395
Operating loss	$(1,209)	$(71)
Net loss	$(843)	$(576)
Basic loss per common share	$(1.02)	$(0.70)
Diluted loss per common share	$(1.02)	$(0.70)

Tri-S did not have an operating business prior to the Acquisition. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities. The financial statements of Paragon, as an operating entity, are the more relevant information available prior to the acquisition of Paragon by Tri-S. Consequently, the combined pro forma financial information represents the financial statements of Paragon as the Predecessor Company prior to the acquisition date of February 27, 2004 combined with the expenses of Tri-S prior to the acquisition date of February 27, 2004.

Tri-S operations for 2003 and 2002 consisted of $347 and $216 of expenses, respectively, associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities. The Company recognized deferred income tax benefits related to these expenditures of $130 and $80 for 2003 and 2002, respectively.

4. Sales to Major Customers

The Company’s principal operation is to provide contract guard services to various Federal agencies. Substantially all of the Company’s revenues are derived from ten customers. Contracts with five Federal agencies account for approximately 80% of the Company’s revenue.

5. Related Party Transactions

Employment Agreements

Upon completion of the Acquisition of Paragon, Tri-S entered into employment agreements with six key employees of Paragon, with agreement terms between one and three years and non-compete terms for an additional four years for two of the employees. The terms and conditions of the agreements were substantially the same as that which the employees were entitled prior to the Acquisition.

On January 1, 2002, Tri-S entered into an employment agreement with Mr. Farrell pursuant to which Mr. Farrell has agreed to serve as Chief Executive Officer and President of the Company until December 31, 2005, which term has been subsequently extended until December 31, 2008. The agreement provides for (i) payment of a specified base salary which increases by 5% per year; (ii) payment of an annual bonus equal to 5% of the Company’s income before income taxes for such year plus cash distributions from the joint venture, provided that such bonus may not exceed 150% of Mr. Farrell’s base salary for such year; (iii) prohibition against Mr. Farrell’s disclosure of confidential information for a period of one year following the termination of his employment; and (iv) continuation of Mr. Farrell’s compensation and benefits for the remainder of the term of the employment agreement if his employment is terminated by the Company without cause or by Mr. Farrell for “good reason”. For the year ending December 31, 2004, Mr. Farrell’s salary under his employment agreement is $254,000.

Indebtedness of Management

Pursuant to Mr. Farrell’s employment agreement with the Company, Mr. Farrell, Chief Executive Officer and President of the Company, would have otherwise been entitled to receive during 2004 an aggregate bonus of $435,000; however, in order to improve the financial position of the Company, he agreed to forfeit $290,000 thereof and accept a cash bonus of $145,000 and a loan for $100,000. In connection with the loan, Mr. Farrell issued a promissory note to the Company dated December 31, 2004 in the principal amount of $100,000, which bears interest at a rate of 2.48% per year and is payable on December 31, 2006. The note may be prepaid at any time without penalty and may be paid, at the election of Mr. Farrell, in cash or shares of the Company’s common stock or any combination thereof.

6. Property and Equipment

Property and equipment are comprised of the following:

		December 31,
	Estimated Useful Life	Tri-S Security 2004	Paragon Systems 2003
Computer equipment and software	3-5 years	$595	$212
Vehicles	5 years	236	644
Furniture and fixtures	5-7 years	179	134
		1,010	990
Less accumulated depreciation and amortization		(685)	(535)
Property and equipment, net		$325	$455

Depreciation expense for Tri-S was $155 for the year ended December 31, 2004. Depreciation expense was $28 for the two months ended February 27, 2004 and $175 and $68, respectively, for the years ended December 31, 2003 and 2002.

7. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31, 2004, are as follows:

Balance as of January 1, 2004	$—
Acquisition costs	30
Goodwill acquired during the period	7,717
Balance as of December 31, 2004	$7,747

Information regarding the Company’s intangible assets that are being amortized is as follows:

	As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Federal contracts	$1,470	$298	$1,172
Non-compete agreements	380	62	318
Loan costs	120	102	18
Total	$1,970	$462	$1,508

Federal contracts represent the aggregate value of the contracts with Federal agencies purchased in the Acquisition in February 2004 and are being amortized in proportion to expected cash flows over the expected life of the contracts, which is estimated to be nine years.

Non-compete agreements represent the aggregate value of the non-compete agreements entered into with the certain of the prior owners of Paragon and are being amortized on a straight-line basis over the term of the agreements, which is five years.

Loan costs are the upfront fees paid by the Company to arrange and complete the factoring arrangement with LSQ in February 2004. The fees were capitalized and are being amortized over the 12 month life of the factoring agreement. The amortization of loan costs is reflected as interest expense in the consolidated financial statements of the Company.

Amortization expense of acquisition-related intangible assets for the year ended December 31, 2004 was $462.

Estimated future amortization expense for acquisition-related intangible assets on the Company’s December 31, 2004 consolidated balance sheet for the fiscal years ending December 31, is as follows:

2005	$471
2006	382
2007	328
2008	199
2009	58
Thereafter	70
$1,508

8. Investment in Unconsolidated Affiliate

In conjunction with the Paragon Systems, Inc. acquisition on February 27, 2004, the Company acquired a 10% interest in the Army Fleet Service joint venture (see Note 1 and Note 3). The value of the investment in the joint venture at the acquisition date was $8,102 as established through an independent appraisal. The cost of the joint venture in excess of the net equity of the joint venture is attributed to the value of the joint venture’s contract with the federal government and is being amortized straight-line over the life of the contract, which is 10 years.

The Company accounts for its investment in the joint venture using the equity method. Accordingly, the investment in the joint venture is increased by the Company’s share of the joint venture’s earnings and reduced by the cash received from the joint venture and amortization of the difference between the cost of the joint venture and the Company’s share of the net equity of the joint venture.

The investment in the joint venture was affected by the following transactions for the 10 months ended December 31, 2004:

Investment in joint venture—February 27, 2004	$8,102
Company’s interest in earnings of the joint venture	2,324
Amortization of the investment in the joint venture	(687)
Cash received form the joint venture	(1,437)
Investment in joint venture—December 31, 2004	$8,302

Summarized unaudited balance sheet information for the joint venture as of December 31, 2004 is as follows:

Total assets	$39,189
Total liabilities	$28,200
Equity	10,989
Total liabilities and equity	$39,189

Summarized unaudited statement of operations information for the unconsolidated joint venture for the 10 months ended December 31, 2004 is as follows:

Contract revenues	$221,132
Operating income	24,805
Net earnings	23,237

9. Debt and Other Obligations

In conjunction with the closing of the Acquisition in February 2004, the Company:

•       issued 7% promissory notes to the former shareholders of Paragon in aggregate principal amounts of $6,206 and $1,500;

•       issued to the former shareholders of Paragon an aggregate of 100 shares of Series C redeemable preferred stock, with a 5% dividend and an aggregate redemption value of $6,000; and

•       repaid outstanding borrowings under the line-of-credit and terminated the line of credit agreement.

In February 2004, Paragon entered into a factoring arrangement and began to sell certain of its accounts receivable to LSQ Funding, LLC (“LSQ”). LSQ provides advances of up to 85% (90% after July 27, 2004) of eligible accounts receivable in exchange for a funds usage rate equal to prime plus 2.0% on the outstanding funds advanced plus a factoring commission. The factoring commission is equal to a discount of 1.25% (1.00% after February 9, 2005) of gross factored sales plus an invoice service fee of 1.0% depending on days outstanding on factored invoices. For advances in excess of 85% (90% after July 27, 2004) of eligible accounts receivable, an over-advance charge of 0.75% applies. LSQ may require Paragon to repurchase factored receivables for various reasons including uncollectibility or delinquency as defined in the agreement. Because LSQ has recourse to Paragon on factored receivables, accounts receivable are shown gross on the balance sheet and advances are shown as short-term notes payable. The Company’s obligations to LSQ are secured by a lien on all of the Company’s assets.

Debt and other obligations are summarized as follows:

	December 31,
	Successor	Predecessor
	2004	2003
Current:
Short-term borrowings under line-of-credit	$—	$1,130
Amounts payable under factoring facility	3,092	—
Promissory notes payable, 7.0% due February 15, 2005	6,206	—
Promissory notes payable, 7.0% due February 28, 2005	1,500	—
	$10,798	$1,130
Long-term:
Preferred shares subject to mandatory redemption due February 27, 2007	$6,000	$—

The promissory notes with an outstanding principal balance of $6,206 were originally due $5,500 on May 31, 2004 and $706 on June 10, 2004. The terms of these notes were amended and restated and were paid in full on February 15, 2005 with the proceeds from an initial public offering of the Company’s shares.

The promissory notes with an outstanding principal balance of $1,500 were paid in full on February 28, 2005.

The average amount of borrowings under the factoring facility was $2,599 during 2004 and under the line of credit was $933, $636, and $126 for the two months ended February 27, 2004 and the years ended December 31, 2003 and 2002, respectively.

The Series C redeemable preferred stock is classified as preferred shares subject to mandatory redemption in the financial statements. The shares may be redeemed by the Company at any time but must be redeemed no later than February 27, 2007. As of December 31, 2004 the Company has accrued interest expense of $250 on these shares. The payment of interest is required semi-annually.

Paragon’s payment obligations under the promissory notes issued to the former shareholders of Paragon and the redemption and dividend obligations under the preferred shares subject to mandatory redemption are secured by a pledge to the former shareholders of Paragon of approximately 55% of the capital stock of Paragon.

In July 2004, Paragon entered into a credit agreement with an unaffiliated finance source which allowed Paragon to receive cash advances of $400. Paragon assigned a security interest in various assets of Paragon, including two receivable balances approximating $440 in the aggregate. Borrowings under this agreement were paid in December 2004 and the agreement was terminated. Pursuant to the credit agreement, interest expense at an annualized rate of 12% on the outstanding borrowings was paid on a monthly basis. In addition to the above, Tri-S issued 16,181 warrants to the finance source for the purchase of common stock, at $3.09 per share.

Prior to the Acquisition, Paragon had a line of credit guaranteed by two corporate shareholders allowing draws up to the lesser of $6,000, or 80% of accounts receivable. The line was secured by all accounts receivable and contract rights. Interest was payable on all draws monthly. The amount due as of December 31, 2003 was $1,130. Simultaneous with the closing of the Acquisition, Paragon paid off outstanding borrowings under the line-of-credit and terminated the line-of-credit agreement.

10. Income Taxes

The income tax provision for Paragon, the Predecessor Company, consists of built-in gain taxes. The income tax provision for Tri-S, the Successor Company, consists of deferred federal and state tax benefits of $414 and current Alabama state income tax expense of $30 for the year ended December 31, 2004.

The following is a reconciliation of income taxes for Tri-S for the year ended December 31, 2004 at statutory rates to the provision for income taxes:

Federal tax benefits computed at the statutory rate	$(344)
State tax benefits, net of federal deduction	(40)
Provision for income taxes	$(384)

Net deferred tax liabilities at December 31, 2004 for Tri-S results from temporary differences associated with the following:

December 31, 2004
Deferred tax assets:
Accounts receivable	200
Total deferred tax assets	200
Deferred tax liabilities:
Investment in joint venture	(2,688)
Intangible assets	(566)
Depreciation	(33)
Total deferred tax liabilities	(3,287)
Net deferred tax liabilities	$(3,087)

Paragon used the cash basis of accounting for income taxes prior its acquisition, at which time Paragon was required to change its method to the accrual basis. Income taxes as a result of the change in method became due in four annual installments and were recorded as an adjustment of $1,423 to the purchase price of Paragon in accordance with business combination purchase accounting.

11. Lease Obligations

Paragon leases real property under operating leases. The leases all terminate in less than one year. Rental expense for Tri-S consolidated was $108 for 2004. Rental expense for Paragon was $21 for the two months ended February 27, 2004, $112 for 2003 and $79 for 2002. Included in rental expense is $1 per month paid to two officers for rental of a building. Rental obligations to the two officers ceases on February 28, 2005. The future minimum amounts due under operating leases are $100 for 2005.

During 2003, Paragon entered into several capital leases for vehicles. The gross amount of assets capitalized under these leases and accumulated depreciation as of December 31, 2004 is $364 and $194, respectively. Depreciation expense of Tri-S consolidated for these assets during 2004 was $95. Depreciation expense for the two months ended February 27, 2004 was $19. Depreciation expense charged for these assets during 2003 was $80.

The total lease obligation as of December 31, 2004 for the capitalized leases and the future minimum lease payments under these leases are as follows:

Year Ending December 31,
2005	$99
2006	106
Total minimum lease payments	205
Less amount representing interest	(11)
Capital lease obligations	194
Less current portion	(91)
Long term portion	$103

12. Common and Preferred Stock

Tri-S Security Corporation (Successor Company)

Immediately prior to the initial public offering of its common stock on February 9, 2005, Tri-S entered into an exchange and recapitalization agreement with all of the holders of common stock, convertible preferred stock and holders of rights to acquire common stock. Pursuant to the agreement the Company implemented a reverse stock split of all the outstanding shares of its common stock and stock options and exchanged common stock for all convertible preferred stock. The recapitalization was given retroactive treatment in the financial statements and related disclosures.

As of December 31, 2004, Tri-S is authorized to issue 10 million shares of preferred stock with a par value of $1.00 per share. The board of directors of Tri-S is authorized, without further shareholder action, to divide any or all shares of authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges.

As of December 31, 2004, Tri-S had 100,000 shares outstanding of Series A Convertible Preferred Stock, 40,000 shares outstanding of Series B Convertible Preferred Stock and 100 shares outstanding of Series C Redeemable Preferred Stock.

Holders of the Series A Convertible Preferred Stock have no voting rights, except as otherwise required by applicable law, and no preemptive, dividend or sinking fund rights. These shares were converted into an aggregate of 242,718 shares of common stock immediately prior to the initial public offering on February 9, 2005.

Holders of the Series B Convertible Preferred Stock have no voting rights, except as otherwise required by applicable law, and no preemptive, dividend or sinking fund rights. These shares were converted into an aggregate of 129,450 shares of common stock immediately prior to the initial public offering on February 9, 2005.

Holders of Series C Mandatory Redeemable Preferred Stock have no voting rights, except as otherwise required by applicable law. Holders of Series C Mandatory Redeemable Preferred Stock have no preemptive, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series C Preferred Shares are entitled to a liquidation preference and holders of common shares have a secondary liquidation right to the assets of the Company.

The Series C Mandatory Redeemable Preferred Stock has a redemption value of $60,000 per share. The Company may redeem the outstanding shares of Series C Preferred Stock at any time, but must redeem all the outstanding shares of Series C Mandatory Redeemable Preferred Stock no later than February 27, 2007. The holders of the Series C Mandatory Redeemable Preferred Stock are entitled to receive cumulative cash dividends at a rate of 5% of the redemption value per annum (or $3,000 per share per annum).

Tri-S is authorized to issue 25 million shares of common stock with a par value of $0.001 per share. The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights and no conversion rights. Each share of common stock has an equal and ratable right to receive dividends to be paid from assets legally available when and if declared by the Board of Directors. Tri-S has not paid any cash dividends since the inception of the Company.

Paragon Systems, Inc. (Predecessor Company)

As of December 31, 2003, Paragon is authorized to issue 1,000 shares of common stock with a par value of $1.00 per share. At December 31, 2003, 940 shares were issued and outstanding and 60 shares, which were reacquired in a previous year, are presented as treasury stock in the accompanying financial statements for the Predecessor Company.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The following table sets forth the computation of the basic and diluted net income (loss) per share (share amounts in thousands):

Year ended December 31, 2004
(restated, Note 2)
Numerator:
Net income (loss)	$(627)
Denominator:
Weighted average common shares outstanding	828
Denominator for basic calculation	828
Effect of dilutive securities:
Conversion of Series A Convertible Preferred Stock	243
Conversion of Series B Convertible Preferred Stock	129
Common stock options	65
Common stock warrants	4
Denominator for diluted calculation	1,269
Basic net income (loss) per common share	$(0.76)
Diluted net income (loss) per common share	$(0.76)

The diluted net loss per common share is anti-dilutive, consequently the diluted net loss per common share as presented on the face of the financial statements is the same as the basic net loss per common share.

13. Stock Options and Warrants

Non-qualified stock options for 97,087 shares of the common stock of Tri-S were granted on January 1, 2002 with an exercise price of $0.12 per share. These options vest 32,362 shares each on December 31, 2004, 2003 and 2002 and expire in October 2011. As of December 31, 2004 there have been no other options granted and there have been no options forfeited. At December 31, 2004, options for 97,087 shares were outstanding, of which all options were exercisable.

Warrants for 16,181 shares of common stock were issued on July 27, 2004 with an exercise price of $3.09 per share. These warrants were outstanding at December 31, 2004 and will expire on February 9, 2006.

The 2004 Stock Incentive Plan (“Stock Incentive Plan”) was approved and adopted by the board of directors and shareholders on October 13, 2004. The Stock Incentive Plan is administered by the compensation committee of the board of directors in accordance with and subject to the provisions of the Stock Incentive Plan. The committee has the authority to determine all provisions of incentive awards as the committee may deem necessary or desirable and as consistent with the terms of the Stock Incentive Plan. The maximum number of shares of common stock that are available for issuance under the Stock Incentive Plan is 500,000 all of which are available for future grant. The Stock Incentive Plan will terminate at midnight no later than October 13, 2014, unless terminated earlier by action of the board of directors.

The Stock Incentive Plan provides for the grants of incentive awards to eligible participants, including employees, officers, directors, consultants and independent contractors. These awards include options to purchase shares of common stock that qualify as incentive stock options within the meaning of the Internal Revenue Code, non-qualified options, restricted stock awards, and stock bonuses.

The per share price to be paid by a participant upon exercise of an option is determined by the committee at the time of the option grant, provided that the exercise price for incentive stock options must be equal to the fair market value of common stock on the date of grant and 110% of the fair market value if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company. An option will become exercisable at such times and in such installments as may be determined by the committee in its sole discretion at the time of grant, provided that no option may be exercisable after 10 years from its date of grant.

Restricted stock awards are awards of common stock granted to a recipient which are subject to restrictions on transferability and the risk of forfeiture. The committee may impose such restrictions or conditions to the vesting of restricted stock awards, including that the participant remain in the continuous employ or service of the Company for a specified period of time or that the participant or the Company satisfy specified performance goals or criteria.

Stock bonuses are awards of common stock that are not subject to any restrictions other than, if imposed by the committee, restrictions on transferability. Stock bonuses are subject to such terms and conditions as may be determined by the committee.

14. Contingencies

The Company is involved in various legal proceedings, including employee discrimination suits, from time to time in the normal course of business. In management’s opinion, the Company is not currently involved in any legal proceedings, individually or in the aggregate, which could have a material effect on the financial condition, results of operations or cash flows of the Company.

15. Subsequent Events

On February 9, 2005, the Company completed an initial public offering of 1,800,000 units, consisting of one share of common stock and one warrant to purchase one share of common stock. After underwriting fees and before other costs of the public offering, the Company received proceeds of $9,592. As of December 31, 2004, the Company had accrued or paid $633 in costs for the public offering. Additionally, the Company incurred approximately $125 of public offering costs subsequent to December 31, 2004. On March 17, 2005, the underwriters exercised their option to purchase 270,000 additional units. After underwriting fees, the Company received proceeds of $1,487 from the additional units.

Incident with the public offering, holders of the Company’s existing common stock before the public offering, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock exchanged their shares for a total of 1,200,000 shares of the Company’s common stock. Also, 15,000 shares of the Company’s common stock were issued to a current shareholder of the Company and 20,000 shares of the Company’s common stock were issued to former shareholders of Paragon Systems.

After the initial public offering, 3,305,000 shares of the Company’s common stock were issued and outstanding.

16. Selected Quarterly Financial Data (Unaudited)

The following table sets forth, for each quarter in the last two fiscal years, selected data from our statements of operations. The operations of Tri-S prior to February 27, 2004 are combined with the operations of Paragon for all periods presented. Paragon was an S corporation and not subject to income taxes prior to the Acquisition. Pro forma income taxes are provided for Paragon at 38% of income or loss before income taxes for periods prior to the Acquisition.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(restated)	(restated)	(restated)	(restated)
2004
Revenue	$7,283	$7,468	$7,682	$7,697
Gross profit (loss)	$565	$321	$446	$(127)
Net income attributable to common shareholders	$(62)	$(338)	$571	$(879)
Diluted net earnings per share attributable to common shareholders	$(0.07)	$(0.41)	$0.44	$(1.07)
2003
Revenue	$7,223	$6,790	$7,753	$7,629
Gross profit	$679	$559	$519	$417
Net income attributable to common shareholders	$198	$125	$24	$(136)
Diluted net earnings per share attributable to common shareholders	$0.19	$0.12	$0.02	$(0.16)

Tri-S Security Corporation and Subsidiary

Balance Sheets

(In thousands, except per share data)

	Sept 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,430	$313
Trade accounts receivable, net	5,480	5,312
Deferred initial public offering costs	—	633
Deferred income taxes	250	200
Prepaid expenses and other assets	590	178
Total current assets	8,750	6,636
Property and equipment, less accumulated depreciation	237	325
Note receivable—officer	102	100
Investment in joint venture	8,660	8,302
Intangibles	1,596	1,508
Goodwill	7,747	7,747
Total assets	$27,092	$24,618
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Trade accounts payable	$468	$351
Accrued expenses	3,161	2,634
Accrued interest expense	25	566
Note payable to financial institution	1,673	3,092
Short-term notes payable	—	7,706
Current portion of capital lease obligations	125	91
Total current liabilities	5,452	14,440
Other liabilities:
Capital lease obligations, less current portion	0	103
Deferred income taxes	3,713	4,343
Series C preferred stock subject to mandatory redemption	6,000	6,000
Long-term notes payable	1,919	0
Total liabilities	17,084	24,886
Stockholders’ equity (deficit):
Preferred stock, $1.00 par value, 10,000,000 shares authorized
Series A convertible preferred stock 100,000 shares issued and outstanding	—	460
Series B convertible preferred stock, 40,000 shares issued and outstanding	—	196
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,323,700 and 827,832 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	3	1
Additional paid-in capital	11,394	115
Retained earnings (deficit)	(1,389)	(1,040)
Total stockholders’ equity (deficit)	10,008	(268)
Total liabilities and stockholders’ equity (deficit)	$27,092	$24,618

See accompanying notes to financial statements.

Tri-S Security Corporation and Subsidiary

Statements of Operations
(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	Sept 30, 2005	Sept 30, 2004
	(unaudited)	(unaudited)
Revenues	$8,063	$7,682
Cost of revenues:
Direct labor	4,403	4,092
Indirect labor and labor related costs	2,803	2,719
Other contract support costs	393	335
Amortization of government contracts	93	108
	7,692	7,254
Gross profit	371	428
Selling, general and administrative	1,286	456
Operating income (loss)	(915)	(28)
Income from joint venture	403	1,422
Other income (expense):
Interest income	14	—
Interest expense	(120)	(364)
Interest on preferred stock subject to mandatory redemption	(75)	(108)
	(181)	(472)
Income (loss) before income taxes	(693)	922
Income tax expense (benefit)	(263)	350
Net income (loss)	$(430)	$572
Pro forma income tax expense (benefit)
Proforma net income (loss)
Basic net income (loss) per common share	$(0.13)	$0.69
Diluted net income (loss) per common share	$(0.13)	0.45
Basic weighted average number of common shares	3,324	828
Diluted weighted average number of common shares	3,324	1,276

See accompanying notes to financial statements.

			Predecessor Basis
			Paragon Systems, Inc.
	Nine Months	Nine Months	January 1, 2004
	Ended	Ended	to
	Sept 30, 2005	Sept 30, 2004	February 27, 2004
	(unaudited)	(unaudited)
Revenues	$23,787	$17,728	$4,705
Cost of revenues:
Direct labor	12,741	9,506	2,481
Indirect labor and labor related costs	8,307	6,074	1,892
Other contract support costs	992	718	221
Amortization of government contracts	275	252	—
	22,315	16,550	4,594
Gross profit	1,472	1,178	111
Selling, general and administrative	2,757	1,097	230
Operating income (loss)	(1,285)	81	(119)
Income from joint venture	1,451	1,517
Other income (expense):
Interest income	35	3	—
Interest expense	(543)	(983)	(11)
Interest on preferred stock subject to mandatory redemption	(225)	(210)	—
	(733)	(1,190)	(11)
Income (loss) before income taxes	(567)	408	(130)
Income tax expense (benefit)	(215)	155	—
Net income (loss)	$(352)	$253	$(130)
Pro forma income tax expense (benefit)			(49)
Proforma net income (loss)			$(81)
Basic net income (loss) per common share	$(0.11)	$0.31
Diluted net income (loss) per common share	$(0.11)	0.20
Basic weighted average number of common shares	3,236	828
Diluted weighted average number of common shares	3,236	1,276

See accompanying notes to financial statements.

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows
(In thousands)

	Nine Months	Nine Months	For the period
	Ended	Ended	January 1, 2004 to
	Sept 30, 2005	Sept 30, 2004	February 27, 2004
	(unaudited)	(unaudited)
Cash flow from operating activities:
Net income (loss)	$(352)	$253	$(130)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
(Income) Loss from Investment in joint venture	(1,451)	(1,517)	0
Depreciation and amortization	481	440	28
Deferred income tax benefits	(1,028)	158	—
Common shares issued in exchange for services	95	—	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(168)	1,413	(1,161)
Prepaid expenses and other assets	(272)	394	(499)
Trade accounts payable	117	(57)	62
Accrued liabilities	98	59	944
Income taxes payable	138	(224)	(111)
Net cash provided (used) by operating activities	(2,342)	919	(867)
Cash flow from investing activities:
Acquisition of subsidiary	—	(2,024)	—
Proceeds from sale of property and equipment	10	—	—
Purchase of property and equipment	(44)	(62)	—
Cash Disbursements from investment in joint venture	1,092	330	715
Net cash provided (used) by investing activities	1,058	(1,756)	715
Cash flow from financing activities:
Proceeds from initial public offering	11,079	—	—
Proceeds (repayments) of short-term notes	(9,125)	1,517	(405)
Proceeds (repayments) of capital lease obligations	(69)	(43)	(13)
Deferred initial public offering costs	(245)	—	—
Proceeds from issuance of Warrants	289	0	—
Payments for Intangible Assets	0	(426)	—
Proceeds from Notes Payable	1,919	—	—
Deferred Financing Costs	(447)	—	—
Net cash provided (used) by financing activities	3,401	1,048	(418)
Net increase (decrease) in cash and cash equivalents	2,117	211	(570)
Cash and cash equivalents at beginning of period	313	102	846
Cash and cash equivalents at end of period	$2,430	$313	$276
Supplemental disclosures of cash flow information:
Interest paid	$1,307	$346	$6
Income taxes paid	$323	$170	$—

See accompanying notes to financial statements.

TRI-S SECURITY CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005

1. Organization

Tri-S Security Corporation, a Georgia corporation (“Tri-S”, the “Company” or “We”) provides contract guard services to various Federal government agencies through our subsidiary, Paragon Systems, Inc., an Alabama corporation with offices located in Huntsville, Alabama (“Paragon Systems”). We strive to provide cost-effective solutions to ensure the safety and security of the assets and personnel of our customers and to continually improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior contract guard services with the highest degree of integrity and responsiveness.

We were incorporated in Georgia in October 2001 under the name “Diversified Security Corporation.” We changed our name to “Tri-S Security Corporation” on August 16, 2004. Our principal executive offices are located at 11675 Great Oaks Way, Suite 120, Alpharetta, GA 30022, and our telephone number at that address is (678) 808-1540.

2. Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The financial statements presented are unaudited and have been prepared by management of Tri-S in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the financial position, results of operations and cash flows have been included. For further information, see our audited financial statements and footnotes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the SEC, as amended by Amendment No. 1 thereto (the “Annual Report”). Disclosure that substantially duplicates the disclosure contained in the footnotes to the audited financial statements included in the Annual Report has been omitted from these Notes. Certain balance sheet items as of December 31, 2004 have been reclassified to conform to the presentation as of September 30, 2005.

3. Summary of Significant Accounting Policies

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the following critical accounting policies affect our more significant estimates and judgments. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition.   We record revenue monthly as guard services are provided to our customers under contracts with Federal government agencies. We bill guard services in arrears at hourly or monthly rates based on the number of hours worked under some contracts and as fixed monthly amounts under other contracts. Hourly and monthly rates are determined as a result of our bids submitted in response to formal specifications included in solicitations for bids from government agencies. Hourly and monthly billing rates are developed by accumulating the estimated labor, general and administrative expenses, our profit objective and other costs to service a contract over a five-year period.

The terms of our contracts with Federal government agencies are complex and may be subject to differing interpretations. We make estimates and judgments about terms of the contracts in providing services and in billing and recording revenue. Differences in interpretation are generally resolved on a mutual basis in discussions with the government agency involved. The resolution of differences may result in a determination that amounts previously billed are not in accordance with contract terms and adjustments of amounts initially recorded as revenue may be material.

Contracts with Federal government agencies may be subject to cessation of funding. Cessation of funding may result in amounts billed and recorded as revenue as being uncollectible. We work with the appropriate government agency to resolve funding issues. When funding issues become known, we make estimates and judgments about the extent of potential losses and adjust revenues accordingly. Actual amounts estimated could differ from amounts ultimately collected and these amounts could be material.

Cost of Revenues.   Cost of revenues is primarily comprised of labor, related payroll taxes, employee benefits, workers compensation and liability insurance. Labor is recorded on an accrual basis.

We make estimates and judgments of amounts recorded for accruals of labor related costs. Expenses most subject to estimation and judgment are accrued vacation and workers compensation costs. For some contracts, we assume existing liabilities for accrued vacation. The terms of vacation policies may be complex and subject to interpretation. Workers compensation insurance is subject to retroactive audit. Actual amounts could differ from the amounts initially recorded.

Goodwill and Other Intangible Assets.   We account for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which requires goodwill and some intangible assets to no longer be amortized. Instead, goodwill will be subject to an annual impairment test. The goodwill impairment test involves a two-step approach. The first step of the test is to compare the fair value of the reporting unit, which is the business of Paragon Systems, to its book value, including goodwill. The fair value of the reporting unit is measured using discounted projected future cash flows. Cash flow estimates include projections of revenues from existing contracts with Federal government agencies, including projected renewals and extensions. The related costs of revenues are based on our historical costs. The projections are subject to the uncertainties of realizing contract renewals and extensions, the pricing of future contracts and reasonable estimates of future labor costs and other costs of revenues.

If the book value exceeds the fair value, then the second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the book value of that goodwill. If the book value exceeds the implied fair value of that goodwill, then an impairment loss will be recognized to the extent of the excess.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  We are currently amortizing our acquired intangible assets with definite lives over periods ranging from five to nine years. Amortizable intangible assets consist of the government contracts we acquired in connection with our acquisition of Paragon Systems on February 27, 2004 (the “Acquisition”) and the non-compete agreements with certain of Paragon Systems’ former owners. We believe that no events or changes in circumstances have occurred that would require an impairment test for these assets.

Investment in Joint Venture.   We account for our 10% equity in Army Fleet Support, LLC, a joint venture which provides logistics support for U.S. Army aviation training at Fort Rucker, Alabama (the “Joint Venture”), using the equity method of accounting. Accordingly, the investment in the Joint Venture is increased by our share of the Joint Venture’s earnings and reduced by the amortization of the investment in the Joint Venture and the cash received from the Joint Venture.

Income Taxes.   We account for our income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts and for operating loss carry forwards.

4. Initial Public Offering

In February 2005, we completed an underwritten initial public offering of 1,800,000 units (plus an additional 270,000 units upon the exercise of the underwriters’ over-allotment option), with each unit (a “Unit”) consisting of one share of our common stock, par value $0.001 per share (the “Common Stock”), and a warrant to purchase one share of Common Stock, at an initial offering price per Unit of $6.00 (the “Initial Public Offering”). The Initial Public Offering closed with respect to the initial 1,800,000 Units on February 14, 2005 and with respect to the additional 270,000 Units on March 17, 2005. The aggregate net proceeds to us from the Initial Public Offering were approximately $11,079,000 after underwriting discounts and commissions, offering expenses and consulting fees. As of December 31, 2004, we had accrued or paid $633,000 in aggregate costs for the Initial Public Offering. Since December 31, 2004, we have accrued or paid an additional $205,000 in aggregate costs for the Initial Public Offering.

5. Acquisition of Paragon Systems, Inc.

On February 27, 2004, Tri-S acquired all of the outstanding capital stock of Paragon Systems. At the closing of the Acquisition, we: (i) paid $10.0 million, of which $2.3 million was paid in cash and $7.7 million was paid through the issuance of promissory notes (the “Paragon Notes”), to the former shareholders of Paragon Systems; and (ii) issued 100 shares of our Series C Redeemable Preferred Stock, par value $1.00 per share (the “Series C Redeemable Preferred Stock”), with an aggregate redemption value of $6.0 million. After the completion of the Initial Public Offering, we repaid the outstanding principal of the Paragon Notes and paid all unpaid, accrued interest thereon. We are obligated to redeem the outstanding shares of the Series C Redeemable Preferred Stock no later than February 27, 2007.

6. Common and Preferred Stock

On February 7, 2005, we effected an exchange and recapitalization (the “Exchange and Recapitalization”) of all outstanding shares of our Common Stock, Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Convertible Preferred Stock”),  and Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Convertible Preferred Stock”), and all rights to acquire our Common Stock pursuant to an Exchange and Recapitalization Agreement dated November 19, 2004, among the Company and all of the holders of the outstanding Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the holders of all rights to acquire Common Stock. As a result of the Exchange and Recapitalization, all of the outstanding shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were exchanged for an aggregate of 1,200,000 shares of Common Stock. The Exchange and Recapitalization was given retroactive treatment in the financial statements and related disclosures.

As of September 30, 2005, we are authorized to issue ten million shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). Our Board of Directors (the “Board”) is authorized, without further shareholder action, to divide any or all shares of authorized Preferred Stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges.

As of December 31, 2004, we had outstanding 100,000 shares of Series A Convertible Preferred Stock, 40,000 shares of Series B Convertible Preferred Stock and 100 shares of Series C Redeemable Preferred Stock. In the Exchange and Recapitalization, all of the outstanding shares of Series A Convertible Preferred Stock were exchanged for 242,718 shares of Common Stock and Series B Convertible Preferred

Stock were exchanged for 129,450 shares of Common Stock. As of September 30, 2005, we did not have outstanding any shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, and we had outstanding 100 shares of Series C Redeemable Preferred Stock.

The Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have no voting rights, except as otherwise required by applicable law, and no redemption, preemptive, dividend or sinking fund rights.

The Series C Redeemable Preferred Stock has no voting rights, except as otherwise required by applicable law, and no preemptive, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series C Redeemable Preferred Stock are entitled to a liquidation preference, and the holders of shares of Common Stock have a secondary liquidation right to the assets of the Company. The shares of Series C Redeemable Preferred Stock have a redemption value of $60,000 per share. We may redeem the outstanding shares of the Series C Redeemable Preferred Stock at any time, but must redeem all of the outstanding shares of the Series C Redeemable Preferred Stock no later than February 27, 2007. The holders of the Series C Redeemable Preferred Stock are entitled to receive cumulative cash dividends at a rate of 5% of the redemption value per annum (or $3,000 per share per annum).

We are authorized to issue 25 million shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters. The Common Stock does not have cumulative voting rights. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from assets legally available when and if declared by the Board. We have never paid any cash dividends on the Common Stock.

On March 3, 2005, we issued 15,000 shares of Common Stock to Douglas Ball pursuant to that certain Letter Agreement between the Company and Mr. Ball dated December 7, 2004.

On April 26, 2005, we issued 8,700 shares of Common Stock to a public relations firm in exchange for services rendered by such firm to the Company.

On April 26, 2005, we issued: (i) an aggregate of 20,000 shares of Common Stock to two former shareholders of Paragon Systems pursuant to that certain Agreement Regarding Notes and Preferred Shares among the Company, Paragon Systems and the former shareholders of Paragon Systems dated as of September 29, 2004 and amended on October 6, 2004; (ii) 10,000 shares of Common Stock to an individual in exchange for services rendered by such individual to the Company; and (iii) a three-year option to purchase 25,000 shares of Common Stock at an exercise price of $6.00 per share to a public relations firm in exchange for services rendered by such firm to the Company.

In connection with the foregoing issuances, we recorded general and administrative expense in the amount of $95,000 which represents the fair market value of the shares of Common Stock on the issue dates thereof.

7. Contingencies

Based on currently known facts, we believe there are no claims or litigation pending against us the disposition of which would materially affect our financial position or future operating results, although we cannot be certain as to the ultimate outcome of any such claim or litigation. In addition, exposure to litigation is inherent in our ongoing business and may harm our business in the future.

8.  Investment in Army Fleet Support, LLC

In conjunction with the Acquisition of Paragon Systems on February 27, 2004, the Company acquired a 10% interest in the Joint Venture. The value of the investment in the Joint Venture at the acquisition date was $8,102,000 as established by an independent appraisal. The Company amortizes the cost of the investment in excess of the net book value using a 10-year life, which approximates the anticipated life of the Joint Venture.

The Company accounts for its investment in the Joint Venture using the equity method. Accordingly, the investment in the Joint Venture is increased by the Company’s share of the Joint Venture’s earnings and reduced by the amortization of the investment in the Joint Venture and the cash received from the Joint Venture.

The investment in the Joint Venture was effected by the following transactions for the three months ended September 30, 2005 and September 30, 2004 and the nine months ended September 30, 2005 and September 30, 2004:

	Three Months Ended Sept. 30, 2005	Three Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2005	Nine Months Ended Sept. 30, 2004
Investment in Joint Venture—beginning	$8,495	$8,052	$8302	$8,102
Company’s share of earnings in the Joint Venture	609	1,628	2069	1,998
Amortization of the investment in the Joint Venture	(206)	(206)	(618)	(481)
Cash received from the Joint Venture	(238)	(185)	(1093)	(330)
Investment in Joint Venture—ending	$8,660	$9,289	$8660	$9,289

Summarized unaudited balance sheet information for the Joint Venture as of September 30, 2005 and December 31, 2004 is as follows:

	Sept. 30, 2005	Dec. 31, 2004
Total assets	$53,693	$39,189
Total liabilities	$32,940	$28,200
Equity	20,753	10,989
Total liabilities and equity	$53,693	$39,189

Summarized unaudited statement of operations information for the unconsolidated Joint Venture for the three months ended September 30, 2005 and September 30, 2004 and the nine months ended September 30, 2005 and the seven months ended September 30, 2004 is as follows:

	Three Months	Three Months	Nine Months	Seven Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Contract revenues	$74,008	$73,681	$221,454	$151,656
Operating income	6,299	16,343	20,852	20,065
Net earnings	6,086	16,280	20,687	19,982

9.  Debt and Other Obligations

In April 2005, Paragon Systems entered into a new Factoring and Security Agreement with LSQ Funding Group, L.C. (“LSQ”) which amended Paragon Systems’ existing factoring agreement with LSQ to increase Paragon Systems’ available credit line to $6.5 million and to decrease the effective borrowing rate on such credit line.

During the third quarter, the Company issued convertible promissory notes with an aggregate principal amount at maturity of $2,115,000 and warrants to purchase 220,312 shares of Common Stock for an aggregate purchase price of $2,115,000. The notes were issued at a discount and were priced to yield 14.2% per annum. The face value of the notes is $2,115,000. Interest is payable monthly on the face value of the notes at a rate of 10% per annum. The remainder of the interest will accrue and be paid upon the maturity of the notes. The notes mature three years after issuance in September 2008 and may be prepaid at the option of the Company beginning in September 2006, subject to the satisfaction of certain conditions.

The notes are convertible by the holders thereof at an initial conversion price of $4.80 per share at any time after the Company obtains shareholder approval of the potential issuance in connection with the offering of notes and warrants of more than 20% of the outstanding shares of Common Stock for purposes of complying with the rules governing The Nasdaq Stock Market, Inc. The warrants issued have an exercise price of $4.80 and expire three years from the date of issuance.

The Company issued warrants to purchase 66,094 shares of Common Stock to a placement agent as partial consideration for services rendered. The terms of the warrants issued to the placement agent are similar to the terms of the warrants issued in the offering of the notes in connection with the offering of the notes and warrants.

10. Earnings Per Share

The Company uses the treasury stock method to compute Basic and Diluted Earnings Per Share. For the three months ended Sept 30, 2005 and the nine months ended Sept 30 2005, the Diluted Earnings Per Share equaled the Basic Earnings Per Share because all outstanding options and warrants to purchase Common Stock were anti-dilutive.

11. Subsequent Events

During October 2005, the Company issued convertible promissory notes and warrants under similar terms as the notes and warrants described in Note 8. The Company issued notes with an aggregate principal amount at maturity of $5,900,000 and warrants to purchase 614,583 shares of Common Stock for an aggregate price of $5,900,000.

The Company also issued 184,375 warrants to purchase Common Stock to a placement agent as partial consideration for services rendered in connection with the offering of the notes and warrants. The terms of the warrants are similar to the terms described in Note 8.

On October 18, 2005, the Company and its subsidiaries entered into a credit agreement (the “Credit Agreement”) with LSQ and BRE LLC (“BRE” and, together with LSQ, the “Lender”) to borrow $5,150,000 under two term loans. Term Loan A has a principal amount of $1,650,000, matures on October 1, 2007, and is repayable in equal quarterly installments on the first day of each quarter beginning January 1, 2006. Term Loan B has a principal amount of $3,500,000, matures on October 1, 2009, and is payable in installments of $98,612 on each of October 1, 2006, November 1, 2006 and December 1, 2006 and $295,836 on the first day of each calendar quarter commencing on April 1, 2007. Interest will accrue on both term loans at the Prime Rate as published by the Wall Street Journal plus 4%. Interest is payable on the first day of each month beginning November 1, 2005. The principal amount of the term loans is also payable upon certain events, including the sale of certain assets of the Company.

In connection with the Credit Agreement, the Company, its subsidiaries and Lender entered into a Factoring and Security Agreement (the “Factoring Agreement”), pursuant to which LSQ will purchase from the Company and its subsidiaries certain accounts receivable at a discount of 0.7% and provide the Company and its subsidiaries with a professional accounts receivable management service for a funds usage fee of the Prime Rate plus 1.0% on the funds advanced on the outstanding accounts receivable purchased. The Factoring Agreement has a $6,000,000 initial purchase limit and a four-year term which will automatically renew unless the Company provides notice of its intent to terminate. The Factoring Agreement amends and restates that certain Factoring Agreement dated as of April 1, 2005 between LSQ and Paragon.

On October 18, 2005, the Company acquired all of the outstanding capital stock of The Cornwall Group, Inc. (“Cornwall”) for a total purchase price of $13,500,000. After adjusting for certain working capital items, the net purchase price was $12,753,000. In addition, the Company repaid $1,800,000 of the outstanding balance on Cornwall’s line of credit. The consideration paid for the acquisition of Cornwall and the repayment of the working capital facility was approximately $14.3 million in cash plus a $250,000 note, which matures in April 2007 and bears interest at a rate of 5% per annum.

In October 2005, the Company issued 15,000 shares of Common Stock to an individual as payment for services provided to the Company. An expense of $75,000 was recognized in September 2005.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

The Cornwall Group, Inc. and Subsidiaries

Miami, Florida

We have audited the accompanying consolidated balance sheets of the Cornwall Group, Inc. and Subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Cornwall Group, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Ft. Lauderdale, Florida
June 3, 2005

Rachlin Cohen & Holtz LLP

450 East Las Olas Boulevard • Suite 950 • Fort Lauderdale, Florida 33301• Phone 954.5251040
Fax 954 525 2004 • www.rachlin.com

An Independent Member of Baker Tilly International

MIAMI    •    FORT    LAUDERDALE    •    WEST    PALM    BEACH    •    STUART

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Current Assets:
Cash	$390,001	$328,568
Certificate of deposit	500,000	500,000
Accounts receivable, less allowance for doubtful accounts of $254,000 and $265,000 in 2004 and 2003, respectively	4,048,066	4,125,421
Billings in process	514,018	243,750
Deferred tax asset	104,197	92,044
Other current assets	121,610	130,370
Total current assets	5,677,892	5,420,153
Property and Equipment, Net	1,130,912	1,267,260
Other Assets:
Advances to stockholders	303,859	200,000
Deferred tax asset, net	184,353	201,058
Goodwill	142,366	142,366
Intangible assets, net	212,389	313,137
Deposits and other	284,993	231,514
	1,127,960	1,088,075
	$7,936,764	$7,775,488
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Bank overdraft	$63,069	$191,176
Accounts payable	174,053	304,184
Accrued liabilities	1,641,026	1,293,729
Line of credit	1,555,000	1,292,000
Current portion of long-term debt	452,186	478,619
Total current liabilities	3,885,334	3,559,708
Due to Stockholder	—	196,280
Derivative Liability	406,991	562,363
Long-Term Debt, Net	3,245,546	3,694,881
Total liabilities	7,537,871	8,013,232
Commitments and Contingencies	—	—
Stockholders’ Equity (Deficiency):
Common stock, $.01 par value; authorized 50,000,000 shares; 13,284,630 shares issued and outstanding	132,846	132,846
Unearned ESOP shares	(2,987,114)	(3,451,511)
Additional paid-in capital	98,141	121,361
Accumulated other comprehensive loss	(406,991)	(562,363)
Retained earnings	3,562,011	3,521,923
Total stockholders’ equity (deficiency)	398,893	(237,744)
	$7,936,764	$7,775,488

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Service Revenues	$39,185,135	$38,182,629
Direct Costs	31,508,616	30,087,534
Gross Margin	7,676,518	8,095,095
General and Administrative Expenses	7,020,316	7,235,966
Income from Operations	656,203	859,129
Other Income (Expense):
Interest expense	(450,122)	(525,380)
Other income	3,007	15,483
	(447,115)	(509,897)
Income before Provision (Benefit) for Income Taxes	209,088	349,232
Provision (Benefit) for Income Taxes:
Current	164,000	110,000
Deferred	5,000	(93,000)
	169,000	17,000
Net Income	$40,088	$332,232

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

YEARS ENDED DECEMBER 31, 2004 AND 2003

					Accumulated
			Unearned	Additional	Other
	Common Stock		ESOP	Paid-In	Comprehensive	Retained
	Shares	Amount	Shares	Capital	Loss	Earnings	Total
Balance, December 31, 2002	13,284,630	$132,846	$(3,888,538)	$160,693	$(736,597)	$3,189,691	$(1,141,905)
Year Ended December 31, 2003:
Release of ESOP shares	—	—	437,027	(39,332)	—	—	397,695
Net income	—	—	—	—	—	332,232	332,232
Fair market value adjustment on derivatives	—	—	—	—	174,234	—	174,234
Balance, December 31, 2003	13,284,630	132,846	(3,451,511)	121,361	(562,363)	3,521,923	(237,744)
Year Ended December 31, 2004:
Release of ESOP shares	—	—	464,397	(23,220)	—	—	441,177
Net income	—	—	—	—	—	40,088	40,088
Fair market value adjustment on derivatives	—	—	—	—	155,372	—	155,372
Balance, December 31, 2004	13,284,630	$132,846	$(2,987,114)	$98,141	$(406,991)	$3,562,011	$398,893

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash Flows from Operating Activities:
Net income	$40,088	$332,232
Adjustments to reconcile net income to net cash provided by operating activities:
Release of ESOP shares	441,177	397,695
Depreciation	353,485	300,519
Amortization	153,542	163,256
Provision for doubtful accounts	60,355	158,577
Loss on sale of property and equipment	27,405	26,893
Deferred taxes	4,552	(93,001)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	17,000	(43,530)
Billings in process	(270,268)	3,314
Other current assets	8,760	95,906
Deposits and other	(96,978)	77,272
Increase (decrease) in accounts payable and accrued liabilities	217,166	(136,228)
Net cash provided by operating activities	956,284	1,282,905
Cash Flows from Investing Activities:
Purchases of property and equipment	(244,542)	(475,675)
Advances to stockholder	(103,859)	—
Acquisition of intangible assets	(9,295)	—
Net cash used in investing activities	(357,696)	(475,675)
Cash Flows from Financing Activities:
Net borrowings (repayments) on line of credit	263,000	(733,000)
Principal payments on long-term debt	(475,768)	(472,289)
Repayment of advances from stockholders	(196,280)	—
Decrease in bank overdraft	(128,107)	(114,995)
Advances from stockholders	—	392,077
Net cash used in financing activities	(537,155)	(928,207)
Net Increase (Decrease) in Cash	61,433	(120,977)
Cash, Beginning	328,568	449,545
Cash, Ending	$390,001	$328,568
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$449,869	$525,380
Income taxes	$—	$—
Non-Cash Financing Activity:
Fair market value adjustment on derivatives	$155,372	$174,234

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Capitalization

Cornwall Holdings, Inc. was incorporated on March 16, 2000 for the purposes of merging five companies under common control into Cornwall Holdings, Inc. as wholly owned subsidiaries. These companies are in the business of providing uniformed security and monitoring services to governmental, commercial and residential customers located in South Florida. Cornwall Holdings Inc. is authorized to issue 50,000,000 shares of $0.01 par value common stock. On March 6, 2002, Cornwall Holdings, Inc. changed its name to The Cornwall Group, Inc. (the “Company”).

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Vanguard Security, Inc., The Forestville Corporation d/b/a Feick Security, Vanguard Security of Broward, Inc., On Guard Security and Investigations, Inc., Armor Security, Inc., Protection Technologies Corporation and International Monitoring, Inc.

All material intercompany transactions have been eliminated in consolidation.

Certificate of deposit

As of December 31, 2004 the Company had a certificate of deposit in the amount of $500,000 which is pledged as collateral to an irrevocable standby letter of credit issued to protect against potential liabilities stemming from the Company’s self insurance plan (see Note 10). The certificate of deposit and the related letter of credit expire in August 2005.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.

Cash

At various times during the year the Company had deposits in financial institutions in excess of the federally insured limits. At December 31, 2004, the Company had deposits in excess of federally insured limits of approximately $561,000. The Companies maintain their cash with a high quality financial institution, which management believes limits these risks.

Accounts Receivable

The Company services the geographic area of South Florida and extends selective credit based on an evaluation of the customers’ financial condition. Exposure to losses on receivables varies by customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses.

Billings in Process

Billings in process represent services performed by the Company before December 31st, but not billed until January of the following year.

Revenue Recognition

Revenue is recognized as services are performed. Costs incurred to install or repair security systems for which the Company also provides monitoring services are deferred and recognized over the term of the customer contract.

Property and Equipment

Property and equipment are stated at cost. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization is removed from the accounts and the resulting gain or loss, if any, is reflected on the statement of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is provided on the straight-line method over the estimated useful lives.

Goodwill

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and lease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. The principal effect of the adoption of SFAS 142 was to eliminate amortization of the Company’s goodwill.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair-value less costs to sell.

Intangible Assets

Intangible assets consist of the following:

Loan Costs

The Company capitalizes costs incurred in obtaining financing. Such costs are being amortized over the remaining term of the financing.

Non-Compete Agreements

Non-compete agreements represent the portion of the purchase price associated with acquisitions allocated to the contractual agreement whereby individual(s) agreed not to compete with the Company for a certain period of time. The cost is being amortized using the straight-line method over a period of up to five years, based on the length of the agreement.

Customer Acquisition Costs

From time to time, the Company acquires customer accounts from outside parties. Customer acquisition costs are amortized using the straight-line method over three to five years, based on the length of customer contracts.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which is an asset and liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and operations for the period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual result’s.

The Company provides an accrual for pending workers’ compensation claims. This estimate is based on historical claims experience and management’s judgment. The accrual is periodically reviewed to determine its adequacy and adjusted to reflect current claims experience.

Advertising

Advertising costs are charged to expense as incurred. Advertising expense was approximately $211,000 and $133,000 for the years ended 2004 and 2003 respectively.

Interest Rate Swaps

The Company is exposed to market risk from changes in interest rates. To manage this market risk, the Company may enter into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount. The Company has entered into a swap agreement to convert variable rate debt to a fixed rate (see Note 8). Interest payments received and payable under the terms of the interest rate swap agreement are accrued over the period to which the payment relates and the net difference is treated as an adjustment of interest expense related to the underlying liability. Changes in the underlying market value of the remaining swap payments are recognized in income when the underlying liability being hedged is extinguished or partially extinguished to a level less than the notional amount of the interest rate swap. The Company uses derivative financial instruments only to manage interest rate risks.

NOTE 2.             ADVANCES TO STOCKHOLDER

At December 31, 2004, and 2003, the balance in advances to stockholder was approximately $304,000 and $200,000, respectively. These advances are unsecured, bear interest at 6% per annum and have no stated repayment terms

NOTE 3.             PROPERTY AND EQUIPMENT

	Estimated Useful
	Lives (Years)	2004	2003
Field equipment	5-7	$907,857	$817,826
Computer equipment	5	676,088	536,303
Building	31	412,259	412,259
Furniture and fixtures	7	251,482	243,651
Vehicles	4	204,578	347,868
Land	-	90,000	90,000
Leasehold improvements	5	63,324	58,220
		2,605,588	2,506,127
Less accumulated depreciation		1,474,676	1,238,867
		$1,130,912	$1,267,260

Depreciation expense was approximately $353,000 and $301,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 4.             INTANGIBLE ASSETS

	Estimated Useful
	Lives (Years)	2004	2003
Customer acquisition costs	3	$555,462	$546,167
Non-compete agreements	3-5	362,000	362,000
Loan costs	10	56,428	56,428
		973,890	964,595
Less accumulated amortization		761,501	651,458
		$212,389	$313,137

Amortization expense for intangibles for the years ended December 31, 2004 and 2003 amounted to approximately $154,000 and $163,000, respectively. Estimated amortization expense for the succeeding fiscal years is as follows:

Year ending December 31:
2005	$108,000
2006	68,000
2007	4,000
2008	4,000
2009	4,000
Thereafter	24,000
$212,000

NOTE 5.             ACCRUED LIABILITIES

	2004	2003
Accrued payroll	$973,385	$838,123
Income taxes payable	315,472	119,549
Accrued insurance claims	143,900	143,900
Accrued payroll taxes	143,167	131,276
Sales tax payable	51,955	51,043
Accrued other	13,147	9,838
	$1,641,026	$1,293,729

NOTE 6.             LINE OF CREDIT

The Company maintains a revolving line of credit agreement with a local financial institution. The available funding is limited by a borrowing base, which is comprised of a percentage of accounts receivable, as defined, up to a maximum of $2,400,000. The line bears interest at the one-month London Interbank Offered rate plus 2.75% (5.17% at December 31, 2004) and expires on June 30, 2005. The line is collateralized by substantially all of the Company’s assets and is personally guaranteed by the Company’s principal stockholders. The line also requires the maintenance of certain total liabilities to tangible net worth and debt service coverage ratios. As of December 31, 2004, the Company had $1,555,000 outstanding under the line of credit.

During March 2005, the line was renewed through June 2006 with substantially the same terms.

NOTE 7.             LONG-TERM DEBT

	2004	2003
Loan payable to bank, interest at 1-month LIBOR plus 1.75% (4.17% at December 31, 2004) and principal payments of $35,648 payable monthly through November 8, 2012. However, the Company has entered into an interest rate swap agreement whereby the Company pays an effective fixed interest rate of 7.17% (see Note 8). The loan is secured by all assets of the Company, a guarantee from certain stockholders and a pledge agreement with certain stockholders pledging the Investment Accounts held by them with the bank.	$3,428,950	$3,856,728
Note payable to bank; interest at prime plus .5% (5.75% at December 31, 2004); principal of $1,198 plus accrued interest due monthly through December 2022. The loan is secured by a mortgage on real property and is guaranteed by certain stockholders of the Company.	258,750	273,125
Various notes payable bearing interest ranging from 0% to 7.99% through April 2005; with monthly payments of principal and interest; collateralized by vehicles.	10,032	43,647
	3,697,732	4,173,500
Less current portion	452,186	478,619
Long-term portion	$3,245,546	$3,694,881

The maturities of long-term debt are as follows:

Year ending December 31:
2005	$452,186
2006	442,154
2007	442,154
2008	442,154
2009	442,154
Thereafter	1,476,930
$3,697,732

NOTE 8.             INTEREST RATE SWAP

The Company entered into an interest rate swap agreement with its new lender to hedge its interest rate exposure on the Company’s variable rate loan (see Note 7). The interest rate swap became effective November 13, 2002 and terminates on November 8, 2012, the maturity date of the loan. The notational amount of the interest rate swap is the balance outstanding on the loan on the payment date, which is the last day of each month. The interest rate swap agreement involves the exchange of amounts based on a fixed interest rate for amounts based on a variable interest rate over the life of the loan agreement without an exchange of the notational amount upon which the payments are based. The Company, as the fixed rate payer, incurs an interest rate of 7.17%. The lender, the variable rate payer, pays at a rate equal to U.S. dollar LIBOR on the payment date. During 2004 and 2003, the Company made interest payments of approximately $216,000 and $242,000, respectively, under swap agreements. At December 31, 2004, the estimated fair value of the interest rate swap was approximately $407,000 and is reflected as a derivative liability with a corresponding balance in accumulated other comprehensive loss in the accompanying consolidated financial statements.

NOTE 9.             EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who work 1,000 or more hours per year. The Company loaned the ESOP $5,000,000 that it obtained through bank financing (see Note 7) for the purposes of acquiring 5,000,000 shares of the Company’s common stock (the ESOP shares) from existing stockholders. The ESOP shares initially were pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid during the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the Company reports in its balance sheet the debt of the ESOP and Unearned ESOP Shares, which are the ESOP shares pledged as collateral for the debt. As shares are released from collateral, the Company reports compensation expense based on the average market price of the shares during the year.

Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. The Company did not declare dividends subsequent to the effective date of the ESOP. ESOP compensation expense was approximately $441,000 and $398,000 for the years ended December 31, 2004 and 2003, respectively.

The ESOP shares were as follows as of December 31:

	2004	2003
Allocated shares	1,548,489	1,111,462
Shares released for allocation	464,397	437,027
Unearned shares	2,987,114	3,451,511
Total ESOP shares	5,000,000	5,000,000
Fair value of unearned shares	$2,837,759	$3,140,875

NOTE 10.      SELF-INSURANCE FUNDS

The Company is a member of the Florida Retail Federation Self-Insurers Fund (the Fund). The Company is responsible for the payment of claims billed to the Fund up to a maximum based on a percentage of its Annual Standard Premium. The Annual Standard Premium is determined by the Fund based upon the total compensation paid as adjusted for historical claims experience and a factor for future claims and is subject to audit at the end of each year. The Company is required to make twelve payments totaling 21.8% of the Annual Standard Premium to the Fund to cover administrative expenses and taxes. The Company maintains claims fund deposits of $44,500 with the Fund at December 31, 2004. As of December 31, 2004, there were approximately $144,000 of pending claims, which were not paid by the Company, and which have been accrued in the accompanying consolidated financial statements. The Company has an irrevocable standby letter of credit issued to protect against potential liabilities stemming from the Company’s self insurance plan, which is collateralized by a $500,000 certificate of deposit (see Note 1).

NOTE 11.      COMMITMENTS AND CONTINGENCIES

Leases

On March 1, 2003, the Company entered into a lease agreement for its new office facility. The lease matures on April 30 2008 with an option to extend the lease through April 30, 2010. Monthly rent payments starting on May 1, 2003 are $6,902 and increase yearly at fixed amount up to $8,241 in 2010. The Companies also leases various equipment and vehicles under non-cancelable operating leases expiring through April 2009. Office facility and equipment rent expense for the years ended December 31, 2004 and 2003 was approximately $791,000 and $648,000, respectively.

Approximate future minimum lease payments under non-cancelable office and equipment lease agreements are as follows:

Year ending December 31:
2005	$359,000
2006	271,000
2007	216,000
2008	45,000
2009	2,000
$893,000

Litigation

The Company, from time to time, is involved in litigation arising during the ordinary course of business. Based on currently available information, management believes that the resolution of pending claims will not have a material adverse effect on the Companies’ operating results or financial position.

NOTE 12.      INCOME TAXES

The (benefit from) provision for income taxes consists of the following:

	2004	2003
Current:
Federal	$140,000	$94,000
State	24,000	16,000
	$164,000	$110,000
Federal	$4,000	$(79,000)
State	1,000	(14,000)
	$5,000	$(93,000)

The net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes.

Significant components of the Company’s deferred income tax assets and liabilities are as follows:

	2004	2003
Current Deferred Tax Assets:
Accounts Receivable, due to allowance for doubtful accounts	$100,287	$88,134
Self-insurance reserve	3,910	3,910
	104,197	92,044
Long-Term Deferred Tax Assets:
ESOP Compensation	$123,197	$117,904
Intangible assets, due to differences in amortization	101,854	93,801
Property and equipment, due to differences in depreciation and amortization	(26,156)	14,426
Goodwill, due to differences in amortization	(14,542)	(25,073)
	184,353	201,058
	$288,550	$293,102

No valuation allowance has been recorded as the Company believes that it is more likely than not that the deferred tax assets will be realized.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
The Cornwall Group, Inc.
Miami, Florida

We have audited the accompanying consolidated balance sheets of The Cornwall Group, Inc. and Subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Cornwall Group, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ RACHLIN, COHEN AND HOLTZ, LLP
Miami, Florida
April 10, 2003

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Current Assets:
Cash	$449,545	$82,633
Certificate of deposit	500,000	—
Accounts receivable, less allowance for doubtful accounts of $265,000 and $502,000 in 2002 and 2001, respectively	4,240,468	3,550,299
Billings in process	247,064	787,719
Other current assets	226,276	170,041
Total current assets	5,663,353	4,590,692
Property and Equipment, Net	1,118,997	1,092,090
Other Assets:
Advances to stockholders	395,797	1,002,674
Deferred tax assets	3,700	2,900
Goodwill	142,366	142,366
Intangible assets, net	476,393	451,234
Deposits and other	308,786	222,856
	1,327,042	1,822,030
	$8,109,392	$7,504,812
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Bank overdraft	$306,171	$—
Line of credit	2,025,000	1,689,592
Current portion of long-term debt	500,843	509,657
Accounts payable	209,188	221,685
Accrued liabilities	1,515,405	1,371,785
Total current liabilities	4,556,607	3,792,719
Derivative Liability	736,597	511,735
Long-Term Debt, Net	4,144,946	4,676,290
Total liabilities	9,438,150	8,980,744
Commitments and Contingencies	—	—
Stockholders’ Deficiency:
Common stock, $.01 par value; authorized 50,000,000 shares; 13,284,630 shares issued and outstanding	132,846	132,846
Unearned ESOP shares	(3,955,931)	(4,323,331)
Additional paid-in capital	228,086	228,086
Accumulated other comprehensive loss	(736,597)	(511,735)
Retained earnings	3,002,838	2,998,202
Total stockholders’ deficiency	(1,328,758)	(1,475,932)
	$8,109,392	$7,504,812

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
Service Revenues	$36,071,594	$34,232,610
Direct Costs	28,049,915	26,579,883
Gross Margin	8,021,679	7,652,727
General and Administrative Expenses	7,549,668	7,571,771
Income from Operations	472,011	80,956
Other Income (Expense):
Interest expense	(571,478)	(444,398)
Interest income	33,000	66,489
Other income	9,652	15,549
	(528,826)	(362,360)
Loss before Provision (Benefit) for Income Taxes	(56,815)	(281,404)
Provision (Benefit) for Income Taxes:
Current	(60,651)	(106,075)
Deferred	(800)	120,437
	(61,451)	14,362
Net Income (Loss)	$4,636	$(295,766)

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31, 2002 AND 2001

	Common Stock		Unearned ESOP	Additional Paid-In	Accumulated Other Comprehensive	Retained
	Shares	Amount	Shares	Capital	Loss	Earnings	Total
Balance, December 31, 2000	13,284,630	$132,846	$(4,775,277)	$228,086	$—	$3,293,968	$(1,120,377)
Year Ended December 3l, 2001:
Release of ESOP shares	—	—	451,946	—	—	—	451,946
Net loss	—	—	—	—	—	(295,766)	(295,766)
Fair market value adjustment on derivatives	—	—	—	—	(511,735)	—	(511,735)
Balance, December 31, 2001	13,284,630	132,846	(4,323,331)	228,086	(511,735)	2,998,202	(1,475,932)
Year Ended December 31, 2002:
Release of ESOP shares	—	—	367,400	—	—	—	367,400
Net income	—	—	—	—	—	4,636	4,636
Fair market value adjustment on derivatives	—	—	—	—	(224,862)	—	(224,862)
Balance, December 31, 2002	13,284,630	$132,846	$(3,955,931)	$228,086	$(736,597)	$3,002,838	$(1,328,758)

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
Cash Flows from Operating Activities:
Net income (loss)	$4,636	$(295,766)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	265,890	253,603
Provision for doubtful accounts	331,865	431,726
Amortization	188,805	187,668
Loss (gain) on sale of property and equipment	38,609	(3,866)
Accrued interest on stockholder advances	(33,000)	(57,800)
Release of ESOP shares	367,400	451,946
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,022,034)	358,140
Billings in process	540,655	(38,467)
Other current assets	(56,235)	(148,861)
Deposits and other	(85,930)	(61,939)
Deferred taxes	(800)	120,437
Increase (decrease) in accounts payable and accrued liabilities	131,123	(167,075)
Net cash provided by operating activities	670,984	1,029,746
Cash Flows from Investing Activities:
Purchases of property and equipment	(309,123)	(217,183)
Purchase of certificate of deposit	(500,000)	—
Acquisition of intangible assets	(213,964)	—
Proceeds from sale of property and equipment	14,953	—
Net cash used in investing activities	(1,008,134)	(217,183)
Cash Flows from Financing Activities:
Principal payments on long-term debt	(577,394)	(505,519)
Bank overdraft	306,171	(185,027)
Net borrowings (repayments) of line of credit	335,408	(33,923)
Net repayments from (advances to) stockholders	639,877	(15,661)
Proceeds from sale of property and equipment	—	10,200
Net cash provided by (used in) financing activities	704,062	(729,930)
Net Increase in Cash	366,912	82,633
Cash, Beginning	82,633	—
Cash, Ending	$449,545	$82,633
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$552,976	$446,998
Income taxes	$—	$—
Non-Cash Financing Activity:
Fair market value adjustment on derivatives	$224,862	$511,735

See notes to consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

NOTE 1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Capitalization

Cornwall Holdings, Inc., was incorporated on March 16, 2000 for the purposes of merging five companies under common control into Cornwall Holdings, Inc. as wholly owned subsidiaries. These companies are in the business of providing uniformed security and monitoring services to governmental, commercial and residential customers located in South Florida. Cornwall Holdings Inc., is authorized to issue 50,000,000 shares of $0.01 par value common stock. On March 6, 2002, Cornwall Holdings, Inc. changed its name to The Cornwall Group, Inc. (the “Company”).

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Vanguard Security, Inc., The Forestville Corporation d/b/a Feick Security, Vanguard Security of Broward, Inc., On Guard Security and Investigations, Inc., Armor Security, Inc., Protection Technologies Corporation and International Monitoring, Inc.

All material intercompany transactions have been eliminated in consolidation.

Certificate of deposit

As of December 31, 2002 the Company had a certificate of deposit in the amount of $500,000 which is pledged as collateral to an irrevocable standby letter of credit issued to protect against potential liabilities stemming from the Company’s self insurance plan (see Note 10). The certificate of deposit and the related letter of credit expire in August 2003.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.

Cash

At December 31, 2002, as well as at various times during the year, the Company had bank balances at one financial institution in the South Florida area that exceeded FDIC insurance limits. At December 31, 2002, uninsured cash balances were approximately $467,000. Because of the stature and high credit quality of this bank, such credit risk is considered to be minimal.

Accounts Receivable

The Company services the geographic area of South Florida and extends selective credit based on an evaluation of the customers’ financial condition. Exposure to losses on receivables varies by customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses.

Billings in Process

Billings in process represent services performed by the Company before December 31, but not billed until January of the following year.

Revenue Recognition

Revenue is recognized as services are performed. Costs incurred to install or repair security systems for which the Company also provides monitoring services are deferred and recognized over the term of the customer contract.

Property and Equipment

Property and equipment are stated at cost. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization is removed from the accounts and the resulting gain or loss, if any, is reflected on the statement of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is provided on the straight-line method over the estimated useful lives.

Goodwill

On October 23, 1998, one of the Company’s subsidiaries was acquired in a business combination accounted for as a purchase resulting in goodwill of $181,100. Goodwill was being amortized on the straight-line method over fifteen years.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires companies to account for goodwill and other intangibles in the following manner. Intangible assets which are acquired shall be recognized and measured based on fair value. Recognized intangible assets are to be amortized over their useful life. Goodwill and intangible assets determined to have an indefinite life are not amortized. Intangible assets that are not amortized and goodwill shall be tested for impairment annually. The provisions of SFAS No. 142 are to be applied in fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 142 on January 1, 2002 and performed an impairment test on goodwill. The test performed revealed that goodwill was not impaired and no impairment loss was recorded. If goodwill is determined to be impaired, the loss would be included as part of operations in the accompanying consolidated statement of operations.

Intangible Assets

Intangible assets consist of the following:

Loan Costs

The Company capitalizes costs incurred from obtaining financing. Such costs are being amortized over the remaining term of the financing.

Non-Compete Agreements

Non-compete agreements represent the portion of the purchase price associated with acquisitions allocated to the arrangement whereby individual(s) agreed not to compete with the Company for a certain period of time. The cost is being amortized on the straight-line method over a period of up to five years, based on the length of the agreement.

Customer Acquisition Costs

From time to time, the Company acquires customer accounts from outside parties, Customer acquisition costs are amortized on the straight-line method over three to five years, based on the length of customer contracts.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which is an asset and liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and operations for the period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they my ultimately differ from actual results.

The Company provides an accrual for pending workers’ compensation claims. This estimate is based on historical claims experience and management’s judgment. The accrual is periodically reviewed to determine its adequacy and adjusted to reflect current claims experience.

Advertising

Advertising costs, which amounted to $166,500 and $236,072 for the years ended 2002 and 2001 respectively, are expensed as incurred.

Interest Rate Swaps

The Company is exposed to market risk from changes in interest rates. To manage this market risk, the Company may enter into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount. The Company has entered into a swap agreement to convert variable rate debt to a fixed rate (see Note 8). Interest payments received and payable under the terms of the interest rate swap agreement are accrued over the period to which the payment relates and the net difference is treated as an adjustment of interest expense related to the underlying liability. Changes in the underlying market value of the remaining swap payments are recognized in income when the underlying liability being hedged is extinguished or partially extinguished to a level less than the notional amount of the interest rate swap. The Company uses derivative financial instruments only to manage interest rate risks.

NOTE 2.             ADVANCES TO STOCKHOLDER

At December 31, 2002, and 2001, the balance in advances to stockholder was $395,797 and $1,002,674, respectively. These advances are unsecured, bear interest at 6% per annum and have no stated repayment terms.

NOTE 3.             PROPERTY AND EQUIPMENT

	Estimated Useful Lives (Years)	2002	2001
Field equipment	7	$638,590	$618,976
Building	31	412,259	402,450
Vehicles	4	369,565	403,047
Computer equipment	5	347,283	380,506
Furniture and fixtures	7	237,829	203,818
Land	—	90,000	90,000
Leasehold improvements	5	13,515	8,500
		2,109,041	2,107,297
Less accumulated depreciation		990,044	1,015,207
		$1,118,997	$1,092,090

NOTE 4.             GOODWILL AND INTANGIBLE ASSETS

In accordance with SFAS No. 142, no amortization of goodwill was recorded in 2002. The Company’s net income for the year ended December 31, 2001 would not have been materially different had the Company not amortized goodwill.

Goodwill at December 31, 2002 and 2001 amounted to $142,366 as there were no adjustments to goodwill in 2002. The Company performed an impairment test on goodwill on January 1, 2002 (date of adoption of SFAS No. 142) and the fair value of the reporting unit (On Guard Security and Investigations, Inc.) exceeded its carrying value. Therefore, no impairment loss was recorded.

Intangible assets consist of the following:

		Gross
	Estimated Useful	Carrying	Accumulated
	Lives (Years)	Amount	Amortization	Net
Balance December 31, 2002:
Customer acquisition costs	3	$540,232	$175,218	$365,014
Non-compete agreements	3-5	362,000	306,579	55,421
Loan costs	15	56,428	470	55,958
		$958,660	$482,267	$476,393
Balance December 31, 2001:
Customer acquisition costs	3	$382,696	$84,794	$297,902
Non-compete agreements	3-5	362,000	231,172	130,828
Loan costs	15	25,004	2,500	22,504
		$769,700	$318,466	$451,234

Amortization expense for intangibles for the years ended December 31, 2002 and 2001 amounted to $188,805 and $187,668, respectively. Estimated amortization expense for the succeeding fiscal years is as follows:

Year ending December 31:
2003	$168,900
2004	110,000
2005	110,000
2006	34,000
2007	25,700
Thereafter	27,800
$476,400

NOTE 5.             ACCRUED LIABILITIES

	2002	2001
Accrued payroll	$927,452	$799,887
Accrued payroll taxes	312,288	257,970
Accrued insurance claims	142,300	134,000
Sales tax payable	74,168	54,245
Accrued other	30,197	31,783
Accrued vacation	29,000	34,200
Accrued income taxes	—	59,700
	$1,515,405	$1,371,785

NOTE 6.             LINE OF CREDIT

The Company had a revolving line of credit available from a bank totaling $2,400,000, interest at prime which expired on June 30, 2002. The bank extended the maturity date until the Company located a new lender. On November 13, 2002, the Company entered into a $2,400,000 revolving credit line agreement with a new lender. The line bears interest at LIBOR plus 2.75% (4.13% at December 31, 2002) payable monthly and matures on May 31, 2004. The line is collateralized by substantially all of the Company’s assets and is personally guaranteed by the Company’s principal stockholders. As of December 31, 2002, the Company had $2,025,000 outstanding under the line of credit.

NOTE 7.             LONG-TERM DEBT

	2002	2001

Loan payable to bank, interest at 1-month LIBOR plus 1.75% (3.13% at December 31, 2002) and principal payments of $35,648 payable monthly through November 8, 2012. However, the Company has entered into an interest rate swap agreement whereby the Company pays an effective fixed interest rate of 7.17% (see Note 8). The loan is secured by all assets of the Company, a guarantee from certain stockholders and a pledge agreement with certain stockholders pledging the Investment Accounts held by them with the bank. At December 31, 2002, the Company was not in compliance with one of its debt covenants under the loan agreement. However, the Company received a waiver from the bank through and including December 31, 2003

	$4,277,777	$—
Loan payable to bank, interest at Eurodollar Fixed Period Rate plus 1.55% (3.6562% at December 31, 2001) and principal payments of $27,777 payable monthly through July 5, 2015. The loan is secured by a guarantee from certain stockholders, a pledge agreement with certain stockholders pledging the Investment Accounts held by them with the bank, and 5,000,000 shares of stock pledged by the ESOP as collateral (see Note 8). This note was refinanced with a new lender in November 2002.	—	4,527,791
Mortgage payable to bank; interest at prime plus .5%; principal of $1,198 plus accrued interest due monthly through December 2022. The loan is secured by the property and is guaranteed by certain stockholders of the Company. An additional $30,840 was drawn on this mortgage in January 2003.	256,660	—

	2002	2001
Mortgage payable to bank; interest fixed at 7.75%; principal and interest payments of $2,767 due monthly through December 2008. The loan is secured by the property and is guaranteed by the stockholders of the Company. This note was refinanced with a new lender in December 2002.	—	257,481
Note payable to bank; interest at prime (4.75% at December 31, 2002); principal and interest payments of $9,721 due monthly through March 2004. The loan is secured by substantially all of the Company’s assets and guaranteed by the stockholders of the Company. The outstanding balance due under this note was paid off during November 2002.	—	245,502
Various notes payable bearing interest ranging from 0% to 10.5% through April 2005; with monthly payments of principal and interest; collateralized by vehicles	111,352	155,173
	4,645,789	5,185,947
Less current portion	500,843	509,657
Long-term portion	$4,144,946	$4,676,290

The maturities of long-term debt are as follows:

Year ending December 31:
2003	$500,843
2004	484,303
2005	452,668
2006	442,154
2007	442,154
Thereafter	2,323,667
$4,645,789

NOTE 8.             INTEREST RATE SWAP

The Company entered into a new interest rate swap agreement with its new lender in an attempt to hedge its interest rate exposure on the Company’s variable rate loan (see Note 7). The interest rate swap became effective November 13, 2002 and terminates on November 8, 2012, the maturity date of the loan. The notational amount of the interest rate swap is the balance outstanding on the loan on the payment date, which is on the last day of each month. The interest rate swap agreement involves the exchange of amounts based on a fixed interest rate for amounts based on a variable interest rate over the life of the loan agreement without an exchange of the notational amount upon which the payments are based. The Company, as the fixed rate payer, has an interest rate of 7.17%. The lender, the variable rate payer, pays at a rate equal to U.S. dollar LIBOR on the payment date. The Company has made interest payments totaling approximately $33,000 under the terms of the interest rate swap. During 2002, the Company made interest payments of approximately $222,000 under a swap agreement with its previous lender. At June 30, 2002, the estimated fair value of the interest rate swap was $736,597 and is reflected as a derivative liability with a corresponding balance in accumulated other comprehensive loss in the accompanying consolidated financial statements. The consolidated balance sheet and consolidated statements of stockholders’ deficiency has been restated to reflect the proper derivative liability and other comprehensive loss that existed at December 31, 2001 under the previous swap agreement.

NOTE 9.             EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who work 1,000 or more hours per year. The Company loaned the ESOP $5,000,000 that it obtained through bank financing (see Note 7) for the purposes of acquiring 5,000,000 shares of the Company’s common stock (the ESOP shares) from existing stockholders. The ESOP shares initially were pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid during the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the Company reports in its balance sheet the debt of the ESOP and Unearned ESOP Shares, which are the ESOP shares pledged as collateral for the debt. As shares are released from collateral, the Company reports compensation expense based on the average market price of the shares during the year. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. The Company did not declare dividends subsequent to the effective date of the ESOP. ESOP compensation expense was $367,400 and $451,946 for the years ended December 31, 2002 and 2001, respectively.

The ESOP shares were as follows as of December 31:

	2002	2001
Allocated shares	676,669	224,723
Shares released for allocation	434,793	451,946
Unearned shares	3,888,538	4,323,331
Total ESOP shares	5,000,000	5,000,000
Fair value of unearned shares	$3,110,831	$4,323,331

NOTE 10.      SELF-INSURANCE FUNDS

The Company is a member of the Florida Retail Federation Self-Insurers Fund (the Fund). The Company is responsible for the payment of claims billed to the Fund up to a maximum based on a percentage of its Annual Standard Premium. The Annual Standard Premium is determined by the Fund based upon the total compensation paid as adjusted for historical claims experience and a factor for future claims and is subject to audit at the end of each year. The Company is required to make twelve payments totaling 21.8% of the Annual Standard Premium to the Fund to cover administrative expenses and taxes. The Company maintains claims fund deposits of $44,500 with the Fund at December 31, 2002. As of December 31, 2002, there was approximately $142,300 of pending claims, which were not paid by the Company, and which have been accrued in the accompanying consolidated financial statements. The Company has a irrevocable standby letter of credit issued to protect against potential liabilities stemming from the Company’s self insurance plan, which is collateralized by a $500,000 certificate of deposit (see Note 1).

NOTE 11.      COMMITMENTS AND CONTINGENCIES

Leases

The Company leased office facilities from a related entity on a month-to-month basis through December 31, 2002 paying a monthly rental of approximately $10,500. On March 1, 2003, the Company entered into a lease agreement with a third party for its new office facility. The lease matures on April 30, 2008 with an option to extend the lease through April 30, 2010. Monthly rent payments starting on May 1, 2003 are $6,902 and increase yearly at fixed amount up to $8,241 in 2010. The Companies also leases various equipment and vehicles under non-cancelable operating leases expiring through 2006. Office facility and equipment rent expense for the years ended December 31, 2002 and 2001 was approximately $568,000 and $479,000, respectively.

Approximate future minimum lease payments under non-cancelable office and equipment lease agreements are as follows:

Year ending December 31:
2003	$220,000
2004	162,000
2005	101,000
2006	93,000
2006	92,000
Thereafter	31,000
$699,000

Litigation

The Company, from time to time, is involved in litigation arising during the ordinary course of business. Based on currently available information, management believes that the resolution of pending claims will not have a material adverse effect on the Companies’ operating results or financial position.

NOTE 12.      INCOME TAXES

The (benefit from) provision for income taxes consists of the following:

	2002	2001
Current:
Federal	$(56,899)	$(91,068)
State	(9,479)	(15,007)
	$(66,378)	$(106,075)
Deferred:
Federal	$(680)	$102,371
State	(120)	18,066
	$(800)	$120,437

The net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Significant components of the Company’s deferred income tax assets and liabilities are as follows:

	2002	2001
Current Deferred Income Tax Assets:
Amortization	$66,700	$48,200
State net operating loss carry forward	35,900	5,900
Self-insurance reserve	3,200	—
	105,800	54,100
Current Deferred Income Tax Liabilities:
Allowance for doubtful accounts	(93,600)	(36,800)
Depreciation	(8,500)	(8,700)
Self-insurance reserve	—	(5,700)
	(102,100)	(51,200)
Valuation Allowance	—	—
	$3,700	$2,900

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2005

(In Thousands)

ASSETS
Current Assets:
Cash	$37
Certificate of deposit	592
Accounts receivable, less allowance for doubtful accounts of $265	3,590
Billings in process	668
Deferred tax asset	109
Due from related parties and stockholders	1,114
Other current assets	231
Total current assets	6,341
Property and Equipment, Net	1,050
Other Assets:
Deferred tax asset	344
Goodwill	142
Intangible assets, net	238
Deposits and other	130
854
$8,245
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdraft	$161
Accounts payable	247
Accrued liabilities	1,354
Line of credit	2,024
Current portion of long-term debt	477
Total current liabilities	4,263
Due to Stockholder	190
Derivative Liability	339
Long-Term Debt, Net	2,946
Total liabilities	7,738
Commitments and Contingencies
Stockholders’ Equity
Common stock, $.01 par value; authorized 50,000 shares; 13,285 shares issued and outstanding	133
Unearned ESOP shares	(2,656)
Additional paid-in capital	85
Accumulated other comprehensive loss	(339)
Retained earnings	3,307
Treasury stock, 29 shares at cost	(23)
Total stockholders’ equity	507
$8,245

See notes to unaudited consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(In Thousands)

	2005	2004
Service Revenues	$28,885	$29,305
Direct Costs	23,682	23,896
Gross Margin	5,203	5,409
General and Administrative Expenses	5,286	4,912
Income (Loss) from Operations	(83)	497
Other Income (Expense):
Interest expense	(346)	(338)
Other income	7	—
	(339)	(338)
Income (Loss) Before Provision (Benefit) for Income Tax	(422)	835
Provision (Benefit) for Income Taxes:
Current	(4)	129
Deferred	(163)	—
	(167)	129
Net Income (Loss)	$(255)	$706

See notes to unaudited consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

UNAUDITED    CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

NINE MONTHS ENDED SEPTEMBER 30, 2005

(In Thousands)

	Common Stock		Unearned ESOP	Additional Paid-In	Accumulated Other Comprehensive	Retained	Treasury
	Shares	Amount	Shares	Capital	Loss	Earnings	Stock	Total
Balance, December 31, 2004	13,285	$133	$(2,987)	$98	$(407)	$3,562	$—	$399
Nine Months Ended September 30, 2005:
Release of ESOP shares	—	—	331	(13)	—	—	—	318
Net loss	—	—	—	—	—	(255)	—	(255)
Treasury stock redemptions							(23)	(23)
Fair market value adjustment on derivatives	—	—	—	—	68	—	—	68
Balance, September 30, 2005	13,285	$133	$(2,656)	$85	$(339)	$3,307	(23)	$507

See notes to unaudited consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(In Thousands)

	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	$(255)	$30
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	178	149
Provision for doubtful accounts	15	26
Amortization	81	66
Release of ESOP shares	317	348
Deferred taxes	(163)	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	108	752
Billings in process	(154)	(696)
Other current assets	(110)	(50)
Deposits and other	156	(2)
Increase in accounts payable and accrued liabilities	(214)	(153)
Net cash provided by (used in) operating activities	(41)	470
Cash Flows from Investing Activities:
Increase in certificate of deposit	(92)	—
Purchases of property and equipment	(99)	(212)
Advances to stockholder	(475)	(51)
Acquisition of intangible assets	(106)	—
Net cash used in investing activities	(772)	(263)
Cash Flows from Financing Activities:
Net borrowings on line of credit	469	353
Principal payments on long-term debt	(274)	(365)
Net repayments from stockholders	190	—
Treasury stock purchase	(23)	—
Increase in bank overdraft	98	—
Net cash provided by (used in) financing activities	460	(12)
Net Increase (Decrease) in Cash	(353)	195
Cash, Beginning	390	341
Cash, Ending	$37	$536
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$331	$338
Income taxes	$—	$—

See notes to unaudited consolidated financial statements.

THE CORNWALL GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
(In Thousands)

(1) BASIS OF PRESENTATION

The financial information for the nine months ended September 30, 2005 and 2004 is unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the period indicated has been included.  For further information regarding the Company’s accounting policies, refer to the Consolidated Financial Statements and related notes included elsewhere in this Form 8-K. Operating results for interim periods are not necessarily indicative of results to be expected for a full year.

(2) RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued its final standard on accounting for share-based payments (“SBP”), FASB Statement No. 123R (revised 2004), Share-Based Payment. The Statement requires companies to expense the value of employee stock options and similar awards. Under FAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date for public companies is interim and annual periods beginning after January 1, 2006, and applies to all outstanding and unvested SBP awards at a company’s adoption. Management does not anticipate that this Statement will have a significant impact on the Company’s consolidated financial statements.

(3) INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which is an asset and liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The deferred tax asset was approximately $452 as of September 30, 2005.

(4) INTEREST RATE SWAPS

The Company is exposed to market risk from changes in interest rates. To manage this market risk, the Company may enter into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount. The Company has entered into a swap agreement to convert variable rate debt to a fixed rate. Interest payments received and payable under the terms of the interest rate swap agreement are accrued over the period to which the payment relates and the net difference is treated as an adjustment of interest expense related to the underlying liability. Changes in the underlying market value of the remaining swap payments are recognized in income when the underlying liability being hedged is extinguished or partially extinguished to a level less than the notional amount of the interest rate swap. The Company uses derivative financial instruments only to manage interest rate risks.

During the nine months ended September 30, 2005, the Company made interest payments of approximately $102 under the swap agreement. At September 30, 2005, the estimated fair value of the

THE CORNWALL GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
SEPTEMBER 30, 2005
(In Thousands)

(4) INTEREST RATE SWAPS (Continued)

interest rate swap was approximately $338 and is reflected as a derivative liability with a corresponding balance in accumulated other comprehensive loss in the accompanying consolidated financial statements.

(5) ACCRUED LIABILITIES

Accrued payroll	$565
Income taxes payable	252
Accrued insurance claims	135
Accrued payroll taxes	300
Sales tax payable	53
Accrued other	49
$1,354

(6) EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who work 1,000 or more hours per year. The Company loaned the ESOP $5,000 that it obtained through bank financing for the purposes of acquiring 5,000 shares of the Company’s common stock (the ESOP shares) from existing stockholders. The ESOP shares initially were pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid during the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the Company reports in its balance sheet the debt of the ESOP and Unearned ESOP Shares, which are the ESOP shares pledged as collateral for the debt. As shares are released from collateral, the Company reports compensation expense based on the average market price of the shares during the year.

Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. The Company did not declare dividends subsequent to the effective date of the ESOP. ESOP compensation expense was approximately $266 for the nine months ended September 30, 2005.

The ESOP shares were as follows as of September 30, 2005:

Allocated shares	2,013
Shares released for allocation	333
Unearned shares	2,654
Total ESOP shares	5,000

THE CORNWALL GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
SEPTEMBER 30, 2005
(In Thousands)

(6) EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) (Continued)

Leases

The Company leases various office facilities from a third party, which mature at various dates through April 30, 2008. One lease agreement includes an option to extend the lease through April 30, 2010. Monthly rent payments, which increase yearly at fixed amounts, range from $2 to $9 per month at September 30, 2005. The Companies also lease various equipment and vehicles under non-cancelable operating leases expiring through April 2009. Office facility and equipment rent expense for the nine months ended September 30, 2005 was approximately $643.

Approximate future minimum lease payments under non-cancelable office and equipment lease agreements for the succeeding fiscal years are as follows:

Year ending September 30:
2006	$269
2007	203
2008	162
2009	34
2010	2
$670

Litigation

The Company, from time to time, is involved in litigation arising during the ordinary course of business. Based on currently available information, management believes that the resolution of pending claims will not have a material adverse effect on the Companies’ operating results or financial position.

(8) INCOME TAXES

The benefit from income taxes consists of the following:

	2005	2004
Current:
Federal	$4	$129
State	—	—
	$4	$129
Deferred:
Federal	$139	$—
State	24	—
	$163	$—

THE CORNWALL GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
SEPTEMBER 30, 2005
(In Thousands)

(8) INCOME TAXES (Continued)

The net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes.

Significant components of the Company’s deferred income tax assets and liabilities are as follows:

Current Deferred Tax Assets:
Accounts receivable, due to allowance for doubtful accounts	$105
Self-insurance reserve	4
109
Long-Term Deferred Tax Assets:
Deferred state tax	$(10)
Charitable contribution carryover	1
NOL carryover	243
ESOP compensation	92
Amortization	112
Depreciation	(76)
Goodwill basis difference	(18)
344
Total Deferred Tax Asset	$453

(9) SUBSEQUENT EVENT

In October 2005, the Company completed a Stock Purchase Agreement with TRI-S Security Corporation, a Georgia corporation (the “Purchaser”) whereby the Purchaser acquired all the outstanding common stock, including all unallocated ESOP shares, from the stockholders of the Company.

Following the closing of the acquisition, the Company repaid all of its outstanding debt, which was subject to certain prepayment penalties of approximately $342.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the common stock being registered hereby. All amounts are estimates except the SEC.

SEC registration fee	$1,300
Printing and engraving expenses	15,000
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Blue Sky fees and expenses (including legal fees)	10,000
Miscellaneous	3,700
Total	$100,000

Item 14.                 Indemnification of Directors and Officers

Our amended articles of incorporation eliminate the personal liability of our directors to the Company or our shareholders for monetary damage for any breach of duty as a director, provided that we cannot eliminate or limit the liability of a director for:

•       a breach of duty involving appropriation of a business opportunity of the Company;

•       an act or omission which involves intentional misconduct or a knowing violation of law;

•       any transaction from which the director receives an improper personal benefit; or

•       unlawful corporate distributions.

In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required.

Our amended bylaws require us to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was one of our directors or officers, against liability incurred by the director of officer in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

•       any appropriation, in violation of such director’s or officer’s duties, of any business opportunity of the Company;

•       acts or omissions which involve intentional misconduct or a knowing violation of law;

•       unlawful corporate distributions; or

•       any transaction from which such officer or director received an improper personal benefit.

Our board of directors also has the authority to extend to employees and agents the same indemnification rights held by directors. Indemnified persons would also be entitled to have us advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to our officers and directors pursuant to these provisions, the SEC has informed us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into separate indemnity agreements with each of our directors whereby we agree to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in our amended articles of incorporation and amended bylaws.

Item 15.               Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to a limited number of individuals, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder (“Regulation D”) or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each instance, the recipients were accredited investors, as that term is defined in Rule 501 of Regulation D, or were employees or independent contractors of ours. All recipients had adequate access, through their relationships with us, to information about us. Set forth below is a description of the issuances of unregistered securities made by the Company since its inception.

•       On November 11, 2001, we issued 2,500,000 shares of common stock to our founder, Mr. Farrell for aggregate consideration of $100,000, 50% of which was paid by Mr. Farrell by means of issuing a promissory note in favor of the Company and 50% of which was paid by Mr. Farrell by providing services to us with a market value of at least $50,000.

•       On December 31, 2001, we issued 10,000 shares of Series B Convertible Preferred Stock to Richard Kendall, an accredited investor, for a purchase price of $5.00 per share.

•       On January 1, 2002, we issued to Mr. Farrell, pursuant to that certain Employment Agreement dated as of January 1, 2002, a ten-year option to purchase 300,000 shares of common stock at an exercise price of $.04 per share, vesting 100,000 shares on each of December 31, 2002, December 31, 2003 and December 31, 2004.

•       On March 21, 2002, we issued 20,000 shares of Series B Convertible Preferred Stock to Douglas F. Ball, an accredited investor, for a purchase price of $5.00 per share.

•       On March 30, 2002, we issued (i) 4,500 shares of common stock to Rodney A. Taylor in exchange for executive search services Mr. Taylor provided to us; (ii) 4,500 shares of common stock to Kenneth E. Moore in exchange for executive search services Mr. Moore provided to us; (iii) 9,000 shares of common stock to Michael McKinzie in exchange for executive search    services Mr. McKinzie provided to us; and (iv) 25,000 shares of common stock to Timothy J. McGaughey in exchange for legal services Mr. McGaughey provided to us.

•       On April 29, 2002, we issued 10,000 shares of Series B Convertible Preferred Stock to Robert Parker, an accredited investor, for a purchase price of $5.00 per share.

•       On November 11, 2002, we issued (i) 10,000 shares of Series A Convertible Preferred Stock to Bryant W. Scott, an accredited investor, for a purchase price of $5.00 per share; (ii) 10,000 shares of Series A Convertible Preferred Stock to Harold E. Hodge, an accredited investor, for a purchase price of $5.00 per share; and (iii) 10,000 shares of Series A Convertible Preferred Stock to June D. Hodge, an accredited investor, for a purchase price of $5.00 per share.

•       On May 12, 2003, we issued 5,000 shares of Series A Convertible Preferred Stock to Mr. Parker, an accredited investor, for a purchase price of $5.00 per share.

•       On July 3, 2003, we issued (i) 5,000 shares of Series A Convertible Preferred Stock to Ms. Hodge, an accredited investor, for a purchase price of $5.00 per share; and (ii) 5,000 shares of Series A Convertible Preferred Stock to Mr. Hodge, an accredited investor, for a purchase price of $5.00 per share.

•       On August 20, 2003, we issued (i) 50,000 shares of Series A Convertible Preferred Stock to Michael F. Bennett, an accredited investor, for a purchase price of $5.00 per share; and (ii) 15,000 shares of Series A Convertible Preferred Stock to Southwick Capital, LLC, an accredited investor, for a purchase price of $5.00 per share.

•       On March 3, 2004, we issued 10,000 shares of Series B Convertible Preferred Stock to Mr. Bennett, an accredited investor, for a purchase price of $5.00 per share.

•       On March 3, 2004, we issued 15,000 shares of common stock to Mr. Bennett in exchange for consulting services rendered by such individual to us.

•       In July 2004, we issued a warrant to purchase 50,000 shares of common stock with an exercise price of $1.00 per share to BRE LLC in connection with entering into our credit agreement.

•       On February 8, 2005, pursuant to the Exchange and Recapitalization Agreement between us and all the holders of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and all holders of rights to acquire our common stock, we effected an exchange and recapitalization of our outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to acquire our common stock in which all of our outstanding (i) common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was exchanged for an aggregate of 1,200,000 shares of common stock and (ii) rights to acquire our common stock were exchanged for rights to purchase an aggregate of 113,269 shares of common stock..

•       On March 3, 2005, we issued 15,000 shares of common stock to Douglas Ball pursuant to that certain Letter Agreement between us and Mr. Ball.

•       On April 6, 2005, we issued 8,700 shares of common stock to Barretto Pacific Corporation in exchange for public relations services rendered by it to us.

•       On April 26, 2005, we issued 10,000 shares of common stock to an individual in exchange for services rendered by such individual us.

•       On April 26, 2005, we issued an aggregate of 20,000 shares of common stock to Charles Keathley and Robert Luther, two former shareholders of Paragon Systems, pursuant to that certain Agreement Regarding Notes and Preferred Shares among us, Paragon Systems and the former shareholders of Paragon Systems, dated as of September 29, 2004 and amended on October 6, 2004.

•       On April 26, 2005, we a three-year warrant to purchase 25,000 shares of Common Stock at an exercise price of $6.00 per share to a public relations firm in exchange for services rendered by the firm to the Company.

•       On August 1, 2005, we issued to Leslie Kaciban in connection with his employment agreements with Paragon Systems and pursuant to our 2004 Stock Incentive Plan a five-year qualified stock option to purchase 50,000 shares of common stock at an exercise price of $4.27 per share which vests and first becomes exercisable with respect to one-third of the underlying shares of common stock on each of August 1, 2006, August 1, 2007 and August 1, 2008.

•       On August 1, 2005, we issued to Mark Machi in connection with his employment agreements with Paragon Systems and pursuant to our 2004 Stock Incentive Plan a five-year qualified stock option to purchase 50,000 shares of common stock at an exercise price of $4.27 per share which vests and first becomes exercisable with respect to one-third of the underlying shares of common stock on each of August 1, 2006, August 1, 2007 and August 1, 2008.

•       On September 2, 2005, we issued to accredited investors Notes with an aggregate principal  amount of $1,015,000 and Investor Warrants to purchase an aggregate of 105,72 8 shares of common for an aggregate purchase price of $1,015,000.

•       On September 30, 2005, we issued to accredited investors Notes with an aggregate principal amount of $1,100,000 and Investor Warrants to purchase an aggregate of 114,528 shares of common for an aggregate purchase price of $1,100,000.

•       On October 12, 2005, we issued to accredited investors Notes with an aggregate principal amount of $4,325,000 and Investor Warrants to purchase an aggregate of 450,519 shares of common for an aggregate purchase price of $4,325,000.

•       On October 14, 2005, we issued to accredited investors Notes with an aggregate principal amount of $1,575,000 and Investor Warrants to purchase an aggregate of 164,062 shares of common for an aggregate purchase price of $1,575,000.

•       On December 21, 2005, we issued to our placement agent in the Private Placement and such agent’s employees Broker Warrants to purchase an aggregate of 250,468 shares of common stock in exchange for services rendered to us in the Private Placement.

Item 16.                 Exhibits and Financial Statement Schedules

(a)          Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b)         Financial Statement Schedules.

Any schedules required to be filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 17.               Undertaking

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             If the Registrant is relying on Rule 430B:

(A)       Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)       Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on February 9, 2006.

TRI-S SECURITY CORPORATION
By:	/s/ RONALD G. FARRELL
Ronald G. Farrell
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Name	Title	Date

	/s/ RONALD G. FARRELL	Chairman of the Board and	February 9, 2006
	Ronald G. Farrell	Chief Executive Officer
	/s/ ROBERT K. MILLS	Chief Financial Officer	February 9, 2006
	Robert K. Mills	(Principal Financial Officer and
Principal Accounting Officer)
	*	Director	February 9, 2006
James M. Logsdon
	*	Director	February 9, 2006
Lee K. Toole
	*	Director	February 9, 2006
James A. Verbrugge

By:	/s/ RONALD G. FARRELL
Ronald G. Farrell
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
1.1	Form of Underwriting Agreement entered into in connection with the Initial Public Offering.	Incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
2.1	Stock Purchase Agreement dated February 23, 2004, among the Company and Charles Keathley, Robert Luther, Harold Bright and John Wilson.	Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
3.1	Amended and Restated Articles of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
3.2	Amended and Restated Bylaws.	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.1	Form of Representative’s Option for the Purchase of Warrants.	Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.2	Form of Representative’s Option for the Purchase of Common Stock.	Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.3	Specimen Common Stock Certificate.	Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.4	Form of Warrant Agreement.	Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.5	Form of Warrant Issuable to Underwriters Upon Exercise of Option.	Incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.6	Specimen Warrant Certificate.	Incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
4.7	Specimen Unit Certificate.	Incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

4.8	Form of 10% Callable Convertible Promissory Note issued by the Company in connection with the private placement of securities conducted on September 2, 2005.	Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
4.9	Form of Warrant to purchase shares of the Company’s common stock issued by the Company in connection with the private placement of securities conducted on September 2, 2005.	Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
4.10	Form of Registration Rights Agreement entered into by the Company and the investors signatory thereto in connection with the private placement of securities conducted on September 2, 2005.	Incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
4.11	Form of 10% Callable Convertible Promissory Note issued by the Company in connection with the private placement of securities conducted on September 30, 2005, October 12, 2005 and October 14, 2005.	Incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
4.12

Form of Warrant to purchase shares of the Company’s common stock issued by the Company in connection with the private placement of securities conducted on September 30, 2005, October 12, 2005 and October 14, 2005.

Incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
4.13

Form of Registration Rights Agreement entered into by the Company and the investors signatory thereto in connection with the private placement of securities conducted on September 30, 2005, October 12, 2005 and October 14, 2005.

Incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
4.14	Warrant to purchase the Company’s common stock which may be issued to BRE LLC.	Incorporated by reference to Appendix G to the Company’s Definitive Proxy Statement filed on January 30, 2006.
4.15	Warrant to purchase the Company’s common stock which may be issued to LSQ Funding Group, L.C.	Incorporated by reference to Appendix F to the Company’s Definitive Proxy Statement filed on January 30, 2006.
5.1	Opinion of Rogers & Hardin LLP	Filed herewith.
10.1	Factoring and Security Agreement dated as of February 27, 2004, between Paragon Systems, Inc. and LSQ Funding Group, L.L.C.	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.2	Assignment of Contract Proceeds dated as of February 27, 2004, between Paragon Systems, Inc. and LSQ Funding Group, L.L.C.	Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

10.3	Assignment of Factoring Credit Balances dated as of July 27, 2004, among Paragon Systems, Inc., LSQ Funding Group, L.L.C. and BRE LLC.	Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.4	Promissory Note dated July 27, 2004, made by Paragon Systems, Inc. in favor of BRE LLC in principal amount of $400,000.	Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.5	Security Agreement dated July 27, 2004, between Paragon Systems, Inc. and BRE LLC.	Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.6	Agreement Regarding Notes and Preferred Shares dated as of September 29, 2004, among the Company, Paragon Systems, Inc., Harold Bright, Charles Keathley, Robert Luther and John Wilson.	Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.7	Letter Agreement dated October 6, 2004, between the Company, Paragon Systems, Inc., Charles Keathley and Robert Luther.	Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.8	Consent Agreement to Extend Promissory Notes dated as of September 7, 2004 among the Company, Paragon Systems, Inc., Harold Bright and John Wilson.	Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.9	Promissory Note dated February 24, 2004, made by the Company in favor of Harold Bright in the principal amount of $526,900.	Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.10	Amended and Restated Promissory Note dated September 29, 2004, made by the Company in favor of Charles Keathley in principal amount of $2,983,750.	Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.11	Amended and Restated Promissory Note dated September 29, 2004, made by the Company in favor of Robert Luther in principal amount of $1,462,450.	Incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.12	Promissory Note dated February 24, 2004, made by the Company in favor of Tom Wilson in the principal amount of $526,900	Incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.13

Amended and Restated Promissory Note dated September 29, 2004, made by Paragon Systems, Inc. in favor of Charles Keathley, both individually and as agent for Robert Luther, Harold Bright and John Wilson, in principal amount of $706,507.

Incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.14	Pledge and Assignment of Stock and Security Agreement dated September 29, 2004, between the Company and Charles Keathley.	Incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

10.15	Pledge and Assignment of Stock and Security Agreement dated September 29, 2004, between the Company and Robert Luther.	Incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.16	Promissory Note dated February 24, 2004, made by the Company in favor of Harold Bright in principal amount of $143,700.	Incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.17	Promissory Note dated February 24, 2004, made by the Company in favor of Charles Keathley in principal amount of $813,750.	Incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.18	Promissory Note dated February 24, 2004, made by the Company in favor of Robert Luther Bright in principal amount of $398,850.	Incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.19	Promissory Note dated February 24, 2004, made by the Company in favor of John Wilson in principal amount of $143,700.	Incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.20	Security Agreement dated February 24, 2004, between the Company and Harold Bright.	Incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.21	Security Agreement dated February 24, 2004, between the Company and Charles Keathley.	Incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.22	Security Agreement dated February 24, 2004, between the Company and Robert Luther.	Incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.23	Security Agreement dated February 24, 2004, between the Company and John Wilson.	Incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.24	Employment Agreement dated January 1, 2002, between the Company and Ronald G. Farrell. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.25	Employment Agreement dated February 24, 2004, between Paragon Systems, Inc. and Charles Allbritten. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.26	Employment Agreement dated February 24, 2004, between Paragon Systems, Inc. and Harold Bright. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

10.27	Employment Agreement dated February 24, 2004, between Paragon Systems, Inc. and Carla J. Cilyok. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.28	Employment Agreement dated February 24, 2004, between Paragon Systems, Inc. and Charles Keathley. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.29	Employment Agreement dated February 24, 2004, between Paragon Systems, Inc. and Robert N. Luther. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.30	Employment Agreement dated February 24, 2004, between Paragon Systems, Inc. and John T. Wilson. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.31

Form of Exchange and Recapitalization Agreement among the Company and the holders of the Company’s outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.32	Office Lease Agreement dated November 2003, between Paragon Systems, Inc. and Southpark Office Centre.	Incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.33	Lease Agreement dated October 7, 2003, between Paragon Systems, Inc. and Gwen Reed for 2319 Market Place, Huntsville, Alabama.	Incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.34	Lease Agreement dated October 7, 2003, between Paragon Systems, Inc. and Gwen Reed for 3317 Triana Boulevard, Huntsville, Alabama.	Incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.35	Office Services Agreement, between the Company and Interactive Offices Mansell, LLC.	Incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.36	Building Lease Agreement dated June 29, 1996, between Paragon Systems, Inc. and Charles Keathley and Robert Luther.	Incorporated by reference to Exhibit 10.36 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.37	Agreement dated May 5, 2003, among Paragon Systems, Inc. and International Union of Security, Police and Fire Professionals of America.	Incorporated by reference to Exhibit 10.37 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.38	Agreement dated December 16, 2003 among Paragon Systems Inc. and International Union, Security, Police, and Fire Professionals of America.	Incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

10.39	Agreement dated March 1, 2002, between Paragon Systems, Inc. and International Technical and Professional Employees Union, AFL-CIO.	Incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.40	Agreement dated December 1, 2003 between Paragon Systems, Inc. and United Union of Security Guards.	Incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.41	Joint Venture limited Liability Company Agreement for Army Fleet Support, LLC.	Incorporated by reference to Exhibit 10.41 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.42	2004 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.42 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.43	Form of Indemnification Agreement.	Incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.44	Paragon Systems, Inc. 401(k) Profit Sharing Plan, as amended.	Incorporated by reference to Exhibit 10.44 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.45	Federal Government Contract # DAAH01-00-C-0057.	Incorporated by reference to Exhibit 10.45 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.46	Federal Government Contract # TFTC-00-22, as amended.	Incorporated by reference to Exhibit 10.46 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.47	Federal Government Contract # DTCG-84-01-N-AA8002, as amended.	Incorporated by reference to Exhibit 10.47 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.48	Federal Government SubContract # DASG60.	Incorporated by reference to Exhibit 10.48 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.49	Federal Government Contract # ###-##-####, as amended.	Incorporated by reference to Exhibit 10.49 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.50	Federal Government Contract # DTCG84-03-F-3N4005.	Incorporated by reference to Exhibit 10.50 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

10.51	Federal Government Contract # NS-7790.	Incorporated by reference to Exhibit 10.51 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.52	Federal Government Contract # 600-00-60012.	Incorporated by reference to Exhibit 10.52 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.53	Federal Government Contract # 0600-03-60006.	Incorporated by reference to Exhibit 10.53 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.54	Federal Government Contract # DACW38-03-D-0002.	Incorporated by reference to Exhibit 10.54 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.55	Federal Government Contract # GS-07F-0418K, as amended.	Incorporated by reference to Exhibit 10.55 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.56	Federal Government Contract # GS-07F-0418K, as amended.	Incorporated by reference to Exhibit 10.56 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.57	Federal Government Contract # AFR-RHG-05-C-001.	Incorporated by reference to Exhibit 10.57 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.58	Form of Market Stand-Off Agreement.	Incorporated by reference to Exhibit 10.58 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.59	Consulting Agreement dated March 25, 2002 between the Company and Douglas Ball.	Incorporated by reference to Exhibit 10.59 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.60	Employment Agreement dated March 25, 2002 between the Company and Douglas Ball.	Incorporated by reference to Exhibit 10.60 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.61	Letter Agreement dated December 7, 2004 between the Company and Douglas Ball.	Incorporated by reference to Exhibit 10.61 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.62	Letter Agreement dated November 30, 2004 among the Company, Charles Keathley and Robert Luther.	Incorporated by reference to Exhibit 10.62 to the Company’s Registration Statement on Form S-1 (No. 333-119737).

10.63	Letter Agreement dated December 14, 2004 among the Company, Harold Bright and John Wilson.	Incorporated by reference to Exhibit 10.63 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.64	Amendment No. 1 to Employment Agreement between the Company and Ronald G. Farrell. Represents an executive compensation plan of agreement.	Incorporated by reference to Exhibit 10.64 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.65	Form of Consulting Agreement among the Company, Capital Growth Financial, LLC and Bathgate Capital Partners LLC.	Incorporated by reference to Exhibit 10.65 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.66	Promissory Note made by Ronald G. Farrell in favor of the Company dated December 31, 2004.	Incorporated by reference to Exhibit 10.66 to the Company’s Registration Statement on Form S-1 (No. 333-119737).
10.67	Amendment to Credit Agreement, dated as of December 30, 2005, among the Company, its subsidiaries, LSQ Funding Group, L.C. and BRE LLC.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 6, 2006.
10.68	Amendment to Pledge Agreement, dated as of October 19, 2005 but executed on December 30, 2005, among the Company, LSQ Funding Group, L.C. and BRE LLC.	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on January 6, 2006.
10.69	Employment Agreement between Paragon Systems, Inc. and Leslie Kaciban dated July 29, 2005.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on August 4, 2005.
10.70	Tri-S Security Corporation 2004 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.42 to the Company’s Registration Statement on Form S-1, as amended (No. 333-119737).
10.71	Form of Qualified Stock Option Agreement.	Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (No. 333-129097).
10.72	Form of Non-Qualified Stock Option Agreement.	Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (No. 333-129097).
10.73	Employment Agreement between Paragon Systems, Inc. and Mark Machi dated July 29, 2005.	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on August 4, 2005.
10.74	Lease Agreement between the Company and V.V. Georgia, L.P. dated June 2005.	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report for the quarter ended June 30, 2005.

10.75	Letter Agreement dated August 10, 2005 between the Company and Ronald G. Farrell. Represents an executive compensation arrangement or plan.	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report for the quarter ended June 30, 2005.
10.76	Letter Agreement between the Company and E. Wayne Stallings dated August 12, 2005.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on August 18, 2005.
10.77	Earnest Money Escrow Agreement dated as of August 30, 2005, among the Company, The Cornwall Group, Inc., the Shareholder Representative and Berman Renert Vogl & Mandler, P.A.	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on September 2, 2005.
10.78	Promissory Note dated October 18, 2005 in principal amount of $250,000 made by the Company in favor of the Shareholder Representative.	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.79	Credit Agreement dated as of October 18, 2005 among the Company, its subsidiaries, LSQ Funding Group, L.C. and BRE LLC.	Incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.80	Factoring and Security Agreement dated as of October 18, 2005 among the Company, its subsidiaries and LSQ Funding Group, L.C	Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.81	Security Agreement dated as of October 18, 2005 among the Company, its subsidiaries, LSQ Funding Group, L.C. and BRE LLC	Incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.82	Pledge Agreement dated as of October 18, 2005 among the Company, LSQ Funding Group, L.C. and BRE LLC	Incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.83	Guaranty Agreement dated as of October 18, 2005 among the Company, its subsidiaries, LSQ Funding Group, L.C. and BRE LLC	Incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.84	Employment Agreement between The Cornwall Group, Inc. and David H. Shopay dated October 18, 2005	Incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.85	Escrow Agreement dated as of October 18, 2005 among the Company, SunTrust Bank and the Shareholder Representative.	Incorporated by reference to Exhibit 99.9 to the Company’s Current Report on Form 8-K filed on October 24, 2005.
10.86	Factoring Agreement dated April 2005 between Paragon Systems, Inc. and LSQ Funding Group, L.L.C.	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

10.87	Summary of Compensation Arrangements of Board of Directors of the Company.	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
21.1	Subsidiaries of the Registrant.	Previously filed.

23.1	Consent of Miller Ray & Houser LLP (Tri-S Security Corporation).	Filed herewith.
23.2	Consent of Miller Ray & Houser LLP (Paragon Systems, Inc.).	Filed herewith.
23.3	Consent of Rachlin, Cohen and Holtz, LLP	Filed herewith.
24.1	Powers of Attorney (included on the signature page hereto).	Previously filed.